UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Chico’s FAS, Inc.

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2021 PROXY STATEMENT
And Notice of Annual Meeting of Shareholders To be held June 24, 2021

CHICO’S FAS, INC.
May 7, 2021
TO OUR SHAREHOLDERS:

It is my pleasure to invite you to attend our 2021 Annual Meeting of Shareholders at 9:00 A.M., ET, on Thursday, June 24, 2021 to be held virtually via the Internet for the safety of all of our people, including our shareholders, in light of the coronavirus outbreak, or COVID-19 pandemic. The meeting will begin with a discussion and voting on the matters described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, followed by a report on Chico’s FAS, Inc.’s (the “Company”) financial performance.
This booklet includes the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement is a critical element of the corporate governance process. Its purpose is to provide you with information about the Company’s Board of Directors and executive officers and the proposals that require your vote. Please read these materials so you will understand what business will be transacted and voted upon at the meeting.
We are pleased to rely on Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a printed copy of our proxy materials (i.e., the Notice of Annual Meeting, the Proxy Statement, our 2020 Annual Report, and a form proxy card or voting instruction form). The Notice of Internet Availability contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice of Internet Availability also contains instructions on how to request a printed copy of our proxy materials. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail. This process allows us to provide our shareholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
As COVID-19 continues to impact the retail industry, our Board and management team have thoughtfully and respectfully put measures in place to help the Company navigate these challenges and safeguard our associates, customers and the Company. During this unprecedented time, our teams continue to have an unwavering focus on being a customer led digital first company. The Board remains fully confident in the future success of Chico’s FAS, which is underpinned by the Company’s solid strategy, compelling product, managing inventory and outstanding executive leadership team and talented associates.
On behalf of our associates and directors, I thank you for your continued support and confidence in our Company.

BONNIE R. BROOKS
Executive Chair of the Board

CHICO’S FAS, INC.
11215 Metro Parkway
Fort Myers, Florida 33966
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 24, 2021
To the shareholders of Chico’s FAS, Inc.:
■    TIME
9:00 A.M., ET, on Thursday, June 24, 2021
■    ACCESS*
Our Annual Meeting can be accessed virtually at: www.virtualshareholdermeeting.com/CHS2021
*In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our stakeholders, including our shareholders, and taking into account federal, state and local guidance that has been issued, we have determined that the 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to attend the virtual meeting, please see Information About the 2021 Annual Meeting and Voting. Shareholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.
■    ITEMS OF BUSINESS
1.	To elect nine directors, each to serve for a one-year term;
2.	To approve an advisory resolution approving the compensation of our named executive officers;
3.	To approve the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan;
4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2022 (fiscal 2021); and
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
■    RECORD DATE
You can vote if you were a shareholder of record as of the close of business on April 26, 2021.
■    ANNUAL REPORT
Our 2020 Annual Report, which is not a part of the proxy soliciting material, is available online or enclosed, as further discussed below.
■    PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You are urged to date, sign and promptly return the proxy card in the envelope provided to you, if you receive a printed copy of the proxy materials, or to use the telephone or Internet method of voting described on your proxy card, voting instruction form, or Notice of Internet Availability even if you plan to attend the Annual Meeting, so that if you are unable to attend the Annual Meeting, your shares can be voted. Voting now will not limit your right to change your vote or to attend the Annual Meeting. If you attend the meeting and desire to vote during the meeting, you may withdraw your prior vote or proxy.
The proxy materials are first being mailed or made available to shareholders on or about May 7, 2021.
By Order of the Board of Directors,

Deidre Richardson
Corporate Secretary

■	PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
2021 Annual Meeting of Shareholders
June 24, 2021	Chico’s FAS, Inc.
9:00 A.M. Eastern Time	www.virtualshareholdermeeting.com/CHS2021
Voting Matters
Your vote is very important to us. Whether or not you plan to attend the 2021 Annual Meeting, we urge you to vote and submit your proxy on all of the proposals to ensure that your shares are represented.
Proposal	Board Recommendation	For more information, see page
Proposal 1 - Election of Directors	FOR each nominee	10
Proposal 2 - Proposal to approve an advisory resolution approving the compensation of our named executive officers	FOR	35
Proposal 3 - Proposal to approve the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan	FOR	63
Proposal 4 - Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2022 (fiscal 2021)	FOR	69
Financial Highlights for 2021
Loss per diluted share for fiscal 2020 was $3.11 compared to loss per diluted share of $0.11 in fiscal 2019. The fiscal 2020 net loss includes approximately $200 million in significant after-tax non-cash charges as a result of the pandemic. The fiscal 2019 net loss includes the unfavorable impact of accelerated depreciation charges of approximately $8 million, after-tax, related to our retail fleet optimization plan and severance and other related net charges of approximately $2 million, after-tax, in connection with actions taken to reposition our then organizational structure. In fiscal 2020, we returned $11 million to shareholders in the form of dividends. Adjusted RONA achieved in fiscal 2020 was -44.3%, excluding the unfavorable impact of significant after-tax non-cash charges as a result of the pandemic. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets. While fiscal 2020 results were significantly impacted by the pandemic, we are committed to best position our brands for profitable growth and enhance the value of our Company as an efficient, effective and agile organization with robust omnichannel capabilities.
6	- 2021 Proxy Statement

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Director Nominees
Our board of directors is elected annually. The board of directors has nominated nine directors for election at the 2021 Annual Meeting, as outlined in the table below, for one-year terms expiring at the Annual Meeting of Shareholders to be held in 2022.
Name	Age	Gender	Tenure	Independent	Primary Occupation	Committees
Bonnie R. Brooks	67	F	4 yrs., 9 mos.		Executive Chair of the Board of Chico’s FAS, Inc.	Chair of the Executive Committee
					Former Chief Executive Officer and President of Chico’s FAS, Inc.	Member of the Merchant Committee

Janice L. Fields	65	F	8 yrs., 0 mos.	√	Retired President of McDonald’s USA, LLC	Chair of the Corporate Governance and Nominating Committee
						Member of the Executive Committee
Deborah L. Kerr	49	F	3 yrs., 10 mos.	√	Managing Director of Warburg Pincus	Member of the Corporate Governance and Nominating Committee
						Member of the Environmental, Social and Governance Committee
						Member of the Human Resources, Compensation and Benefits Committee
Molly Langenstein	57	F	0 yrs., 10 mos.		Chief Executive Officer, President and Director of Chico’s FAS, Inc.	Member of the Executive Committee
John J. Mahoney	69	M	13 yrs., 8 mos.	√	Retired Vice Chairman of Staples, Inc.	Chair of the Human Resources, Compensation and Benefits Committee
						Member of the Audit Committee
						Member of the Executive Committee
Kevin Mansell	68	M	0 yrs., 0 mos.	√	Retired Chairman, Chief Executive Officer and President of Kohl’s Corporation
Kim Roy	62	F	2 yrs., 2 mos.	√	Former Group President of Ralph Lauren North American Wholesale	Chair of the Environmental, Social and Governance Committee
						Chair of the Merchant Committee
						Member of the Audit Committee
David F. Walker	67	M	15 yrs., 10 mos.	√	Former Director of the Accountancy Program at the University of South Florida	Chair of the Audit Committee
						Member of the Environmental, Social and Governance Committee
						Member of the Executive Committee
Stephen E. Watson	76	M	10 yrs., 5 mos.	√	Former Chairman and CEO of Dayton Hudson Department Stores Co.	Member of the Corporate Governance and Nominating Committee
- 2021 Proxy Statement	7

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Corporate Governance Highlights
Our Board operates within a strong set of governance principles and practices, which reflect discussions with our shareholders and monitoring of suggestions by recognized governance experts and the governance practices of other public companies. Our governance policies generally align with the corporate governance principles for U.S. companies developed by the Investor Stewardship Group (“ISG”). Some of our key governance principles and practices include:
Board Accountability to Shareholders
■	Incumbent directors who fail to receive a majority of the votes cast must tender their resignation.
■	Our Board is elected annually.
■	Our Bylaws include a proxy access provision.
■	Shareholders have the right to call special meetings.
■	Our governance documents and Code of Ethics are disclosed on the Company’s website.
■	We have a mechanism for shareholders to communicate with the Board.
Shareholders’ Voting Rights
■	Each common share is entitled to one vote.
■	Shares of common stock are the only outstanding voting securities of the Company.
■
Amendments to our Articles do not require a super majority vote, except for changes to the provisions regarding the election and removal of directors and the vote required for amending the Articles. Our Bylaws may be amended by a vote of the shareholders and shareholders may prescribe in any bylaw approved by them that such bylaw may not be amended by the Board.

Independent Leadership Structure
■	Eight of ten directors are independent.
■	Seven of nine director nominees are independent.
■	The Board has a Lead Independent Director and key committees have all independent members and independent chairs.
■	Our leadership structure is reviewed annually by our Governance Committee.
■	We have a Separate Board Chair and CEO.
■	Independent directors meet in executive session at regularly scheduled board meetings.
■	Our Audit Committee conducts executive sessions with independent auditors, internal audit, Vice President - Legal, and the Chief Financial Officer (“CFO”).
Structures and Practices that Enhance Board Effectiveness
■	Our Board reflects, and we focus on in any search for new directors, a diverse and appropriate mix of experience, skills and background.
■	The Board oversees and reviews at least annually the Company’s Enterprise Risk Management program.
■	Individual directors are required to offer their resignation on certain triggers, including changes in professional circumstances or the attainment of the age of 75.
■	The Board and its committees engage in a robust annual evaluation process.
■	Our directors must limit service on other boards of directors, committees, and business activities that result in significant time commitments or may create legal or independence issues.
■	Our directors may be removed only for cause by shareholders.
■	Our Governance Guidelines which contain many of our governance policies, are reviewed annually and provided on our website.
8	- 2021 Proxy Statement

■

Compensation and Incentive Structure Alignment with Company Goals and Strategy
■	The Company has stock ownership guidelines for our directors and our senior officers.
■	The Company’s Insider Trading Policy prohibits officers and directors from engaging in certain speculative transactions and certain stock pledges.
■	We have an incentive compensation clawback policy.
■	An independent third party evaluates the level of compensation provided to our executive officers.
■	We have incentive compensation practices to ensure alignment with long-term goals.
■
The 2020 Omnibus Plan generally requires a minimum of one-year vesting on grants, prohibits the “recycling” of shares related to stock option exercises, and limits the annual amount of cash and equity compensation that can be granted to non-employee directors for their service as directors. Our annual long-term performance equity grants have a 3-year performance period based on Company performance against specific goals.

■    Compensation Risk Mitigation and Governance Highlights
The following table summarizes certain executive compensation practices that we have implemented to reward performance without encouraging inappropriate or excessive risk taking and align executives’ interests with shareholders’ interests, as well as practices that we avoid because we do not believe they would serve the long-term interest of the shareholders.
	WHAT WE DO		WHAT WE DON’T DO
✔	Align Pay to Performance: Our compensation program for NEOs emphasizes variable pay over fixed pay to ensure a linkage to the Company's short and long-term financial performance.	✗	Offer Significant Perquisites: We do not provide significant perquisites or personal benefits to NEOs.
✔	Retain Meaningful Stock Ownership Requirements: We require senior executives and non-employee directors to maintain Company stock ownership levels to align interests with those of our shareholders.	✗
Offer Supplemental Executive Retirement Plans: As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all associates and a deferred compensation plan available to certain highly compensated associates.

✔
Provide Formal Clawback Policy: We have a compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our Section 16 officers in the event of a financial restatement, regardless of fault, to ensure that incentive-based compensation is based on accurate financial data.
✗
Permit Hedging or Pledging: NEOs and directors are not permitted to hedge their economic exposures to the Company stock and are also prohibited from trading our stock on margin and pledging our stock as collateral for a loan.

✔
Mitigate Undue Risk: We conduct an annual risk assessment of all of our compensation policies and practices. After reviewing the 2020 compensation risk assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
		✗	Provide Excise Tax Gross-Ups: We do not provide excise tax gross-ups on change-in-control severance payments.
✔	Maintain Committee Oversight: The Compensation Committee has the ultimate authority to determine, and reduce if appropriate, compensation provided to our NEOs.
✔	Retain an Independent Compensation Consultant: The Compensation Committee retains an outside independent compensation consultant.
✔
Conduct Regular Shareholder Outreach: We conduct regular shareholder outreach regarding our executive compensation practices, including our alignment of pay to performance, to ensure that our practices are aligned with shareholder expectations and interests.

- 2021 Proxy Statement	9

■	PROPOSAL 1. ELECTION OF DIRECTORS
Our Chico’s FAS, Inc. (the “Company,” “we,” or “us”) Board of Directors (the “Board of Directors” or the “Board”) is comprised of directors with exceptional leadership and governance expertise. This includes fashion merchandising, product development, marketing/consumer insight, e-commerce/social media/digital/omnichannel, retail, store operations, supply chain/sourcing, technology/ERM/cybersecurity, real estate, executive compensation/human resources/human capital, finance, global business/international operations, strategy, business development, and mergers and acquisitions. We are fortunate to have the leadership skills, broad-based knowledge and experience of previously seated public company chief executive officers and chief financial officers. The majority of our directors have also served on the corporate governance committees of other public companies and therefore have extensive expertise in this area. Our Board further employs a very hands-on review of our major corporate initiatives, operations and strategy on an ongoing basis.
Our Board has been steadily refreshed and has what we believe is an optimal range of tenures. The current average director tenure is approximately seven years; approximately 40% have eight or more years of service and approximately 60% have less than five years of service. Our more tenured directors provide important historical insights into our Company’s operations, in addition to their strong governance experience. Notably, the six new directors added since 2016 provide significant fashion merchandising, marketing, retail store operations, supply chain and technology expertise to our Board. Our Board currently consists of ten directors, all of whose terms of office will expire at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). Based on the recommendation of our Corporate Governance and Nominating Committee (the “Governance Committee”), each of Bonnie R. Brooks, Janice L. Fields, Deborah L. Kerr, Molly Langenstein, John J. Mahoney, Kevin Mansell, Kim Roy, David F. Walker and Stephen E. Watson has been nominated by the Board and has agreed to stand for re-election (or election in the case of Mr. Mansell) as a director of the Company to hold office until the 2022 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. Mr. Mansell, who joined the Board on April 26, 2021, was initially recommended to the Governance Committee by the Executive Chair of the Board. William S. Simon is not standing for re-election to the Board at the Annual Meeting. Mr. Simon has served on the Board since 2016 and currently serves as the Lead Independent Director and member of the Human Resources, Compensation and Benefits Committee. The Board of Directors greatly appreciates Mr. Simon’s deep commitment, leadership and many contributions to the Board and to the Company’s growth and progress during his years of service.
Our Restated Articles of Incorporation (“Articles”) provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (in other words, the votes cast “For” the election of such director nominee must exceed the votes cast “Against” his or her election as a director). Although you may abstain from voting with respect to a particular nominee, that abstention will not be considered a vote cast “For” or “Against” that nominee and, as a result, will not impact the election result. Under our Corporate Governance Guidelines (the “Governance Guidelines”), if an incumbent director does not receive the required number of votes in an uncontested election, that director is required to submit in writing his or her irrevocable offer to resign from the Board.
In that situation, our Governance Committee would consider the resignation, evaluate the circumstances, and make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board would act promptly on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it. The Board only will approve as nominees those director candidates who agree to tender such resignation promptly following the certification of the shareholder vote.
The Company’s Governance Guidelines require non-management directors who will reach the age of 75 prior to the next annual meeting of shareholders to submit a letter of resignation from the Board, subject to Board acceptance, to be considered at the first Governance Committee meeting following the immediately preceding annual meeting. The Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the director’s resignation offer. In accordance with this requirement, as he did following the 2019 Annual Meeting of Shareholders, Mr. Watson, who turned 75 in January 2020, provided to Ms. Brooks written notice of his offer, subject to Board acceptance, to resign from the Board, effective as of the Annual Meeting. In the Governance Committee’s deliberations with respect to Mr. Watson’s offer to resign, it considered a number of factors, including the fact that Mr. Watson’s continued service would contribute to the right mix of tenured and newer directors, the desire for Mr. Watson’s expertise on the Board to navigate various strategic matters, as well as the importance of having Board continuity as the new executive leadership transitioned into their new roles and Mr. Watson’s expertise in continuing to drive shareholder value during the Company’s turn-around. Based on the foregoing, on April 26, 2021, the Governance Committee recommended to the Board that it reject Mr. Watson’s offer to resign from the Board, which the Board approved.
At the Annual Meeting, shareholders will be asked to elect the aforementioned nine director nominees to our Board for the ensuing year.
The following information is provided for each person our Board has nominated and recommended for election at the Annual Meeting. It includes the experience, qualifications, attributes, and skills that our Governance Committee and the Board believe are most important to our sustainable success and led them to conclude that the person should be nominated to serve as one of our directors.
10	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Nominees for Election
Bonnie R. Brooks, 67

Skills and Qualifications:
 •  Executive Chair of the Board of Chico’s FAS, Inc.
 •  Former CEO and President of Chico’s FAS, Inc.
 •  Former President and CEO of Hudson’s Bay
 •  Former President of Lane Crawford Joyce Group
 •  Former Global Merchandise Manager of Dickson Concepts (International) Limited
 •  Former EVP and General Merchandise Manager of Holt Renfrew & Company
Current Directorships:
 •  Chico’s FAS, Inc., Executive Committee Chair and Merchant Committee
 •  Rogers Communications Inc., Pension Committee Chair, Human Resources Committee, and Corporate Governance Committee
 •  RioCan Real Estate Investment Trust, Trustee, Investor Committee and Nominating & Governance Committee
Former Directorships: • Abercrombie & Fitch Co. • Empire Company Limited • Royal Ontario Museum • Alignvest Acquisition Corporation • Indigo Books & Music, Inc. • Liquor Control Board of Ontario
Bonnie R. Brooks has been a director since 2016. She was appointed Chief Executive Officer (“CEO”) and President of the Company effective July 30, 2019, after serving as Interim CEO and President since April 24, 2019. In connection with the Company’s leadership transition, she became Executive Chair, effective June 24, 2020. She has more than 30 years of global retail executive leadership experience and most recently (January 2014 to December 2016) served as the Vice Chair of Hudson's Bay Company, a fashion retail group operating through multiple banners, including Hudson's Bay, Lord & Taylor, Saks Fifth Avenue, Saks Off Fifth and Kaufhof. Ms. Brooks joined Hudson's Bay in 2008 as Chief Executive Officer and President. From 2012 to 2014, Ms. Brooks served as President of Hudson's Bay Company, responsible for both Hudson's Bay and Lord & Taylor department stores USA. From 1997 to 2008, Ms. Brooks was based in Hong Kong serving as an executive officer, including as President of the Lane Crawford Joyce Group, a women's fashion retailer with over 500 stores in Asia, and as Global Merchandise Manager for Dickson Concepts (International) Limited, a luxury retail group and owner of Harvey Nichols, UK. Prior to that, Ms. Brooks spent over a decade at Holt Renfrew & Company, a Canada-based fashion department store, in roles that included Executive Vice President and General Merchandise Manager. Ms. Brooks also served on the board of directors of Abercrombie & Fitch Co., a teen apparel retailer. Ms. Brooks currently serves on the board of directors of Rogers Communications Inc., a Canadian diversified communications and media company, and is a trustee of RioCan Real Estate Investment Trust, a North American real estate owner and developer. Ms. Brooks was formerly a director of Empire Company Limited, one of Canada's largest food retailers. She is a member of the Order of Canada.
Ms. Brooks' significant experience in the retail industry, including her experience as a Chief Executive Officer and President of the Company and Hudson’s Bay, has provided her with operational expertise and extensive public company board experience that qualify her to serve on our Board.
- 2021 Proxy Statement	11

■	PROPOSAL 1 Election of Directors
Nominees for Election

Janice L. Fields, 65

Skills and Qualifications:
 •  Retired President, EVP and COO of McDonald’s USA, LLC
Current Directorships:
 •  Chico’s FAS, Inc., Corporate Governance and Nominating Committee Chair and Executive Committee
 •  Welbilt, Inc., Compensation Committee and Corporate Governance Committee
Former Directorships: • Taubman Centers, Inc. • Buffalo Wild Wings, Inc. • Monsanto Company
Janice L. Fields has been a director since 2013. She served as President of McDonald's USA, LLC, a subsidiary of McDonald's Corporation (“McDonald’s”), a quick service chain operator and franchiser with $38 billion in sales per year, from January 2010 until her retirement in November 2012. Ms. Fields held numerous other roles at McDonald's, having started her career as a crew member. Prior to serving as President, she held several executive positions within McDonald's USA, including U.S. Division President for the Central Division from 2003 through 2006 and Executive Vice President and Chief Operating Officer from 2006 through January 2010.
From 2008 to 2018, Ms. Fields served on the board of directors of Monsanto Company, a leading global provider of agricultural products, and played a key role in navigating Bayer’s acquisition of the company in 2018. From 2017 until 2018, Ms. Fields also served on the board of directors of Buffalo Wild Wings, Inc. where she was appointed chairperson in August of 2017. As chairperson, Ms. Fields played a pivotal role in the acquisition of the company by Arby’s Restaurant Group in 2018.
In 2018, Ms. Fields was appointed to the board of directors of Welbilt, Inc., a leading global provider of commercial food service equipment. Ms. Fields also served on the board of directors of Taubman Centers, Inc., a real estate investment trust that invests in luxury malls, from 2019 to 2020. In 2020, she was appointed to the board of Alimentation Couche-Tard, a Canadian multinational operator of convenience stores.
In addition to her public company service, Ms. Fields serves on the board of directors of Ronald McDonald House Charities, a global nonprofit organization focused on families and children. Previously, Ms. Fields also served on the boards of directors of The Field Museum, a natural history museum, from 2010 through 2012, and United Cerebral Palsy, an international nonprofit service provider for individuals with disabilities, from 2005 through 2013.
Through her numerous executive roles at a Fortune 500 company and board service, Ms. Fields has gained broad financial and operational experience and has demonstrated significant leadership and management skills through her successful implementation of various strategic initiatives. She has developed expertise related to marketing, strategic planning, risk management, production, human resources and mergers and acquisitions, which provides her with valuable insights on operational and strategic matters reviewed by our Board. Ms. Fields’ extensive operational, financial, and strategic planning experience qualifies her to serve on our Board.
12	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Deborah L. Kerr, 49

Skills and Qualifications:
 •  Managing Director, Warburg Pincus
 •  Former Executive Vice President, Chief Product & Technology Officer for Sabre Corporation and FICO
 •  Former Chief Technology Officer for Hewlett-Packard Company
 •  Former Manager, Mission Operations at NASA Jet Propulsion Laboratory
Current Directorships:
 •  Chico’s FAS, Inc., Corporate Governance and Nominating Committee, Human Resources, Compensation and Benefits Committee and Environmental, Social and Governance Committee
 •  ExlService Holdings, Inc., Compensation Committee and Nominating and Governance Committee
 •  NetApp, Inc., Audit Committee
Former Directorships: • International Consolidated Airlines Group, S.A. • D+H Corporation • Mitchell International, Inc.
Deborah L. Kerr has been a Director since June 2017. Ms. Kerr also serves on the boards of directors of NetApp, Inc. and ExlService Holdings, Inc. Ms. Kerr serves as a Managing Director of Warburg Pincus, an American private equity firm with offices in the United States, Europe, Brazil, China and India. She previously served on the board of directors of D+H Corporation, a Canadian company that provides global payments and lending technology, and on the board of directors of Mitchell International, Inc., a company that develops software used by the automotive industry to manage collision and medical claims, parts and labor estimates, and glass replacement quotes, and on the board of International Consolidated Airlines Group, S.A., an Anglo-Spanish multinational airline holding company.
From 2013 to April of 2017, Ms. Kerr was the Executive Vice President, Chief Product & Technology Officer for Sabre Corporation in Dallas, Texas, a software and services technology provider to the travel and transportation industry.
From 2009 to 2012, Ms. Kerr served as Executive Vice President and Chief Product & Technology Officer at Fair Isaac Corporation (now FICO) in San Diego, California. From 1998 to 2009, she served in various leadership roles at Hewlett-Packard Company. Prior to Ms. Kerr’s experience at Hewlett-Packard Company, she was Manager, Mission Operations at NASA Jet Propulsion Laboratory in Pasadena, California.
Ms. Kerr is a global operating executive, recognized for executing successful transformations, accelerating growth and innovation, and managing risk and change in complex environments. She is also an experienced private and public company director. Her extensive skill set, particularly her product and technology experience, qualifies her to serve on our Board.
- 2021 Proxy Statement	13

■	PROPOSAL 1 Election of Directors
Nominees for Election

Molly Langenstein, 57

Skills and Qualifications:
 •  CEO and President, Chico’s FAS, Inc.
 •  Former President, Apparel Group, Chico’s FAS, Inc.
 •  Former General Business Manager, Ready-to-Wear at Macy’s
 •  Former Chief Private Brands Officer, Macy’s Inc. and Bloomingdale's
 •  Former Executive Vice President of Private Brands for Men’s and Children’s Wear at
Macy’s Inc. Private Brands
Current Directorships:
 •  Chico’s FAS, Inc., Executive Committee

Molly Langenstein has been a director since 2020. She joined the Company in August 2019 as the Company’s President, Apparel Group. She transitioned to the role of CEO and President on June 24, 2020. Before joining the Company, she served as General Business Manager, Ready-to-Wear at Macy’s, Inc. (“Macy’s”) from 2017 to 2019. Prior to that, she served as Chief Private Brands Officer of Macy’s and Bloomingdale's from 2015 to 2017. Prior to that role, Ms. Langenstein served as Executive Vice President of Private Brands for Men’s and Children’s Wear at Macy’s Private Brands from 2013 to 2014. In 2012, she was named Executive Vice President, Group Merchandise Manager of Millennial at Macy’s. Earlier, her career at Macy’s included assignments as General Merchandise Manager for Men’s and Kids at Macy’s Florida (Miami), for Millennial at Macy’s West (San Francisco) and for Ready-to-Wear at Macy’s North (Minneapolis). She began her work in the apparel retail industry as a buyer at Burdines. Ms. Langenstein also has served on the Kent State University Advisory Board since 2017.
Ms. Langenstein is a 30-year retail industry veteran with a proven track record of building multiple successful brands. She is an experienced strategist, manager and merchant with a record of success revitalizing sales and profitability in the retail fashion industry. We believe Ms. Langenstein’s expertise in the retail industry and leadership skills qualify her to sit on our Board.
14	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

John J. Mahoney, 69

Skills and Qualifications:
 •  Retired CFO and Vice Chairman of Staples, Inc.
 •  Former Partner Global Accounting Firm
 •  Certified Public Accountant
Current Directorships:
 •  Chico’s FAS, Inc., Human Resources, Compensation and Benefits Committee Chair, Audit Committee and Executive Committee
 •  Bloomin’ Brands, Inc., Audit Committee Chair and Nominating and Governance Committee
 •  The Michael's Companies, Inc., Audit Committee Chair and Nominating and Governance Committee
 •  Burlington Stores, Inc., Board Chair
Former Directorships: • Advo, Inc. • Zipcar, Inc.
John J. Mahoney has been a director since 2007. He retired as Vice Chairman of Staples, Inc. (“Staples”), an office supply retail chain, where he also served as Chief Financial Officer from 1996 through 2012. Prior to 1996, Mr. Mahoney was a partner at the accounting firm Ernst & Young LLP. He currently serves on the boards of directors of Bloomin’ Brands, Inc., a company that owns dining restaurant chains, The Michael's Companies, Inc., an arts and crafts retail chain, and Burlington Stores, Inc., a national off-price apparel retailer. Mr. Mahoney served on the board of directors of Advo, Inc., a leading direct mail marketing services company, from 2001 to 2007, Zipcar, Inc., one of the world’s leading car-sharing services, from 2010 to 2012, and has been deemed by the Board to be an Audit Committee Financial Expert.
Mr. Mahoney’s extensive experience in several important areas, including finance and strategic planning, public company governance and executive compensation, as well as his deep knowledge of the various issues that retail companies currently face, qualify him to serve on our Board.
- 2021 Proxy Statement	15

■	PROPOSAL 1 Election of Directors
Nominees for Election

Kevin Mansell, 65

Skills and Qualifications:
 •  Retired Chairman, CEO and President of
Kohl’s Corporation
Current Directorships:
 •  Chico’s FAS, Inc.
 •  Fossil Group, Inc., Compensation Committee Chair and Nominating and Corporate Governance Committee
 •  Columbia Sportswear Company, Audit Committee and Nominating and Corporate Governance
Former Directorships: • Kohl’s Corporation
Kevin Mansell was appointed a director in April 2021. Mr. Mansell retired in May 2018 as Chairman, CEO and President of Kohl’s Corporation (NYSE: KSS), one of the largest department store retail chains in the United States. Mr. Mansell joined Kohl’s in 1982 as a Divisional Merchandise Manager and held numerous roles at Kohl’s during his more than 35 year career with the company, including serving as Executive Vice President and General Merchandise Manager from 1987 to 1998, as Senior Executive Vice President of Merchandising and Marketing from 1998 to 1999, and as President from 1999, Chief Executive Officer from 2008 and Chairman of the Board of Directors from 2009 until his retirement in May 2018. Prior to joining Kohl’s, Mr. Mansell spent seven years in the Venture Store division of The May Department Stores Company, an American department store holding company, where he held a variety of positions in buying and merchandising. He currently serves on the boards of directors of Fossil Group, Inc. (NASDAQ: FOSL), a design, innovation and distribution company specializing in consumer fashion accessories, where he is Chairman of the Compensation Committee and serves on the Nominating and Corporate Governance Committee, and Columbia Sportswear Company (NASDAQ: COLM), a global leader in designing, sourcing, marketing, and distributing outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products, where he serves on the Audit Committee and Nominating and Corporate Governance Committee. He also serves on the board of directors of the Children’s Hospital of Wisconsin. Subject to his election at the Annual Meeting, the Board has appointed Mr. Mansell to serve as the Lead Independent Director effective as of the conclusion of the Annual Meeting.
Mr. Mansell’s more than 40 years of experience in the retail industry, including his experience leading a publicly traded retail Fortune 500 company with a significant omnichannel presence, and strategic, merchandising and financial expertise qualify him to serve on our Board.
16	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Kim Roy, 62

Skills and Qualifications:
 •  Former Group President of Ralph Lauren North American Wholesale
 •  Former Group President of Ralph Lauren, Lauren Brands
Current Directorships:
 •  Chico’s FAS, Inc., Environmental, Social and Governance Committee Chair, Merchant Committee Chair and Audit
Committee
Former Directorships: • Weight Watcher’s International, Inc.
Kim Roy has been a director since February 2019. She has more than 30 years of experience in the retail industry leading and developing iconic American brands, particularly in women’s apparel.
Ms. Roy is currently President of Kim Roy Consulting LLC, a consulting advisory firm established by Ms. Roy to provide professional consulting services to businesses. Previously, she spent 13 years at Ralph Lauren Corporation. From 2014 to 2016 Ms. Roy was Group President, North America Wholesale, leading Polo, Lauren and Chaps apparel brands for men, women and children, as well as home categories. From 2008 to 2014, Ms. Roy was Group President of Lauren Brands, responsible for the Company’s women’s brands, and from 2003 to 2008, she served as President of Lauren.
From 2001 to 2003, Ms. Roy was President of the Ann Taylor division for Ann Taylor Inc. From 1995 to 2001, Ms. Roy served as Group President Liz Claiborne, Inc. Prior to this, Ms. Roy held various senior merchandising positions at Associated Merchandising Corporation and Abraham & Straus.
Ms. Roy previously served as a member of the board of directors of Weight Watchers International, Inc. She serves on the board of trustees of Skidmore College as well as serving as marketing and communications committee chair, compensation committee vice chair and executive committee member. Ms. Roy also serves as a director and finance committee member and strategic planning committee member of Catholic Guardian Services.
Ms. Roy has extensive experience in retail brands with deep insight into driving profitability and promoting growth, including several prior senior executive roles. Ms. Roy's expertise in the retail industry, particularly in women’s apparel and merchandising, and leadership skills qualify her to serve on our Board.
- 2021 Proxy Statement	17

■	PROPOSAL 1 Election of Directors
Nominees for Election

David F. Walker, 67

Skills and Qualifications:
 •  Former Partner Global Accounting Firm
 •  Advanced Degree
 •  Certified Public Accountant
 •  Certified Fraud Examiner
 •  NACD Board Leadership Fellow
 •  Former Director Accountancy Program at the University of South Florida
Current Directorships:
 •  Chico’s FAS, Inc., Audit Committee Chair, Executive Committee and Environmental, Social and Governance Committee
 •  CommVault Systems, Inc., Audit Committee Chair
Former Directorships: • CoreLogic, Inc. • Paradyne Networks • Technology Research Corporation • First Advantage Corporation
David F. Walker has been a director since 2005. He served as Board Chair from 2015 to 2020. He also serves on the board of directors of CommVault Systems, Inc., a data management software company, and Mr. Walker formerly served on the boards of CoreLogic, Inc., Paradyne Networks, Technology Research Corporation and First Advantage Corporation. In addition, he was the Director of the Accountancy Program at the University of South Florida from 2002 through 2009 and led the school’s Program for Social Responsibility and Corporate Reporting. Mr. Walker was a partner at Arthur Andersen LLP from 1986 until 2002 and led the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is an NACD Board Leadership Fellow, certified public accountant, certified fraud examiner, and has been deemed by the Board to be an Audit Committee Financial Expert .
Mr. Walker’s experience on other public company boards, his distinguished role in academia, his governance expertise, and his former service at a global accounting firm, provide the Board with significant leadership, financial and public company oversight experience and qualify him to serve on our Board.
18	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Stephen E. Watson, 76

Skills and Qualifications:
 •  Former Chairman and CEO of Dayton Hudson Department Stores Co.
 •  Retired CEO of Gander Mountain Company
Current Directorships:
 •  Chico’s FAS, Inc., Corporate Governance and Nominating Committee
Former Directorships: • Shopko, Inc. • Smart & Final, Inc. • Norwest Bank • Target Corporation • Retek, Inc. • Eddie Bauer Holdings,Inc. • Regis Corporation • Kohl’s Corporation
Stephen E. Watson has been a director since November 2010. Mr. Watson brings to the Board nearly 40 years of executive and director experience in the retail industry, holding various executive officer positions with Dayton Hudson Corporation, a company owning several major retail brands, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. Mr. Watson retired in 2002 as President and Chief Executive Officer of Gander Mountain Company, a privately held retailer for outdoor sports and recreation activities.
Mr. Watson served on the board of directors of Kohl's Corporation, a department store retail chain, from 2008 until May 2020. From 2007 to 2017, he served on the board of directors of Regis Corporation, a leading hair salon chain. From 1997 through 2005, Mr. Watson was a director of Shopko Stores, Inc., a retail store chain. From 2004 through 2007, Mr. Watson was a director of Smart & Final, Inc., a chain of food supply stores. He also served on the boards of directors of Norwest Bank from 1990 to 1996, Target Corporation, a multinational retail chain, from 1991 to 1996, Retek, Inc., a provider of an end-to-end retail management enterprise resource planning software, from 1999 to 2004 and Eddie Bauer Holdings, Inc., a holding company that operates retail store chains, from 2005 to 2010.
Mr. Watson's experience as a leading senior executive officer of several complex and specialty retail businesses, his experience as a director of other public retail companies and his broad knowledge of areas such as retail operations, corporate finance, accounting, marketing and merchandise procurement qualify him to serve on our Board.
If elected, Ms. Brooks, Ms. Fields, Ms. Kerr, Ms. Langenstein, Mr. Mahoney, Mr. Mansell, Ms. Roy, Mr. Walker and Mr. Watson will continue their service on the Board beginning after the Annual Meeting, and all will serve on the Board until the Annual Meeting in 2022, until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Unless otherwise directed, the persons named as proxies intend to vote such proxy “FOR” the election of Ms. Brooks, Ms. Fields, Ms. Kerr, Ms. Langenstein, Mr. Mahoney, Mr. Mansell, Ms. Roy, Mr. Walker and Mr. Watson as directors of the Company.
None of the nominees are related to any of our directors, other nominees for director, or any executive officer of the Company by blood, marriage or adoption. There are no arrangements or understandings between any director or director nominee and any other person pursuant to which such director or director nominee was or is to be selected as a director.
Each of the proposed nominees for election as director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, it is intended that shares represented by the proxies voted for such nominee will be voted for such other person as our Board shall designate to replace such nominee. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve.
Recommendation
THE BOARD RECOMMENDS A VOTE "FOR” THE ELECTION OF ALL NINE NOMINEES.
- 2021 Proxy Statement	19

■	PROPOSAL 1 Election of Directors
Director Nominations and Qualifications

Director Nominations and Qualifications
Responsibility for Selection of Director Candidates
The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Governance Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. The Governance Committee identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration.
Director Criteria
The Governance Committee is responsible for initial review and assessment of the skills, experience and background required of each of the Company’s directors in the overall context of the business and current composition of the entire Board. When evaluating potential nominees, including incumbent directors, the Governance Committee and the Board take into account our requirement that a substantial majority of Board members be independent; the diversity of experiences and backgrounds represented on the Board; the need for financial, business, academic, public company and other expertise on the Board and its committees; and the need to have directors who will work diligently and collegially to represent the best interests of the Company and its shareholders, associates, customers and communities. While the focus and priorities may change from time to time, this assessment includes an evaluation of a potential nominee’s experience in areas relevant to our business and our strategy. Below is a summary of areas of experience our Board has determined are currently most relevant to our business and corresponding Board representation:
Summary of Director Expertise/Skill
Director	Audit Committee Experience	CEO / CFO Experience	Corporate Governance / Other Public Company Board Service	E-Commerce / Social Media / Digital / Omnichannel	Executive Compensation / Human Resources / Human Capital	Global Business / International Operations	IT/ ERM / Cybersecurity	Marketing / Consumer Insight	Product Development / Fashion Merchandising	Real Estate	Retail	SEC Audit Committee Financial Expert	Store Operations	Strategy / Business Development / Mergers & Acquisitions	Supply Chain / Sourcing
Bonnie Brooks		√	√	√	√	√		√	√	√	√		√		√
Janice Fields		√	√		√	√		√		√			√	√	√
Deborah Kerr			√	√	√	√	√	√						√
Molly Langenstein		√							√		√				√
John Mahoney	√	√	√	√	√		√			√	√	√		√
Kevin Mansell	√	√	√	√	√			√	√	√	√			√
Kim Roy	√			√				√	√		√		√	√	√
William Simon	√	√	√	√	√	√		√		√	√		√	√	√
David Walker	√		√									√
Stephen Watson	√	√	√		√			√	√		√		√	√
Our Board is exceptionally diverse, which provides us a broad spectrum of experience and expertise that will promote the presentation and consideration of differing points of view. By “diversity,” we mean differences of viewpoint, professional experience, education, international experience, skills and other individual qualities and attributes that contribute to board heterogeneity, including but not limited to, characteristics such as gender, tenure on the Board and age. The Board and the Governance Committee believe that those varying perspectives are important to the effectiveness of the Board’s oversight of the Company. The Governance Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.
20	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Director Nominations and Qualifications

**GENDER DIVERSITY**
**50%**
Women Directors

5
5
Women
Men

**DIRECTOR TENURE**
**Avg. 7**
years

4
3
2
1
< 0-4 Years
5-9 Years
10-14 Years
> 15 Years

**DIRECTOR AGE**
**Avg. 64.1**
years

2
3
4
1
<60 Years
61-65 Years
66-70 Years
>70 Years

**BOARD SIZE AND INDEPENDENCE**
**8/10**
Directors are independent

8
2
Independent
Not Independent

Directors should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to prepare for, attend and participate in Board and Board Committee meetings, to ask direct questions and require straight-forward answers, and to meet as frequently and for as long as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other commitments do not materially interfere with the member’s service as a director. In accordance with our Governance Guidelines, service on other boards and other commitments are considered by the Governance Committee when reviewing candidates for election and re-election.
The Company does not have term limits for its directors. However, as noted above, under the Company’s Governance Guidelines, a non-management director who will attain the age of 75 prior to the next Annual Meeting of Shareholders is required to submit a letter of resignation to the Board effective, if accepted, as of the next Annual Meeting of Shareholders. The Governance Committee and the Board will consider the resignation in the context of whether such director’s continued service contributes to the right mix of tenured and newer directors in light of requirements of the Board at that time. If the Board determines not to accept the director’s resignation, the Governance Committee and the Board will reconsider the issue the following year, if necessary.
The Board and its Governance Committee believe the skills, qualities, attributes, and experience of our current directors provide the Company with the business acumen and diverse range of perspectives needed to engage each other and management, to address effectively the Company’s evolving needs, and to represent the best interests of the Company’s shareholders.
Identifying and Evaluating Nominees
The Governance Committee annually determines whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, diversity, differing viewpoints and other qualities necessary for the Board to direct the Company based on the list of relevant skills and expertise discussed above. Furthermore, the Governance Committee regularly engages in Board succession planning by assessing the need for additional Board members to fill vacancies or to expand the size or expertise of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors. The Governance Committee identifies potential Board nominees utilizing search firms and Board members’ contacts within the business community. When the Governance Committee seeks a new candidate for directorship, it seeks an individual whose skills and experience will complement the attributes and perspectives of the other members of the Board. The Governance Committee takes into consideration whether particular individuals satisfy the independence criteria established by the Company, which standards meet or exceed those set forth in the New York Stock Exchange (“NYSE”) listing standards, together with any special criteria applicable to serve on various committees of the Board. The information learned through the Board’s evaluation process, including any identified gaps or weaknesses on the Board, is also used by the Governance Committee when considering the need for new directors and individual director nominees.
Once the Governance Committee has identified a potential nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial
- 2021 Proxy Statement	21

■	PROPOSAL 1 Election of Directors
Committees of the Board

determination is based on whatever information is provided to the Governance Committee with the recommendation of the prospective candidate, as well as the Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others.
If the Governance Committee determines, in consultation with the Lead Independent Director and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Governance Committee. The Governance Committee then evaluates the prospective nominee against the criteria set out in the Company’s Governance Guidelines.
In connection with this evaluation, the Governance Committee determines whether to interview the prospective nominee. If warranted, the Chair of the Governance Committee, one or more of the independent directors, as well as the CEO and others as appropriate, interview the prospective nominee. Thereafter, the Governance Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.
Shareholder Nominees
The policy of the Governance Committee is to consider written recommendations from shareholders for positions on the Board. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary of the Company or any member of the Governance Committee in writing with whatever supporting material the shareholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating the nominations, the Governance Committee uses the same criteria as for other candidates recommended by the committee, other Board members, or other persons. In addition, shareholders may nominate persons for election as directors at an annual shareholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Articles.
In addition, a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of the Company’s stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Company’s Amended and Restated Bylaws (the “Bylaws”). The Board believes that the provisions adopted in our Bylaws appropriately balance the benefits shareholders gain under proxy access against the potential disruption that could be created by regular proxy contests, the corresponding turnover of a number of Board seats, and the challenges of on-boarding and integrating these new directors.
Committees of the Board
The Board has the following standing committees: (a) Corporate Governance and Nominating Committee, (b) Audit Committee, (c) Human Resources, Compensation and Benefits Committee, (d) Executive Committee, (e) Merchant Committee, and (f) Environmental, Social and Governance (“ESG”) Committee. Each of these Committees has a charter under which it operates. These charters are available at the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” The members of the Board on the date of this Proxy Statement, and the Committees of the Board on which they currently serve, are identified below:
Director	Corporate Governance and Nominating Committee	Audit Committee	Human Resources, Compensation and Benefits Committee	Executive Committee	Merchant Committee	ESG Committee
Bonnie R. Brooks					✗
Janice L. Fields				✗
Deborah L. Kerr	✗		✗			✗
Molly Langenstein				✗
John J. Mahoney		✗		✗
Kevin Mansell
Kim Roy		✗
William S. Simon			✗
David F. Walker				✗		✗
Stephen E. Watson	✗
✗ = Members    = Chair
22	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Committees of the Board

Board Responsibilities
The primary responsibility of the Board is to provide oversight, counseling, and direction to the Company’s senior executive management with regard to the long-term interests of the Company and its shareholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider other factors it deems relevant, including the social, economic, legal or other effects of the Company’s business and operations, and its constituents, which include associates, suppliers, customers and the communities in which we do business. The Board’s detailed responsibilities include: (a) selecting, establishing performance goals for, regularly evaluating the performance of, and approving the compensation of the CEO and other executive officers; (b) reviewing, monitoring, and, where appropriate, approving the Company’s major financial objectives, operating and capital plans, and other significant actions or operations; (c) overseeing the Company’s strategic, operational, legal, regulatory, and reputational risk, including management’s identification and assessment of major risks facing the Company, and assisting in developing mitigation strategies; (d) planning for succession with respect to the CEO, and monitoring management’s succession planning for other executive officers; (e) overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed for long-term value and whether proper internal controls are in place and effective; (f) overseeing the processes for maintaining the Company’s integrity and ethical obligations with regard to its financial statements and other public disclosures, its compliance with law and ethical requirements and monitoring, through the ESG Committee and Human Resources, Compensation, and Benefits Committee, the Company’s ESG practices; (g) monitoring, through the Governance Committee, possible conflicts of interest and related party transactions; and (h) planning for the succession of the Board’s own members, including leadership roles.
The Board has delegated to the CEO, working with the Company’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various Committees with respect to significant actions to be undertaken by the Company.
Corporate Governance and Nominating Committee
The Governance Committee held five meetings during fiscal 2020. This Committee is responsible for developing, assessing, maintaining, recommending and implementing policies and practices relating to corporate governance, including reviewing and monitoring compliance with the Company’s Governance Guidelines. In addition, as a nominating committee, its principal responsibilities also include interviewing, evaluating, nominating, and recommending individuals for membership on, and to serve as Chair of, the Company’s Board and each of its Committees. This Committee also prepares and supervises the Board’s annual review of director independence and oversees the evaluation process for reviewing the performance of the Board, its committees and management, as appropriate. The Governance Committee is also responsible for reviewing any related party transactions (as defined in the Company’s Related Party Transactions Policy) and, after reviewing such related party transactions, for approving or disapproving the entry into such transaction. All of the members of this Committee are, and all of the members of this Committee during fiscal 2020 were, independent within the meaning of the NYSE listing standards and the Company’s Governance Guidelines.
Audit Committee
The Audit Committee held seven meetings during fiscal 2020. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of our accounting, financial reporting, financial risk assessment, internal controls, and audit function. This Committee is directly responsible for: (a) the appointment, engagement, compensation, and oversight of the work of the Company’s independent certified public accountants; (b) reviewing the annual financial results and the annual audit of the Company’s financial statements; and (c) recommending whether the audited financial statements should be included in the Company’s Form 10-K and preparing the Audit Committee Report required under applicable securities laws. The Audit Committee also reviews the Company’s quarterly financial results and each Form 10-Q, and meets with the independent accountants and the Vice President of Internal Audit from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between this Committee and the independent accountants is held separately without management present. This Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants.
All members of the Audit Committee are, and all of the members of this Committee during fiscal 2020 were, independent within the meaning of the listing standards of the NYSE, the Company’s Governance Guidelines, and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). SEC regulations also require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert
- 2021 Proxy Statement	23

■	PROPOSAL 1 Election of Directors
Committees of the Board

only when the audit committee member satisfies specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the Chair of this Committee, and Mr. Mahoney each qualify as an Audit Committee Financial Expert within the meaning of the regulations of the SEC and that each of them has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Although the Board has determined that Mr. Walker and Mr. Mahoney each has the requisite attributes defined under the rules of the SEC, their respective responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time associates of any audit firm. The SEC has determined that an audit committee member who is designated as an Audit Committee Financial Expert will not be deemed to be an “expert” for any purpose as a result of being identified as an Audit Committee Financial Expert. (See the Audit Committee Report on page 71 for further information.)
Human Resources, Compensation and Benefits Committee
The Human Resources, Compensation and Benefits Committee (also referred to as the “Compensation Committee”) held six meetings during fiscal 2020. The principal responsibilities of this Committee are to: (a) review and make recommendations to the Board concerning the Company’s compensation philosophy and compensation plans to ensure alignment with the Company’s corporate goals and objectives; (b) evaluate the CEO’s performance against corporate goals and objectives established for the CEO and to approve the compensation of the CEO in light of her or his performance; (c) periodically review and approve the compensation of the executive officers of the Company; (d) provide input and make recommendations to the Board on individuals selected to be executive officers of the Company; (e) oversee and evaluate management’s and, when applicable, the Company’s outside consultants’ assessment of the risks related to the Company’s compensation programs at least annually; (f) review and make recommendations with respect to, and administer, the Company’s existing and proposed annual and long-term incentive compensation and equity compensation plans; (g) oversee and periodically review the Company’s culture and policies and strategies related to attraction, development and retention of human resource talent and evaluate and monitor Company culture and leadership quality, morale and development; (h) oversee and periodically review the Company’s diversity and inclusion programs and policies, as well as the results of those programs and policies; and (i) review and discuss with management the Compensation Discussion and Analysis to be included in the Company’s annual proxy statement, recommend to the Board whether it should be included in such filing, and prepare the
Compensation Committee report required to be included in the Company’s annual proxy statement. The Compensation Committee also participates in management succession planning processes with the Board and the CEO.
In addition, the Compensation Committee is responsible for evaluating and recommending compensation to be paid to our non-employee directors, including retainers, fees, benefits and perquisites. To support best practices in governance and transparency in connection with director compensation, under its charter, the recommendations of the Compensation Committee relating to director compensation must be reviewed by third parties as the Compensation Committee deems appropriate, which may include the Company’s independent compensation consultant, Chief Human Resources Officer and other human resources personnel and the Corporate Secretary. Furthermore, the Company’s 2020 Omnibus Stock and Incentive Plan (the “2020 Omnibus Plan”) includes an annual per director limit on cash and equity compensation paid to our directors for their service as directors. The Compensation Committee also reviews, makes recommendations with respect to, and monitors compliance with the Company’s Stock Ownership Guidelines.
All of the members of this Committee are, and all of the members of this Committee during fiscal 2020 were, independent within the meaning of the listing standards of the NYSE and the Company’s Governance Guidelines. (See the Human Resources, Compensation and Benefits Committee Report on page 53 for further information.)
Executive Committee
The Executive Committee held one meeting during fiscal 2020. The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law solely to the Board. In practice, the Executive Committee’s actions have generally been limited to matters that the full Board specifically delegates to the Executive Committee, such as occasional action relating to the Company’s stock repurchase program.
24	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Committees of the Board

Merchant Committee
The Merchant Committee was established in February 2021 and, as such, did not meet during fiscal 2020. The Merchant Committee serves primarily to provide oversight and advice to the appropriate officers of each of the Company’s brands on matters concerning the Company’s products.
ESG Committee
The ESG Committee was established in February 2021 and, as such, did not meet during fiscal 2020. The ESG Committee is primarily responsible for (a) assisting the Board in overseeing the Company’s attention to matters relating to ESG, including, but not limited to, health and safety, environmental sustainability, human rights, philanthropy and other social and public matters of significance to the Company and (b) providing oversight of the Company’s policies and practices with respect to such matters. This Committee is also responsible for overseeing and reviewing any reports the Company prepares and publishes related to ESG matters.
Board and Committee Evaluation
Strengthening our Board’s effectiveness is a high priority and we conduct robust annual evaluations to assess our directors’ strengths and identify areas for improvement. Each year, the Board conducts a three-part evaluation process coordinated by the Governance Committee Chair and delivered by the Lead Independent Director and other Committee Chairs: full Board evaluation, Committee evaluation and self-assessment. In advance of the meeting in which the evaluation occurs, the Board and Committees collect materials and information to assist in their evaluation discussions. They review the qualifications and experience we have identified as important for Board effectiveness and how our membership stacks up against those criteria. They also review the number of Board and Committee meetings for the prior fiscal year and attendance records for individual directors. They look at the various responsibilities of the Board or the particular Committee set out in our governing documents, and they examine whether those responsibilities were met. They review a summary of their accomplishments, actions and areas of focus over the year, including any open items. Members of the Board and each Committee also complete a comprehensive questionnaire relating to the Board’s performance, each Committee’s performance and their individual performance. The data collected from the questionnaires is tabulated, compared to the prior year and shared with the relevant Chairs (of the Board and each Committee) to use in the in-person evaluation discussions.
The Board or Committee, in private session, then engages in focused, candid and thoughtful discussion about their performance. Directors who may not feel comfortable raising an issue in open session are encouraged to speak privately with the relevant Chair (of the Board or Committee), the CEO or Vice President - Legal. Following the evaluation, the Lead Independent Director or the Committee reports to the Board Chair, the CEO and/or the Vice President - Legal (as appropriate) regarding the assessment generally and any desired management or Board action, change in procedure, or required follow-up resulting from the discussion.
Chair of the Board/Chief Executive Officer
The Board annually elects a Chair after taking into account the recommendation of the Governance Committee made following its annual review of the Company’s Board leadership structure. The Company does not require the separation of its Chair and CEO positions, but they are currently separate. If the Chair of the Board is not independent, the independent directors shall elect a lead independent director (“Lead Independent Director”) to serve as the focal point for communicating with the CEO, facilitating information flow and communications among non-management directors, and coordinating feedback to the CEO on behalf of the non-management directors regarding business issues and Board management.
In connection with the Company’s leadership transition, effective June 24, 2020, Ms. Brooks, our former CEO and President, became Executive Chair of the Board. Because she is not independent, the independent directors appointed a Lead
Independent Director. Mr. Simon currently serves as the Lead Independent Director. Subject to his election at the Annual Meeting, the Board has appointed Mr. Mansell to serve as the Lead Independent Director effective as of the conclusion of the Annual Meeting. The Lead Independent Director, among other things:
■	engages with the Executive Chair to debrief on decisions reached and suggestions made at Board meetings or independent director sessions;
■	acts as an advisor to the Executive Chair and CEO as requested or required;
■	facilitates communication between the independent directors and Executive Chair;
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■	PROPOSAL 1 Election of Directors
Environmental, Social and Governance Matters

■	monitors the relationship between the Executive Chair and CEO, including facilitating communication between the Executive Chair and CEO;
■	engages with other independent directors to identify matters for discussion during independent director sessions;
■
provides leadership to the Board if circumstances arise in which the Executive Chair may be, or may be perceived to be, in conflict, in responding to any reported conflicts of interest, or potential conflicts of interest, arising for any director;

■	ensures that the independent directors of the Board meet in separate independent director sessions at Board meetings; and
■	leads independent director sessions and meetings.
The Board believes the role of Lead Independent Director enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation.
As Executive Chair, Ms. Brooks provides additional leadership to enhance the effectiveness and performance of the Board and support to the CEO and senior management of the Company, particularly on strategic matters.
Environmental, Social and Governance Matters
The Board believes that effective oversight of ESG matters is core to its risk oversight function and is essential to sustainability, providing value to shareholders and benefiting the communities we serve. The Board is committed to supporting the Company’s efforts to operate as a sound corporate citizen, as evidenced by the formation in 2021 of a new Board committee (the ESG Committee) with a dedicated focus on the Company’s ESG policies and practices
The Company and its family of brands, Chico’s®, White House Black Market® (“WHBM”) and Soma®, are committed to environmental sustainability, philanthropy, investing in our people, socially responsible sourcing and sound corporate governance. The following summary highlights some of our policies, practices and initiatives in these areas:
Environmental Sustainability
The Company is committed to building a better world by reducing our environmental impact and increasing sustainability throughout our supply chain, stores, distribution centers and corporate headquarters. Over the years, we have implemented several programs to reduce our environmental footprint and in fiscal 2020, we took the important step to formalize this commitment by establishing an associate-led Sustainability Committee to identify, develop, and accelerate the Company’s sustainability goals. The Board’s new ESG Committee provides oversight to this Sustainability Committee.
Over the years, we have implemented several programs to reduce our environmental footprint, including, for example: various upgrades to facility systems at our National Store Support Center, distribution centers and in our stores to reduce our energy consumption, improve our recycling programs and continue our conversion to a paperless environment throughout our organization. The Company factors green optimization efforts into our logistics and sourcing programs to help limit harmful emissions, reduce water and chemical usage, improve water quality and increase recycling in our overall supply chain.
Each of our brands regularly collect gently used products to either donate to women in need or repurpose, to increase the products’ useful life and delay the amount of waste entering our landfills. To further reduce waste, the Company has begun to introduce 3D sampling technology into certain design processes, permitting us to reduce the number of physical product development samples produced each season.
In addition, our brands have introduced fabric innovations, technology and other efficiencies that reduce our footprint across all our brands. Approximately 27% of our Soma bras are now made in an award winning, LEED Platinum®-certified manufacturing facility. Each of our brands have introduced collections containing Lenzing’s Tencel® fibers, which uses a closed loop process to recapture and reuse 99% of the solvent used to transform wood pulp into cellulosic fibers; and several of Soma’s WKND products contain more than 40% recycled polyester, which is made from recycled PET, the same plastic used in water bottles. Each product that contains recycled polyester helps keep used plastics from entering our landfills and oceans. Our brands are excited to continue their efforts to offer our customers responsibly-sourced products that allow our customers to wear our products with confidence and joy.
Understanding our supply chain strengths and opportunities allows us to continue to develop sustainability strategies that are meaningful and impactful. In the Company’s fourth quarter 2020, our Sustainability Committee received the results of the Company’s first Tier 1 supplier facility E&S audit questionnaire (E&S Audit). The E&S Audit has helped the Company gain insight into our suppliers’ environmental and social practices in the following areas:
Environmental Risk and Opportunities	Human Rights
Carbon & Climate	Labor, Health & Safety
Natural Resources	Stakeholders & Society
Waste & Toxicity
We look forward to sharing our learnings.
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PROPOSAL 1 Election of Directors	■
Environmental, Social and Governance Matters

Philanthropy
The Company strives to positively impact our customers, employees and the communities in which we live and do business through service and giving back. Our brand and corporate cause-related initiatives are focused on raising awareness and funds through local and national partnerships as well as regional, community-based philanthropic causes, disaster relief and associate volunteerism. Highlights include:
■
Soma’s Bra Donation program encourages customers to donate their gently worn bras to Soma, which are sorted and distributed to our charitable and recycling partners, with newer and more gently used bras being donated to women in need through our exclusive charity partner, I Support the GirlsTM, and more used bras sent to The Bra RecyclersTM, a textile recycling organization that recycles bra components to reduce the volume of bras that end up in landfills.

■
WHBM’s partnership with Ladies Who LaunchTM, a nonprofit organization with a mission to celebrate and empower women entrepreneurs, in connection with which WHBM donates funding to Ladies Who Launch through the creation and sale of specialty clothing items.

Human Capital Management
We believe the vigorous enthusiasm of our approximately 12,500 associates is one of the significant contributors to our success as a family of brands. Each and every day, we strive to create a welcoming and inclusive environment for our associates and customers.
Commitment to our Cultural Values
Our five core values shape the culture of our organization and define our Company’s character — they serve as the lens through which we make decisions for our customers, our associates and our company.
■	Passion for Fashion – We inhale fashion and exhale style. It’s what we love.
■	Continuously Improve and Follow Your Curiosity – Ask questions. Share something. Learn something.
■	Customer Centricity – Our Customer is at the center of everything we do, both internal and external.
■	Be Inspired and Inspire Others – Seek out diverse ideas and thoughts. Embrace new ways of thinking.
■	Be Accountable – We are accountable to metrics. We are recognized for results.
We truly believe that on our journey to thrive as a retail organization – staying focused on these Cultural Values is critical because they help drive our daily decisions and actions.
Diversity and Inclusion
As a company, we value the diverse experiences, perspectives, and backgrounds of our associates and customers. We are committed to fostering an inclusive environment that celebrates individuality, influences our culture, and innovates the way we work. Beginning in 2021, our Board, through the ESG Committee, is serving a more active role in our diversity and inclusion efforts, including aligning on corporate goals and our diversity and inclusion roadmap and strategy.
We have three main target areas within diversity and inclusion: Inclusion and Retention, Education and Training, and Customer Focus.
We believe that, to increase retention, associates must have a sense of belonging, not only on their individual teams but within the Company. We focus on campus events and celebrations, networking opportunities, recognition, and associate network groups to enhance our culture and provide a sense of belonging for associates. We also conduct training on unconscious bias, the impact of inclusion and cultural awareness. In addition, we have established a vision for the Company focused on our customers’ confidence and joy.
We recognize the diversity of our associates and communities in which we live, work, and play and believe in fostering an inclusive environment that celebrates our individuality, influences our culture and innovates the way we work. Under the oversight of our Board’s ESG Committee, our Diversity and Inclusion Council is dedicated to creating an understanding of the power of individuality and inclusion. This is accomplished through events, such as our 21-day Racial Equity Habit Building Challenge, which was a series of events that promoted bonding among team members through sharing of perspectives and impactful personal experiences. We proudly celebrate Black History Month, National Hispanic Heritage Month, Pride Month, Veterans Day, Women’s History Month and Asian American Pacific Islander Month.
We believe that inclusion is a growth strategy and provides a competitive advantage. We invite all associates to self-identify their ethnicity, gender and veteran status enabling the Company to build our inclusion roadmap and allow us to accelerate meaningful goals to support diversity and inclusion.
Learning and Development
We are committed to encouraging associate growth and development through continuous learning. We provide associates access to our online Chico’s FAS University, which includes multiple learning opportunities to grow their skills and careers. These engaging opportunities include instructor-led classes, both virtual and classroom, and self-led content such as articles, eLearnings, and videos. Learning and Development is infused in every part of our associate experience, beginning with onboarding and throughout their career at the Company.
Communication and Engagement
We value our associates and recognize the importance of their contributions. We believe that effective communication among all associates is a major factor in our success. We strongly believe that our success depends on associates understanding how their work contributes to the Company’s overall strategy. To this end, we communicate with our workforce through a variety of channels and encourage open and direct communication, including Company-wide “All Hands Meetings” with the Executive team, frequent email communications and associate pulse surveys. Our corporate intranet provides news and information on associate services such as on-site cafes, childcare facility, fitness center, healthcare clinic, auto repair and detailing services, dry cleaning, personal shipping/mail services, corporate discounts and other amenities and services.
We strive to ensure that our associates work in an environment that fosters two-way communication without fear of retaliation.
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■	PROPOSAL 1 Election of Directors
Governance

We have an Open-Door policy; an Ethics Hotline available to our associates and members of our global supply chain; and a Loss Prevention Hotline. The Company also has mandatory associate training courses designed to educate and reinforce various of our corporate compliance policies on topics like our Code of Ethics, insider trading, Foreign Corrupt Practices Act and anti-harassment, and others. Anyone with information about known or suspected violations of our Code of Ethics (including suspected workplace violence), any of our Company policies, or of any law, is encouraged to take advantage of the available hotlines or report the matter to a member of management, our Human Resources department or our in-house legal department.
We also regularly conduct associate engagement surveys to measure a range of associate engagement drivers such as organizational culture, career growth opportunity and change management, among others. We use the results of these surveys to further refine out learning and development programming and other opportunities.
Associate Well-Being
The success of our business is connected to the well-being of our associates. In addition to medical coverage, we offer eligible associates dental and vision coverage, health savings and flexible spending accounts, paid time off, employee assistance programs, voluntary short-term and long-term disability and term life insurance. We also have on-site health and fitness centers at our Company headquarters and distribution center locations. Additionally, we offer a 401(k) plan with a Company funded match.
Response to COVID-19 Pandemic
In response to the pandemic, we implemented significant changes determined to be in the best interest of our associates, as well as the communities in which we operate. This includes offering associates the option of working remotely while at the same time implementing substantial safety measures for associates continuing on-site work in our stores and offices. We also developed a COVID-19 focused hotline offering advice and direction to successfully guide our associates through the uncharted waters brought by the pandemic. The hotline affords our associates with continual updates to changes in Company polices as well as guidance and support for unique personal situations related to the pandemic.
Social Responsibility
We believe that every person has a right to safe, decent and humane working conditions, whether in facilities operated by us or by third parties and are committed to responsibly source and create the products that our customers love. Our commitment to social responsibility is an integral part of our culture, and we require all of our suppliers to understand and comply with our Global Code of Conduct (“Code of Conduct”). Our Code of Conduct is inspired by universally accepted human rights principles to reduce the risk that we become complicit in human rights violations.
For the Company’s branded products, we have a robust process to foster compliance with our Code of Conduct by our suppliers and to support our goal to maintain stable long-term relationships with suppliers that align with our values. The process focuses on auditing, monitoring performance, and measuring improvements. We also focus on capacity building by conducting surveys and providing special trainings in many of our strategic factories. We believe these efforts improve the lives of those who work at and with the Company and the communities in which we do business.
Information about some of these efforts is available in the following documents found on the Company’s website (www.chicos.fas.com) by clicking on “Responsibility”:
■	Social Responsibility
■	Philanthropy
■	Values & Guiding Principles.
Governance
Our Board operates within a strong set of governance principles and practices, which reflect discussions with our shareholders and monitoring of suggestions by recognized governance experts and the governance practices of other public companies. Our governance policies generally align with the corporate governance principles for U.S. companies developed by the Investor Stewardship Group (“ISG”), a collective of some of the largest institutional investors and global asset managers, including some of our own investors, that seeks to promote best practices in corporate governance. Some of our key governance principles and practices include:
Board Accountability to Shareholders
■
Majority Voting and Director Resignation Policy. Incumbent directors up for re-election to our Board who fail to receive a majority of the votes cast in an uncontested election must tender their resignation;

■	Declassified Board. Our Board is fully declassified, meaning the full Board is elected annually;
■	Proxy Access. Our Bylaws include a proxy access provision to make it easier for shareholders to nominate director candidates;
■	Right to Call Special Meetings. Our Articles and Bylaws include a mechanism for shareholders to call special meetings of shareholders;
■	Public Governance Documents. The Company discloses its corporate governance documents and its Code of Ethics on the Company’s website;
■	Shareholder Communication Mechanism. The Company provides a mechanism for shareholders to communicate with the Board; and
■
Limited Use of Poison Pills. With all of our boutiques in North America temporarily closed due to the pandemic and our stock price trading close to $1.00 per share on a regular basis, the Company adopted a shareholder rights plan in April 2020 to ensure that the Board remained in the best position to perform its fiduciary duties and enable all Company shareholders to

28	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Governance

receive fair and equal treatment in light of the volatility and uncertainty surrounding the pandemic; the plan was adopted with a limited duration and was terminated early on January 25, 2021.
Shareholders’ Voting Rights
■	One-Share One-Vote. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting;
■	One Class of Stock. Shares of common stock are the only outstanding voting securities of the Company; and
■
Amendments to Articles and Bylaws. Amendments to our Articles do not require a super majority vote, except for changes to the provisions regarding the election and removal of directors and the vote required for amending the Articles. Our Bylaws may be amended by a vote of the shareholders and shareholders may prescribe in any bylaw approved by them that such bylaw may not be amended by the Board.

Independent Leadership Structure
■
Eight of Ten Directors are Independent. All but two members of our current Board are independent and, if all nine director nominees are elected at the Annual Meeting, seven of our nine continuing directors will be independent following the Annual Meeting;

■
Lead Independent Director and Independent Committees. The Board has a Lead Independent Director and each of the Audit Committee, Compensation Committee and Governance Committee have all independent members and an independent chair;

■	Annual Leadership Structure Review. The Board’s leadership structure is reviewed annually by our Governance Committee;
■	Separate Board Chair and CEO. The CEO and Chair of the Board are currently separate;
■
Independent Directors Executive Sessions. Independent directors regularly meet in executive session at regularly scheduled Board meetings and the Lead Independent Director communicates any concerns to the CEO or management; and

■	Audit Executive Sessions. The Audit Committee regularly conducts executive sessions with independent auditors, internal audit, Vice President - Legal and the Interim Chief Financial Officer (“CFO”).
Structures and Practices that Enhance Board Effectiveness
■
Experience Mix. As described above, our Board is comprised of directors with a diverse and appropriate mix of experience and skills relevant to the Company’s business and strategy and to its status as a public company;

■	Diversity. The Board reflects, and seeks in its searches for new directors, diversity of experience and of personal and professional backgrounds;
■
Risk Oversight. The Board oversees the Company’s Enterprise Risk Management program, which is reviewed at least annually, and has allocated its various risk management and oversight responsibilities among itself and its Audit, Governance and Compensation Committees to ensure adequate time and resources to effectively monitor Company risk;

■	Retirement Policy. Individual directors are required to offer their resignation on certain triggers, including changes in professional circumstances or the attainment of the age of 75;
■	Annual Evaluations. The Board and its Committees engage in a robust annual evaluation process, described above;
■
Board Refreshment and Succession Planning. The Governance Committee is responsible for identifying new director candidates, reviewing the composition of the Board and making recommendations to the Board on these matters and overseeing the evaluation process for reviewing the performance of individual directors, the Board and its committees;

■
Over-Boarding and Other Significant Activities. The Company’s Governance Guidelines contain provisions limiting its directors’ service on other boards of directors and their committees as well as undertaking business activities that result in significant time commitments or may create legal or independence issues;

■	Majority Voting for Mergers. Mergers require the affirmative vote of a majority of the outstanding shares of the Company;
■	Board Size and Director Vacancies. The size of the Board can be fixed from time to time and vacancies on the Board can be filled by a majority vote of the Board;
■	Directors Removable Only for Cause. Our Articles provide that directors may be removed only for cause by shareholders; and
■
Annual Review of Governance Guidelines. Many of the governance policies of the Company are contained in our Governance Guidelines which are reviewed annually and provided on our website (see discussion of the Governance Guidelines below).

Compensation and Incentive Structure Alignment with Company Goals and Strategy
■	Stock Ownership Guidelines. The Company has strong stock ownership guidelines in place for our directors and our senior officers;
■
Anti-Hedging and Anti-Pledging Policies. The Company’s Insider Trading Policy prohibits officers and directors from engaging in certain speculative transactions, such as short-term trading, short sales, trading on margin and certain stock pledges;

■
Clawback Policy. The Company has an incentive compensation clawback policy in place that authorizes the Company to recoup past incentive compensation from our Section 16 officers in the event of a material restatement, regardless of fault;

■	Third Party Compensation Review. The Compensation Committee engages an independent third party to evaluate the level of compensation provided to our executive officers;
■
Incentive Compensation Practices Align with Long-Term Goals. As described more fully in our compensation discussions below, the Company has incentive compensation practices to ensure alignment with its long-term goals; and

■
Equity Compensation Practices Align with Long-Term Goals. The 2020 Omnibus Plan generally requires a minimum of one-year vesting on grants, prohibits the “recycling” of shares related to stock option exercises, and limits the annual amount of cash and equity compensation that can be granted to non-employee directors for their service as directors. In

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■	PROPOSAL 1 Election of Directors
Governance

addition, beginning in 2018, our annual long-term performance equity grants have a 3-year performance period based on Company performance against specific return on net assets
(“RONA”) goals. Moreover, beginning with grants in 2020, dividends are not paid on any equity grants, either performance units or time-based shares, prior to vesting.
Corporate Governance Guidelines and Other Materials
As noted above, the Company has adopted Corporate Governance Guidelines. The Governance Guidelines, together with the charters of the Board’s Committees and other governance documents, provide the framework for the governance of the Company which is designed to promote the Board’s independence from management where appropriate, to establish an environment where the Board is able to adequately perform its function as the overseer of management, and to align the interests of the Board and management with the interests of the Company’s shareholders.
The Governance Guidelines are available at the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” In addition to the Company’s Governance Guidelines, other information relating to corporate governance at the Company is available on the Corporate Governance section of the Company’s website, including:
■	Audit Committee Charter
■	Human Resources, Compensation and Benefits Committee Charter
■	Corporate Governance and Nominating Committee Charter
■	Executive Committee Charter
■	Merchant Committee Charter
■	ESG Committee Charter
■	Articles of Incorporation
■	Bylaws
■	Code of Ethics
■	Policy on Granting Equity Awards
■	Stock Ownership Guidelines
■	Complaint Procedures for Accounting Matters
■	Insider Trading Policy
The Company’s shareholders may also obtain printed copies of these documents by writing to Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.
Corporate Governance Structure
A corporate governance structure is typically defined as the system that allocates duties and authority among a company’s shareholders, board of directors, and management. The shareholders elect the Board and vote on certain governance matters. The Board has the ultimate decision-making authority for the Company, except with respect to those matters specifically reserved for the shareholders. The Board has responsibility for the Company’s long-term strategic plans, for establishing broad corporate policies, for hiring, overseeing and evaluating executive management, particularly the CEO, and for our overall performance and direction, but is not directly involved in our day-to-day operations. The day-to-day operations of the Company are conducted by its management, under the direction of the CEO.
Board members keep informed about our business by participating in meetings of the Board and its Committees, by reviewing analyses, reports and other materials provided by Company management during and between Board meetings and through discussions with our CEO and other associates. The Board conducts its business through meetings and through actions taken by written consent in lieu of meetings. Our Board currently consists of ten directors, including eight independent directors, and our Executive Chair and current CEO who are not independent. If all of the nominees for election are elected, following the Annual Meeting the Board will be comprised of seven independent directors and two non-independent directors.
Code of Ethics
The Company and the Board believe that the long-term success of the Company is dependent upon maintaining an ethical business environment and complying with all legal and regulatory requirements. As part of its oversight in that regard, the Company maintains a Code of Ethics that applies to all associates and directors of the Company, including the CEO, the principal financial officer and the principal accounting officer. The Code of Ethics is available at the Company’s investor relations website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s CEO, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.
30	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Board’s Role in the Risk Management Process

Affirmative Determination Regarding Director Independence
Under our Governance Guidelines, a substantial majority of the directors serving on our Board is required to be comprised of independent directors. In general, our Board determines independence on the basis of criteria established by the Company and set forth in its Governance Guidelines, which standards meet or exceed those set forth in the NYSE listing standards, and other facts and circumstances it considers relevant. It is the responsibility of the Governance Committee to evaluate whether each director and each director candidate satisfies these independence standards and to make its findings and recommendations to the Board. In making the independence determination, the Governance Committee and the Board consider all relevant facts, circumstances, and material relationships with the Company, including its affiliates (either directly or indirectly or with an organization of which the director is an officer, shareholder, member or a partner) that may interfere with the exercise of such director’s independence from management. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In addition, under the Governance Guidelines and the NYSE listing standards a director is not independent if:
■	The director is or has been within the last three years an associate of the Company.
■	An immediate family member of the director is or has been within the last three years an executive officer of the Company.
■
The director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years. This excludes Board and Committee fees or other forms of deferred compensation for prior service.

■
An immediate family member of the director has received more than $120,000 in direct compensation from the Company (excluding for purposes of this computation any direct compensation received as a non-executive associate of the Company) during any twelve-month period within the last three years.

■	The director or an immediate family member of the director is a current partner of the Company’s internal or external auditor.
■	The director is a current associate of the Company’s internal or external auditor.
■	An immediate family member of the director is a current associate of the Company’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.
■
Within the last three years, the director or immediate family member of the director was a partner or associate of the Company’s internal or external auditor and personally worked on the Company’s audit.

■
The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

■
The director is a current associate, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

Directors who are designated as independent directors are expected to promptly inform the Company of any anticipated changes in their circumstances or relationships that may impact their designation as an independent director or their qualifications to serve on any Board Committee to which they have been appointed.
The Board, based on the evaluation, findings and recommendations of the Governance Committee, has concluded that all of the director nominees, other than Bonnie R. Brooks, our Executive Chair, and Molly Langenstein, our CEO and President, are, and all directors serving during fiscal 2020 other than Ms. Brooks and Mr. Langenstein, were, independent of the Company and its management under the independence standards set forth in the Governance Guidelines, under the NYSE independence standards, and under the independence standards set forth in Rule 10A-3 under the Exchange Act. The Board also has affirmatively determined that the members of the Audit, Compensation, and Governance Committees are all, and the members who served on these Committees during fiscal 2020, were all independent directors during such Committee service. Members of the Compensation Committee also qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.
Board’s Role in the Risk Management Process
Our Board and its Committees serve an important role in overseeing management’s identification, assessment, and mitigation of risks that are material to us. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit, Compensation, and Governance Committees. The Board generally oversees our Enterprise Risk Management (“ERM”) program and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other Committees, such as data and cyber-security, information systems, litigation and strategic planning.
In particular, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, certain legal and regulatory compliance, and our audit, accounting and financial reporting processes. The
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■	PROPOSAL 1 Election of Directors
Privacy and Information Security

Audit Committee also periodically reviews with our Vice President - Legal any legal and regulatory matters that may have a material adverse impact on our financial statements.
The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. In April 2020 and in April 2021, the Compensation Committee asked management to review our compensation policies and practices for all associates to identify general areas of risk and to communicate with the Compensation Committee’s independent compensation consultant concerning the design and structure of our executive compensation program. Management performed its review and discussed areas of potential risk. Management concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they include multiple incentives, balancing sales, earnings, margin, expense control and return on net assets (or RONA), and include certain compensation awards that are designed to encourage a longer-term focus. In addition, the design and structure of our compensation programs are generally the same across all business units such that the compensation policies and practices throughout the organization do not vary significantly from the overall risk and reward structure of the Company as a whole. Finally, the Company has adopted several policies which further mitigate any risk that the compensation programs could impose on the Company, including stock ownership guidelines, a robust clawback policy, and anti-hedging and anti-pledging policies. The Compensation Committee reviewed management’s assessments and conclusions and discussed them with management.
The Governance Committee oversees risks associated with corporate governance, business conduct and ethics, and board membership, leadership and structure. Further, the Governance Committee oversees the adequacy and effectiveness of the Company’s information security and technology risk management policies and internal controls regarding technology, data privacy and information security.
As part of the oversight process, each Committee receives reports from members of management concerning the areas of material risk to the Company that are within the purview of that Committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each Committee is responsible for assisting the Board in evaluating and overseeing certain risks, the entire Board is kept apprised of such risks through regular Committee reports. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
To best manage the risk of COVID-19 to our business and our operations, the Company’s leaders and executive officers continue to closely monitor information from public health officials and the government and have measures in place to safeguard our customers, associates and the financial flexibility of the Company. During this unprecedented time, the Board continues to closely partner with the executive officers to review information, assess potential issues, and oversee the development and implementation of strategies to effectively navigate the COVID-19 pandemic (the “pandemic”).
Privacy and Information Security
The Company and the Board and its committees also serve an important role in managing privacy and information security risks. Senior management, the internal Data Privacy and Security Committee and the Corporate Governance and Nominating Committee of the Board also provide oversight of privacy and information security programs.
As necessary to identify, manage and reduce these risks, the Company maintains policies related to privacy, acceptable use, and information security which are designed, among other things, to help protect personal and financial data. The Company also maintains a cybersecurity program that uses a risk-based methodology to support the security, confidentiality, integrity, and availability of its information technology systems. Independent third parties perform penetration testing of these information infrastructures. The Company has also developed incident response programs to assist in the management of cyber and other significant events.
Associates also help to manage privacy and information security risks. The Company maintains a security operations center and employs a VP of Global Infrastructure & Security. Additionally, the Company requires its associates to undergo annual privacy and information security training.
Board and Committee Meetings/Annual Meeting
Board and Committee Meetings
The Board and its Committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. It is the Company’s policy that directors should attend each meeting of the Board and each meeting of the Committees on which they serve. The Board held five regularly scheduled and six special meetings during fiscal 2020 and each incumbent director attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees on which he or she served.
During fiscal 2020, the non-management directors of the Board met without the Executive Chair and CEO or other members of management present at all five of its regularly scheduled Board meetings.
Director Attendance at Annual Meeting
The Company expects all of its directors to attend the Annual Meeting of Shareholders. All of our directors attended our Annual Meeting of Shareholders in 2020.
32	- 2021 Proxy Statement

PROPOSAL 1 Election of Directors	■
Compensation of Directors

Communications to Non-Management Directors
Our Board highly values shareholder input and has engaged in telephonic and in-person meetings with shareholders this year. Our Board is also available to talk with shareholders at our annual shareholder meeting, which we have historically hosted at our corporate headquarters in Fort Myers, Florida. Although the annual shareholder meeting will be held virtually via the Internet this year, our Board will still be available to talk with shareholders. Further, our Board has established a process for shareholders and other interested parties to communicate with any independent director or with non-management directors as a group. Shareholders and other parties interested in communicating with the Lead Independent Director or with the other non-management directors as a group may do so by writing to: Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966. Letters addressed to the Lead Independent Director or any of the other non-management directors will be routed to the Corporate Secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he or she otherwise determines requires their attention and may also provide each of the directors with summaries of all such correspondence. Solicitations or other matters unrelated to the Company will not be forwarded to the relevant director(s). Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence. Our shareholder communication process is also available on our corporate website at https://chicosfas.com/investors/investor-resources/faq/.
A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Shareholders, associates, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling a third-party hotline that has been established by the Company (1-888-361-5813) and such reports will immediately be brought directly to the attention of the Chair of the Company’s Audit Committee and separately to the Vice President - Legal and to the Vice President of Internal Audit. If a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the Corporate Secretary will promptly forward such written correspondence to the Chair of the Audit Committee and separately to the Vice President - Legal, if the Corporate Secretary is someone other than the Vice President - Legal, and Vice President of Internal Audit. These reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Audit Committee (see Complaint Procedures for Accounting Matters available on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters”).
Compensation of Directors
Our Company is fortunate to have directors whose commitment to Board service is substantial, as reflected in their active engagement with management. Various members of the Board have participated in evaluations across certain company functional areas, offering hands-on expertise and guidance. This is particularly true in fashion merchandising, product development, marketing, e-commerce and social media, retail, store operations, technology, and sourcing and supply chain as we strive to be a more efficient, agile and flexible organization, which is essential in the rapidly evolving retail environment. Their commitment is further reflected in their continued retention of all shares that have been awarded as part of their director compensation.
General. Under our Governance Guidelines, only our non-management directors are entitled to receive compensation for serving on the Board. The Compensation Committee is responsible for reviewing and recommending director compensation to the Board, which it does at least annually. For each of the past several years, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook”), an outside independent consultant, to assist in its analysis and recommendations. As part of its consulting services, FW Cook provided the Compensation Committee with a review and analysis of the prevailing outside director compensation structures, utilizing data from the Company’s peer group companies. FW Cook’s review indicated that the Company’s annual non-employee director compensation, as reported in the Company’s proxy statements filed in 2019 and 2020, was positioned between the 25th percentile and the median of the peer group. The Compensation Committee shared that review and analysis with the full Board as part of its recommendation.
The reviews and analyses discussed above were used in connection with implementing the compensation arrangements described below.
Indemnification. We indemnify our directors to the fullest extent permitted by law so that they will serve free from undue concern. This indemnification is authorized under our Bylaws, and accordingly we have signed agreements with all Board members obligating us to provide this indemnification to them.
Base Compensation and Non-Equity Benefits.
COVID-19. As a result of the business and market volatility, the uncertainty caused by the global outbreak of the COVID-19 pandemic and the temporary closure of all of our boutiques in North America, beginning in April 2020 the Board’s annual cash retainers were reduced 50% and subsequently reinstated effective July 5, 2020. As a result, all of the annual retainer fees discussed below, were received at a reduced level compared to the non-employee director compensation originally approved by the Board for 2020 service.
During fiscal 2020, each non-employee director was scheduled to receive an annual retainer of $90,000. The non-employee director serving as the Chair of the Board was scheduled to receive an additional annual retainer of $75,000 and the Lead Independent Director was scheduled to receive an additional annual retainer of $35,000. In addition, the non-employee directors who served as the Chairs for the Audit Committee,
- 2021 Proxy Statement	33

■	PROPOSAL 1 Election of Directors
Compensation of Directors

Compensation Committee and Governance Committee were scheduled to receive additional annual retainers of $20,000, $20,000 and $15,000, respectively.
All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and Committee meetings and until the changes described below, non-employee directors were also entitled to elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents, with the cost thereof paid by the Company. In February 2017, the Board voted to discontinue offering participation in the Company’s health insurance program to new Board members and to current non-participating Board members. Those Board members participating in the program as of that date were grandfathered so that their participation could continue. During the last fiscal year, Ms. Fields, Mr. Mahoney, Mr. Simon and Mr. Walker participated in this health insurance program. In addition, Board members are eligible to participate in the same merchandise discount program as all of our associates.
Restricted Stock. The Board has the discretion to make equity awards to non-employee directors. It is anticipated that each year around the time of the Annual Meeting of Shareholders, at the discretion of the Board, each continuing non-employee director will be awarded either a determined number of shares or grant value of restricted stock or restricted stock units that would vest one year following the grant date. For fiscal 2020, the Board approved a non-employee director equity grant value of $145,000 (but based on an assumed $4.00 share price, compared to the actual $1.25 closing price on the grant date). On June 24, 2020, for their respective service as directors, Ms. Fields, Ms. Kerr, Mr. Mahoney, Ms. Roy, Mr. Simon, Mr. Walker and Mr. Watson each received a grant of 36,250 shares of restricted equity under the Company’s prior Amended and Restated 2012 Omnibus Stock and Incentive Plan, which was equivalent to approximately $45,313 in grant value, with the right to receive such award in the form of restricted stock or restricted stock units with deferred delivery. Each such restricted stock or restricted stock unit grant vests on June 24, 2021.
Non-Employee Director Compensation Table
The following table provides information on the compensation for non-employee directors for the fiscal year ended January 30, 2021 (referred to as “fiscal 2020”).
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Janice L. Fields	85,962	45,313	15,529	146,804
Deborah L. Kerr	70,962	45,313	—	116,275
John J. Mahoney	90,962	45,313	15,529	151,804
Kim Roy	70,962	45,313	—	116,275
William S. Simon	92,212	45,313	21,779	159,304
David F. Walker	120,632	45,313	15,529	181,474
Stephen E. Watson	70,962	45,313	—	116,275
(1)
Ms. Brooks was appointed CEO and President effective July 30, 2019 and appointed Executive Chair of the Board effective June 24, 2020. Ms. Langenstein was appointed CEO and President effective June 24, 2020. Ms. Brooks and Ms. Langenstein received no additional compensation for their service as members of the Board during fiscal 2020 and are omitted from the table. Compensation received by Ms. Brooks and Ms. Langenstein for their service as executive officers of the Company is reported in the Summary Compensation Table.

(2)	The following table shows the breakdown of the Fees Earned or Paid in Cash between the Annual Retainer and Board and Committee Chair Fees, which are paid quarterly, in arrears.
Name	Annual Retainer Fees ($)	Board Chair and Committee Chair Fees ($)	Total Fees Earned or Paid in Cash ($)
Janice L. Fields	70,962	15,000	85,962
Deborah L. Kerr	70,962	—	70,962
John J. Mahoney	70,962	20,000	90,962
Kim Roy	70,962	—	70,962
William S. Simon	70,962	21,250	92,212
David F. Walker	70,962	49,670	120,632
Stephen E. Watson	70,962	—	70,962
(3)
The amounts included in the “Stock Awards” column represent the grant date fair value of restricted equity awards granted to directors in fiscal 2020, computed in accordance with FASB ASC 718. The grant date fair value for shares/units granted to each non-employee director on June 24, 2020 was $1.25 per share. Each then-serving non-employee director held 36,250 shares of restricted stock (or restricted stock units in the case of Ms. Fields, Ms. Kerr and Mr. Simon) as of January 30, 2021.

(4)	For Ms. Fields, Mr. Mahoney, Mr. Simon and Mr. Walker, the amount in this column represents Company-paid premiums for health insurance coverage.
34	- 2021 Proxy Statement

■	PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Summary of the Advisory Resolution
The Company is asking you to approve the compensation of our named executive officers (“NEOs”) as described in this Proxy Statement (the “say-on-pay” vote). The Company’s NEOs are identified in the Summary Compensation Table on page 54 in the Executive Compensation section and the accompanying tables contained in this Proxy Statement on pages 38-52. While the Board and its Compensation Committee will carefully consider the shareholder vote, the vote is advisory in nature and will not be binding on the Board or the Company.
The Company has long demonstrated its commitment to sound executive compensation practices and corporate governance principles, working to ensure that its practices protect and further the interests of shareholders. We believe that our executive compensation program, as described more fully in the Executive Compensation section of this Proxy Statement, is structured (i) to promote a performance-based culture which links the interests of management and shareholders; (ii) to support our business objectives; and (iii) to align our programs with recognized corporate governance best practices because:
■	Our compensation programs strongly support our key business objectives and our focus on increasing shareholder value.
■
The target compensation mix for our executive officers is comprised of base salary, annual incentive bonus, and long-term incentives, representing a mix that is not overly weighted to annual incentives.

■
Our incentive compensation plans use Company-wide and brand-level measures, as appropriate, which encourage focus on the achievement of objectives for the overall benefit of the Company and prevent overemphasis on any one metric.

■	Our long-term incentives are 100% equity-based, and our annual PSUs are subject to three-year RONA performance goals.
■	Annual incentive awards and PSUs are capped at 200% and 175% of target, respectively.
■	A significant portion of NEO compensation is “at risk” so that if the value we deliver to our shareholders declines, so does the compensation we deliver to our NEOs.
■
We set our performance goals for the cash incentive bonus at the beginning of the fiscal year so that the determination as to whether the goals have been achieved is based on objective criteria and so that, at the time the goals are set, there remains sufficient uncertainty as to whether they will be achieved so as to more effectively motivate performance.

■	We monitor and compare the compensation programs and pay levels of executives at peer companies so that our compensation programs are competitive and within the range of market practices of our peers.
■
We conduct an annual risk assessment of our compensation programs; as a result of our most recent assessment, we determined that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

■	We require non-employee directors and senior executives to maintain meaningful Company stock ownership levels.
■	Officers and directors are not permitted to pledge their Company stock as collateral for a loan, hedge their economic exposures to Company stock, or trade our stock on margin.
■
We have a formal compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our Section 16 officers in the event of a material financial restatement, regardless of fault.

■	We do not provide significant perquisites or personal benefits to NEOs.
■
As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other non-performance-based retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all associates and the deferred compensation plan, which is available to certain highly-compensated associates.

■	Our severance policies historically have lined up with competitive practice, and we do not provide tax gross-ups.
As noted below, our compensation philosophy emphasizes pay for performance and places a significant percentage of NEO compensation “at risk.” For example, between 33% - 72% of our executive compensation opportunity for fiscal 2020 was at risk, subject to performance.
In addition, the Company has in the past sought and received shareholder approval for the equity incentive plan that we use to motivate, retain, and reward our executives, most recently the 2020 Omnibus Plan, which the shareholders approved in 2020. Compensation provided pursuant to shareholder-approved plans makes up a significant portion of the pay that the Company provided to its NEOs.
At our 2020 Annual Meeting of Shareholders, we received approximately 72% approval of our executive compensation for fiscal 2019. While we applied similar philosophy and practices in determining fiscal 2020 compensation for our NEOs, we conducted regular shareholder outreach and took that feedback into consideration in the design of our future programs, including
- 2021 Proxy Statement	35

■	PROPOSAL 2 Advisory Resolution to Approve the Compensation of Our Named Executive Officers

the decision to grant a mix of time-based restricted stock (50%) and performance share units (50%) to Ms. Langenstein upon promotion to CEO in June 2020. Even with the business impact of the pandemic, we believe that this practice is an example of how our long-term equity plan provides a direct link between compensation and the creation of long-term shareholder value.
Accordingly, the Board recommends that the shareholders approve the following advisory resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion.
Recommendation
The Board encourages shareholders to endorse the executive compensation program by voting in favor of this resolution. Although the say-on-pay vote is non-binding, the Board and its Compensation Committee, which is comprised entirely of independent directors, will consider the voting results, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
36	- 2021 Proxy Statement

■	EXECUTIVE OFFICERS
The following table sets forth certain information regarding the Company’s current executive officers.
Executive Officers	Age	Positions	Years with the Company
Bonnie R. Brooks(a)	67	Executive Chair of the Board	2
Molly Langenstein(b)	57	Chief Executive Officer, President and Director	1
Kristin M. Gwinner	52	Executive Vice President - Chief Human Resources Officer	8
Jay Topper	60	Executive Vice President - Chief Digital Officer	(c)
David M. Oliver	63	Interim Chief Financial Officer and Senior Vice President, Controller	9
(a)	CEO and President from July 2019 to June 2020; Executive Chair of the Board as of June 2020.
(b)	CEO and President as of June 2020.
(c )	Joined the Company in March 2021.
Non-Director Executive Officers
Kristin M. Gwinner is Executive Vice President - Chief Human Resources Officer. Ms. Gwinner joined the Company in December 2012 and has over 20 years of Human Resources experience within the retail and telecommunications industries. Ms. Gwinner has held multiple leadership roles within Chico’s FAS leading to her current position as Executive Vice President - Chief Human Resources Officer. Ms. Gwinner initially joined Chico’s FAS as Vice President, Human Resources, followed by the roles of Vice President of Talent, Development, and Diversity and Inclusion and Senior Vice President of Human Resources. Previously, Ms. Gwinner served as head of human resources in the role of Vice President, Human Resources for PacSun, a specialty retailer that offers a cross-section of emerging brands and trending fashion based in Anaheim, California from 2010 to 2012. Prior to joining PacSun, Ms. Gwinner served as Sr. Director, Human Resources for T-Mobile US, Inc. a national provider of wireless voice, messaging, and data services. During her time with T-Mobile US, she held numerous positions of increasing scope and worked through several mergers and acquisitions in the telecommunications industry. Ms. Gwinner holds a Masters in Human Resources Management from Troy State University, a Bachelor’s in Business Management from Florida State University, is SPHR certified, and is a certified Executive Coach (Center for Executive Coaching). Ms. Gwinner currently serves on the Diversity and Inclusion Leadership Council of RILA, the Retail Industry Leaders Association, and on the Board for the Foundation for Lee County Schools.
Jay Topper is Executive Vice President - Chief Digital Officer, having joined the Company in March 2021. Prior to joining Chico’s FAS, Inc., Mr. Topper served as Chief Digital Officer at FTD® from 2018 to 2020, where he was instrumental in driving the company’s e-commerce business, products and technology functions, supply chain and e-commerce operations, and as Chief Information and Chief Technology Officer from 2016 to 2018. Before that, Mr. Topper served as Chief Information Officer and Chief Technology Officer at Vitacost.com from 2013 to 2014, where he led technology, fulfillment, distribution, social media and customer service and was the first CTO to re-invigorate and re-architect the company’s technology ecosystem. Mr. Topper is a former Commissioned Officer in the United States Coast Guard and holds a master’s degree in Telecommunications and Computing Management from the NYU Tandon School of Engineering and a bachelor’s degree in Mathematical Sciences from the United States Coast Guard Academy.
David M. Oliver is Interim Chief Financial Officer and Senior Vice President, Controller. He joined Chico’s FAS, Inc. in March 2012 as Vice President - Controller. Prior to joining Chico’s FAS, Inc., Mr. Oliver held various finance roles with SUPERVALU Inc., a retail and wholesale grocery chain, including Chief Financial Officer - Supply Chain Services, Vice President, Corporate Controller and Vice President, Investor Relations from 2004 to 2012. Mr. Oliver also served as an executive finance officer at the Arden Group, Inc. and The Vons Companies, Inc., both food supermarket retailers, as well as Audit Manager and CPA at the accounting firm Arthur Andersen.
None of the executive officers or directors who currently serve or who served in such capacities during fiscal 2020 are related to one another. There are no arrangements or understandings pursuant to which any executive officer was elected to office. Executive officers are elected by and serve at the discretion of the Board.
- 2021 Proxy Statement	37

■	COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes the material elements of the Company’s executive compensation program, how it is designed to support the achievement of our key strategic and financial objectives, and the compensation decisions the Compensation Committee made under the program for our NEOs as defined under SEC rules, who for fiscal 2020 were:
Named Executive Officers	Current Title
Bonnie R. Brooks	Executive Chair of the Board
Molly Langenstein	Chief Executive Officer, President and Director
Kristin M. Gwinner	Executive Vice President - Chief Human Resources Officer
David M. Oliver	Interim Chief Financial Officer and Senior Vice President, Controller
Jennifer Ellis(a)	Former Interim Chief Financial Officer and Senior Vice President, Finance
Ann E. Joyce(b)	Former Executive Vice President - Chief Operating Officer
Mary van Praag(b)	Former President, Intimates Group
(a)	Left the Company in March 2020.
(b)	Left the Company in May 2020.
Executive Summary
The uncertainty caused by the global outbreak of the COVID-19 pandemic (the “pandemic”) during fiscal 2020 resulted in extreme business and market volatility. During this time, the Company took actions to both protect associates and preserve the overall liquidity of the business. The temporary closure of all of our boutiques in North America during the first half of fiscal 2020 led to a stronger focus on digital sales and the enhancement of our digital platform. The business was able to quickly pivot to a remote work environment while keeping our supply chain open to service our customers.
At the initial outbreak of the pandemic, the Company took actions to benefit our associate population at large. Although the store closures that began March 17, 2020 led to furloughs of most of our store associates and 50% salary or hours reductions for most non-furloughed associates for three months, the Company took the following temporary actions during the furlough period:
■	initiated the payment of paid time off (PTO) balances to provide immediate income to furloughed associates;
■	provided healthcare coverage continuation to eligible associates; and
■	created a pandemic call hotline.
These actions were taken to both create solidarity with furloughed associates and ensure that the Company maintained an open line of communication and information exchange with all associates.
To conserve our cash position and to be better positioned to thrive post-pandemic, the Company also took the following actions related to fiscal 2020 executive and Board compensation beginning in April 2020:
■	a reduction in base salary of the Company’s executive officers, including the named executive officers then employed by the Company, of 50%;
■	a reduction in the Board’s annual cash retainers of 50%;
■	a deferral of merit increases;
■	a temporary freeze in eligibility for participation and benefits in the Company’s Officer Severance Plan; and
■	the suspension of the matching contributions to the Company’s 401(k) defined contribution plan and nonqualified deferred compensation plan.
Effective July 2020, supported by the phased re-openings of the Company’s boutiques and the end of associate furloughs, the salaries and hours of the non-furloughed associates and the Company’s executive officers, the Board’s annual cash retainers and the Company’s 401(k) defined contribution plan matching contributions were restored to pre-reduction levels.
Annual cash incentives are provided for eligible associates, including certain named executive officers, under the management bonus plan administered by the Compensation Committee through the Company’s Amended and Restated Cash Bonus Incentive Plan. Annual cash incentives are intended to provide incentives to eligible associates to achieve the Company’s annual financial and strategic goals and to encourage teamwork in meeting objectives and overcoming challenges. In February 2020, in accordance with the Company’s regular practice, the Compensation Committee established the specific performance metrics and goals applicable to the management bonus plan for the 2020 fiscal year as well as the bonus target payment percentage, based on a percentage of earned salary for the fiscal year, for each eligible associate.
Later in fiscal 2020, over the course of multiple months, the Compensation Committee evaluated the impact of the pandemic on Company performance and associate motivation and retention as it related to the management bonus plan. The Committee considered numerous factors such as the ability to achieve sales goals as established pre-pandemic in light of the mandated store closures. Based on a review of alternatives including making no changes to the original goals with potential use of discretion at year-end as well as making changes to previously approved goals, the Compensation Committee determined the previously-approved performance goals were rendered obsolete by the pandemic and that it was in the best interests of the Company and its shareholders to revise the management bonus plan for the 2020 fiscal year. Accordingly, in September 2020, the Committee approved revised metrics and goals for fiscal 2020 with a focus on strategic imperatives, which were sales and expense control during the second half of 2020 to re-establish accountability for results.
In connection with revising the goals, the Compensation Committee also narrowed the payout scale previously approved
38	- 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Executive Summary

by the Compensation Committee for each eligible associate. The Committee determined that, for the 2020 fiscal year, annual cash incentives under the revised management bonus plan would be based on two Company-level performance metrics with equal weighting: (i) revised fiscal year 2020 total sales and (ii) a new metric of fiscal 2020 third and fourth quarter expense savings. The previously-approved bonus target payment percentage for each eligible associate was not changed, although the payout scale was capped at 100% (down from the original 200%) of the target payment percentage for each eligible associate, based on the extent to which applicable performance metrics are met. The overall fiscal year result of approximately 60% of target payout for the fiscal 2020 management bonus plan was based on the revised management bonus plan. The Compensation Committee did not use positive discretion in determining the payouts for fiscal 2020 under the revised management bonus plan.
Long-term equity incentives are provided for eligible associates, including certain named executive officers, under the Company’s Omnibus Stock and Incentive Plan administered by the Compensation Committee. In February 2020, as part of the
Company’s annual equity award process, the Compensation Committee approved the use of an assumed $4.00 stock price for purposes of converting long-term incentive values into long-term incentive awards to limit potential shareholder dilution. The Compensation Committee evaluated the outstanding long-term equity incentive awards in the course of review of the impact of the pandemic but decided not to make revisions to any of the outstanding PSU performance goals (granted in fiscal 2018, 2019 and 2020). No portion of the fiscal 2018 PSUs were earned, which had a three-year performance period of fiscal 2018 through 2020.
The below Compensation Discussion and Analysis provides an overview of our business performance for fiscal 2020, highlights the key components and structure of our executive compensation program, discusses the principles underlying our compensation policies and procedures, and addresses other matters we believe explain and demonstrate our performance-based compensation philosophy, including the impact of the pandemic on our business and financial results, and our executive compensation for fiscal 2020.
Strategic Highlights
The Company implemented a leadership transition, effective June 24, 2020, designed to strengthen and provide ongoing stability and continuity of the business, and to further support the Company’s future, including the following:
■	Molly Langenstein, former President, Apparel Group, became CEO and President of the Company and joined the Board;
■	Bonnie R. Brooks transitioned from CEO and President of the Company to Executive Chair of the Board; and
■	Director William S. Simon became lead independent director of the Board.
The Company’s fiscal 2020 highlights include:
■
Rapid transformation into a digital-first company: The Company fast-tracked numerous innovation and digital technology investments. These investments drove higher consumer engagement and a year-over-year digital sales increase of 17.5%, led by Soma’s digital sales increase of 72%.

■
Gained sales momentum at Soma: Soma generated comparable sales growth for the last seven months in fiscal 2020, and according to market research firm NPD, Group Inc., for the 12 months ended January 2021, Soma’s growth exceeded that of the U.S. apparel market and the market leader for non-sport bras and panties, and was in the top five brands overall in the sleepwear market.

■
Implementation of enhanced marketing efforts drove traffic as well as new customers: Newly acquired customers were retained at a meaningfully higher rate than in fiscal 2019. The average age of new customers dropped 10 years for

Chico’s and eight years for Soma, and the average age of new WHBM customers complemented the current target customer, reinforcing the runway for all three brands.
■
Improved apparel product and acceptance: The Company relaunched Zenergy in Chico’s with new fabrications, styling and marketing, and also increased its gifting assortment and key item depth, which showed positive results. At WHBM, the brand pivoted to casualization and launched luxe weekend alongside new runway leggings and a focus on denim that resonated well with customers.

■
Enhanced liquidity and financial flexibility: The Company amended and extended its credit facility to $300 million and ended the year with a solid cash position of $109 million of cash and cash equivalents.

■
Obtained meaningful rent reductions and strengthened the Company’s real estate position: The Company obtained landlord commitments of $65 million in rent abatements and reductions and further rationalized its real estate position by permanently closing an incremental 40 underperforming locations.

■
Realized significant cost savings: The Company substantially streamlined the organization and permanently reduced its cost structure to more efficiently support the business, resulting in approximately $235 million of annual savings in fiscal 2020, or 23% greater than its original plan, with the expectation that certain of these cost savings initiatives will benefit future years and reflect a cultural and structural shift in how the business is managed.

Financial Highlights
Loss per diluted share for fiscal 2020 was $3.11 compared to loss per diluted share of $0.11 in fiscal 2019. The fiscal 2020 net loss includes approximately $200 million in significant after-tax non-cash charges as a result of the pandemic. The fiscal 2019 net loss includes the unfavorable impact of accelerated depreciation charges of approximately $8 million, after-tax, related to our retail
- 2021 Proxy Statement	39

■	COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives

fleet optimization plan and severance and other related net charges of approximately $2 million, after-tax, in connection with actions taken to reposition our then organizational structure. In fiscal 2020, we returned $11 million to shareholders in the form of dividends. Adjusted RONA achieved in fiscal 2020 was -44.3%, excluding the unfavorable impact of significant after-tax non-cash charges as a result of the pandemic. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets. While fiscal 2020 results were significantly impacted by the pandemic, we are committed to best position our brands for profitable growth and enhance the value of our Company as an efficient, effective and agile organization with robust omnichannel capabilities.
Compensation Philosophy and Objectives
The goal of our executive compensation program is the same as our goal for the Company — to increase shareholder value over the long-term. To this end, we have designed and implemented a compensation program intended to attract, motivate, and retain highly skilled executive officers and reward them for results that increase shareholder value through sustained, profitable financial performance and outstanding leadership that reflects our values and unique culture.
The Company structures our executive compensation program and decisions on the same basic objectives that guide us in establishing all of our compensation programs:

■
Attract and Retain Talented Executives. Compensation should reflect the value of the particular job in the marketplace and should be at the levels necessary to attract and retain the high-caliber talent required to lead our Company. We believe these levels are generally the market median of similarly situated companies.

■	Pay for Performance. Compensation should reward performance that achieves our strategic and financial objectives and enhances shareholder value.
○
Our compensation programs are structured so that if performance exceeds target levels, a NEO’s total compensation may similarly exceed target levels. Likewise, where performance falls short of established goals, the programs will deliver lower levels of compensation.

○
Performance-based programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the Company’s achievement of its overall strategic, financial, and operational goals.

■
Long-Term Focus and Alignment with Shareholders. Associates at higher levels should have an increasing portion of their compensation in the form of equity-based incentives, where the value is tied to long-term shareholder value creation.

Compensation Highlights
Compensation Elements
Our compensation program balances all aspects of pay for an executive’s responsibilities: a base salary for day-to-day work, a cash incentive bonus for shorter-term results linked to annual
Company and Brand performance, and a long-term equity program for aligning the executives’ focus with shareholder value and the long-term performance of the Company.
40	- 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Compensation Philosophy and Objectives

The following table provides a summary of the direct compensation elements of our executive compensation program, their principal contribution to our compensation objectives, and the key actions and decisions made with respect to each element for fiscal 2020.
	Compensation Element	Objectives and Key Features	Highlights for Fiscal 2020
FIXED	Base Salary
■ Provides appropriate fixed cash compensation necessary to attract and retain executives
■ Reflects position’s relative value in the marketplace, the executive’s scope and breadth of responsibility and individual contribution

■ In fiscal 2020, base salaries for some of our NEOs were adjusted to reflect performance based merit increases with our CEO receiving a promotional increase for expansion of responsibilities. However, due to the impact of the pandemic, salaries were reduced by 50% for three months and subsequently restored without any make-up of reduced wages.

AT RISK	Annual Cash Incentive
■ Provides incentive for short-term
performance across multiple metrics
■ Focuses executives on achieving specific annual financial and operating results aligned with our business strategies
■ Uses performance measures we believe are key drivers of shareholder value

■ The original management bonus plan established for fiscal 2020 was tied to pre-established company and brand specific metrics related to sales, operating income and strategic goals. These goals were approved based on a pre-pandemic budget. Bonuses could be earned from 0% to
200% of a target percentage of earned salary.
 In September 2020, the plan was revised to replace the originally-approved metrics, which had been rendered obsolete and unachievable by the pandemic, with two goals:
 ■ Total company net sales for fiscal 2020 based on pandemic-adjusted forecast (referred to as “total company sales”); and
 ■ Fiscal 2020 third and fourth quarter expense savings were introduced
■ Bonuses were capped at 100% of a target percentage of earned salary based on our performance against goals for fiscal 2020 under the revised management bonus plan.
■ Earned awards for fiscal 2020 were tied to the September 2020 revised management bonus plan based on the pre-established goals.
■ Based on Company performance versus the revised management bonus plan goals for fiscal 2020, bonuses were funded at approximately 60% of target resulting in payouts of 23%-78% of earned salary for each of the NEOs.

Long-Term Equity Incentives
■ Provides incentive for long-term
performance
■ Links compensation earned to the
creation of long-term shareholder value
■ Aligns interests of management with
those of shareholders
■ Supports retention of key talent

■ In fiscal 2020, annual equity awards to the NEOs consisted of a 50/50 mix of time-based restricted stock and performance share units (“PSUs”) with the exception of Ms. Brooks who did not receive an annual equity award in fiscal 2020 as she was awarded a front-loaded grant in fiscal 2019 intended to cover both fiscal 2019 and 2020 awards.
 ■ Annual restricted stock awards (“RSAs”) vest in three equal annual installments
 ■ Annual PSUs may be earned from 0% to 175% of a target number of units based on our performance against pre-established RONA goals for a three-year period from fiscal 2020 through fiscal 2022. Three one-year performance goals are set at the beginning of the three-year performance period, performance is measured annually and then averaged at the end of the three-year performance period to determine the final earned award, if any. Based on company performance for fiscal 2020, our NEOs had 0% achievement for the first year of the three-year performance period. This PSU grant will cliff vest on the third anniversary based on the average RONA performance achieved for fiscal 2020 through fiscal 2022.
■ In connection with her promotion to CEO in June 2020, we granted incremental RSAs and PSUs to Ms. Langenstein in July 2020. The RSAs vest in three equal annual installments. The PSUs may be earned from 0% to 150% of a target number of units based on the same RONA target goal as the fiscal 2020 annual PSU grant discussed above. As the maximum of this award is capped at 150% of target, the maximum performance goal is different than the fiscal 2020 annual grant.
■ Mr. Oliver received a special off-cycle grant of PSUs on September 17, 2020 in conjunction with special grants provided to all Officers excluding the Executive Committee. The PSUs may be earned if the Company achieves two quarters of comparable same store sales growth during the performance period. If this gate is achieved, Mr. Oliver is able to earn PSUs at threshold if the highest stock price is $2.50, target if the highest stock price is $3.50 and maximum if the highest stock price is $6.00, with payouts for intermediate stock prices calculated based on straight-line interpolation. Highest stock price is defined as the highest 20-day rolling average of the close price from November 1, 2020 through January 29, 2022. The stock price goals represent rounded multiples of 2x, 3x and 5x the stock price on the date of the Compensation Committee meeting. Vesting, if any, will occur on March 1, 2022. The Executive Committee received PSU awards of the same design in fiscal 2019 but with higher stock price targets ($5.00 at threshold, $7.50 at target and $10.00 at maximum) and a more stringent comparable store sales gate.

- 2021 Proxy Statement	41

■	COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives

Target Pay Mix
There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation or short-term and long-term incentive compensation. The Compensation Committee believes, however, that a substantial portion of the annual and long-term compensation for our NEOs should be “at-risk.” We define at-risk compensation to include bonus opportunities under our management bonus plan and the grant-date fair value of annual equity awards. Our total direct compensation mix is designed to provide more upside potential and downside risk for the NEOs because they have substantial influence on and accountability for our performance.
The following chart and graphics describe the percent of pay at-risk for our NEOs, based on annualized base salary and target bonus opportunity, in fiscal 2020:
NEO	2020 Pay At-Risk (%)
Bonnie R. Brooks(a)	50
Molly Langenstein(a)	72
Kristin M. Gwinner	61
David M. Oliver(a)	53
Jennifer Ellis(b)	33
Ann E. Joyce(b)	60
Mary van Praag(b)	64
(a)
The salary used in this calculation for each of Ms. Brooks and Ms. Langenstein is base salary at the end of the fiscal year. For Ms. Brooks, salary excludes compensation received for time in her prior role as CEO and President. For Ms. Langenstein, salary excludes compensation received for time in her prior role as President, Apparel Group. For Mr. Oliver, salary excludes supplemental pay of $10,000 per month for service as Interim CFO.

(b)	The salary used in this computation for each of Ms. Ellis, Ms. Joyce and Ms. van Praag is base salary as of the date of termination.

Ms. Brooks

50%
At Risk Pay
Target Bonus
50%
50%
Salary
100%
Short-Term
50%
Performance-
Based

Ms. Langenstein

72%
At Risk Pay
Restricted Stock
19%
38%
Long-Term
Performance
Share Units
19%
28%
Salary
62%
Short-Term
53%
Performance-
Based
34%
Target Bonus

Average All Other NEOs

58%
At Risk Pay
Restricted Stock
15%
30%
Long-Term
Performance
Share Units
15%
42%
Salary
70%
Short-Term
43%
Performance-
Based
28%
Target Bonus

42	- 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Compensation Philosophy and Objectives

Compensation Risk Mitigation and Governance Highlights
In addition to the items discussed in the table summarizing our direct compensation elements of executive compensation (page 41), we also maintain various compensation policies that align our program with recognized corporate governance best practices:
	WHAT WE DO	WHAT WE DON’T DO
✔	Align Pay to Performance: Our compensation program for NEOs emphasizes variable pay over fixed pay to ensure a linkage to the Company's short and long-term financial performance.	✗	Offer Significant Perquisites: We do not provide significant perquisites or personal benefits to NEOs.
✔	Retain Meaningful Stock Ownership Requirements: We require senior executives and non-employee directors to maintain Company stock ownership levels to align interests with those of our shareholders.	✗
Offer Supplemental Executive Retirement Plans: As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all associates and a deferred compensation plan available to certain highly compensated associates.

✔
Provide Formal Clawback Policy: We have a compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our Section 16 officers in the event of a financial restatement, regardless of fault, to ensure that incentive-based compensation is based on accurate financial data.
✗
Permit Hedging or Pledging: NEOs and directors are not permitted to hedge their economic exposures to the Company stock and are also prohibited from trading our stock on margin and pledging our stock as collateral for a loan.

✔
Mitigate Undue Risk: We conduct an annual risk assessment of all of our compensation policies and practices. After reviewing the 2020 compensation risk assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
		✗	Provide Excise Tax Gross-Ups: We do not provide excise tax gross-ups on change-in-control severance payments.
✔	Maintain Committee Oversight: The Compensation Committee has the ultimate authority to determine, and reduce if appropriate, compensation provided to our NEOs.
✔	Retain an Independent Compensation Consultant: The Compensation Committee retains an outside independent compensation consultant.
✔
Conduct Regular Shareholder Outreach: We conduct regular shareholder outreach regarding our executive compensation practices, including our alignment of pay to performance, to ensure that our practices are aligned with shareholder expectations and interests.

- 2021 Proxy Statement	43

■	COMPENSATION DISCUSSION AND ANALYSIS
Response to our Annual Say-on-Pay Vote

Pay for Performance
We have confidence that our pay for performance compensation program is functioning as we intended. The following graph shows the three-year (fiscal year 2018 through fiscal year 2020) aggregate pay for the CEO in office at the end of the fiscal year based first on target and then based on what was realized. The difference of approximately $9,400,000, or 48% of target, appropriately reflects the gap between our goals and the Company’s performance over that time period.

Response to our Annual Say-on-Pay Vote
At our 2020 Annual Meeting of Shareholders, we conducted our annual say-on-pay vote where we asked our shareholders to vote to approve, on an advisory basis, the fiscal 2019 compensation paid to our NEOs. Our shareholders approved our NEO compensation, with approximately 72% of votes cast in favor of our say-on-pay resolution.
We were disappointed by the decrease in shareholder support from our 2019 Annual Meeting of Shareholders and took it into consideration in making decisions regarding executive compensation for 2020 and 2021. We are committed to an open dialog with shareholders and will continue to seek and consider shareholder feedback in the future. As noted above, we conduct regular shareholder outreach regarding our executive compensation practices, including our alignment of pay to performance, to ensure that our practices are aligned with shareholder expectations and interests. During fiscal 2020, our CEO and CFO spoke with each of our top three investors on multiple occasions to gain their insights and perspectives. Each shared supportive and positive comments on the Company’s turnaround efforts and the alignment of our executive compensation practices with shareholder interests. In addition to their expressions of support, these shareholders noted a key concern was the safeguarding and retention of the Company’s talent. Ms. Langenstein was encouraged to be mindful of the importance of retaining talent and setting realistic and attainable goals that drive overall business results.
The decisions that the Compensation Committee makes on NEO compensation are performance-based and market-driven. In making compensation decisions, the Compensation Committee reviews all compensation components for the NEOs and compares each element of compensation against a peer group of publicly traded retailers. In setting the various elements of NEO compensation, the Compensation Committee believes that a substantial portion of an individual NEO’s compensation should be “at-risk,” which we define as the bonus opportunity under our management bonus plan and the grant-date fair value of equity awards, and “performance-based,” which we define as the bonus opportunity and the performance share unit value. Thus, the Compensation Committee, with the advice of its independent compensation consultant and with the desire to have a significant portion of the NEO compensation at risk, establishes an overall compensation opportunity for each NEO designed to deliver a specific, market-competitive value when our target goals are achieved.
Role of the Compensation Committee and the Executive Officers
The Compensation Committee, in consultation with its independent compensation consultant, reviews, evaluates, and determines the various components of compensation for the CEO and Executive Chair, including establishing base salary, the terms under which cash incentive bonuses may be earned, and the grant value of and terms under which long-term equity incentive awards may be earned. The Vice President - Legal and the Chief Human Resources Officer may assist the Compensation
44	- 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Response to our Annual Say-on-Pay Vote

Committee with gathering relevant data but do not participate in recommending or setting the CEO’s or Executive Chair’s compensation.
The Compensation Committee also determines the amount and terms of the cash-based and stock-based compensation for the other NEOs, taking into account recommendations on individual compensation levels and performance evaluation input from the CEO, Executive Chair, the Chief Financial Officer and the Chief Human Resources Officer. No other NEO had an active role in the evaluation, design, or administration of the 2020 executive officer compensation program. Each NEO, however, provides input on individual compensation levels for their respective direct reports.
Role of Independent Compensation Consultant
In 2020, the Compensation Committee engaged FW Cook, a nationally recognized compensation consulting firm, as its independent compensation consultant. The Compensation Committee considered whether FW Cook was independent from management utilizing, among other things, the independence factors required by the Securities and Exchange Commission and incorporated into NYSE Listing Standards. Based on this review, the Compensation Committee determined that FW Cook was independent from Company management and, further, that FW Cook’s work did not create any conflicts of interest under Rule 10C-1(b)(4)(i)-(vi) of the Exchange Act.
FW Cook’s work for the Compensation Committee included gathering and analyzing data, performing market assessments, providing information on executive compensation trends and regulatory developments and preparing reports and recommendations. A representative from FW Cook attended Compensation Committee meetings, when requested by the Compensation Committee, and the Compensation Committee Chair interacted with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Compensation Committee meetings, and to obtain the consultant’s opinion and perspective on proposals prepared by management.
The Compensation Committee considered the input from FW Cook in making NEO compensation decisions. The Compensation Committee also considered information and analyses received from management as well as its own judgment and experience.
Setting Executive Compensation — Comparative Data
FW Cook provided the Compensation Committee with relevant market and comparative data and strategic alternatives to consider when making compensation decisions and recommendations for our NEOs. The Compensation Committee and FW Cook also utilized benchmark data from Korn Ferry (provided to FW Cook by management), another compensation consulting firm, to provide data for positions below the NEO level and to supplement the comparative data FW Cook provided to the Compensation Committee.
In making compensation decisions, the Compensation Committee reviewed all compensation components for the NEOs, taking into account tally sheets showing each individual component as well as overall compensation for each NEO. The Compensation Committee also compared each element of total compensation against a peer group of publicly traded retailers (the “Compensation Peer Group”), which is reviewed and updated each fall. The Compensation Peer Group generally consists of U.S.-based, publicly traded retailers in the Apparel Retail and Apparel, Accessories and Luxury Goods GICS Industry Codes of generally similar size and scope to us and with which we generally compete for talent and shareholder investment.
In September 2019, FW Cook conducted a review of the prior year’s Compensation Peer Group to ensure the companies were appropriate comparators. Finish Line, Inc., The Gap, Inc. and L Brands, Inc. were removed from the peer group and The Cato Corporation was added to the peer group. Finish Line, Inc. was removed due to acquisition and The Gap, Inc. and L Brands, Inc. were removed due to their larger size relative to the Company.
Peer group selection for the fiscal 2020 compensation analysis focused on companies with revenues between $800 million and $5 billion, which is approximately 0.4x to 2.5x the Company’s latest four quarters of revenue as of the review period, with the exception of Ascena Retail Group, Inc. and Capri Holdings Limited, which were both above the high end of the revenue range. In terms of size, our revenues and market capitalization were between the 25th percentile and median of the Compensation Peer Group.
Based on this review, the following 18 companies were selected for inclusion in the Compensation Peer Group used to inform decisions about fiscal 2020 compensation opportunities:
Abercrombie & Fitch Co.	Capri Holdings Limited	Genesco, Inc.	Tailored Brands, Inc.
American Eagle Outfitters, Inc.	The Cato Corporation	Guess, Inc.	Urban Outfitters, Inc.
Ascena Retail Group, Inc.	The Children’s Place, Inc.	Lululemon Athletica, Inc.	Zumiez Inc.
The Buckle, Inc.	Designer Brands Inc.	Oxford Industries, Inc.
Caleres, Inc.	Express, Inc.	RTW Retailwinds, Inc.
In September 2020, FW Cook again conducted a review of the Compensation Peer Group to ensure the companies remained appropriate comparators to inform decisions about fiscal 2021 pay opportunities. Accordingly, Ascena Retail Group, Inc., RTW
- 2021 Proxy Statement	45

■	COMPENSATION DISCUSSION AND ANALYSIS
Components of Executive Compensation

Retailwinds, Inc., and Tailored Brands, Inc. filed bankruptcy in 2020 and were therefore removed from the Compensation Peer Group.
Components of Executive Compensation
The principal components of our executive compensation program are: base salary, annual cash incentives, long-term equity incentives, and associate benefit plans.
Base Salaries
Base salaries provide appropriate fixed cash compensation necessary to attract and retain executive talent. Base salaries are intended to be competitive, which we define as the median of the Compensation Peer Group or other relevant data source for the executive’s position. The Compensation Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities.
In addition to external market data on base salaries, our Compensation Committee also considers the following when setting base salaries: (a) the individual executive’s experience, performance and contribution to the Company’s performance, (b) overall Company-wide performance and (c) the individual’s base salary relative to other executive officers.
Executive	2019 Base Salary(a) ($)	2020 Base Salary(a) ($)	(Decrease)/Increase (%)	2020 Earned Salary(b) ($)
Bonnie R. Brooks	1,200,000	500,000(d)	(58.3)	703,031(c)
Molly Langenstein	900,000	1,000,000(e)	11.1	844,808(c)
Kristin M. Gwinner	500,000	500,000	—	437,500(c)
David M. Oliver	363,000	375,000(f)(g)	3.3	437,525(c)
Jennifer Ellis	304,500	315,000(g)	3.4	45,139
Ann E. Joyce	650,000	650,000	—	159,625
Mary van Praag	675,000	675,000	—	155,377
(a)	Represents base salary at the end of fiscal year or as of termination date in case of former executives.
(b)	2020 earned salary as reported in the Summary Compensation Table below.
(c)	Factors in reduced base salary due for the three month period of April, May and June 2020.
(d)	Decrease in base salary reflects narrower scope of responsibilities as Executive Chair of the Board effective June 24, 2020.
(e)	Increase in base salary reflects promotion to CEO effective June 24, 2020.
(f)	Excludes supplemental pay of $10,000 per month for service as Interim CFO.
(g)	Increases in base salary reflect annual performance-based merit increases. Both were in interim roles and eligible for annual merit increases.
As a result of the business and market volatility, the uncertainty caused by the global outbreak of the pandemic and the temporary closure of all of our boutiques in North America, the base salaries of all the Company’s executive officers, including the named executive officers who were then employed by the Company, were reduced by 50% for the three months of April, May and June 2020. Effective July 2020, the base salaries of the Company’s executive officers, including the named executive officers, were reinstated to 100% of pre-reduction levels, but without any make-up for the reduction period.
Annual Cash Incentives
The annual cash incentive or bonus component of total compensation is intended to provide incentives to achieve the Company’s annual financial and strategic goals and to encourage teamwork in meeting objectives and overcoming challenges. In fiscal 2020, bonuses for NEOs were determined pursuant to our management bonus plan.
We generally target total cash compensation (base salary plus cash incentive bonus) when target performance goals are achieved, at or near the market median. Variations to this target positioning may occur as a result of performance, the experience level of the individual, and other market factors. This target competitive positioning takes into account our expectations and desires that, over the long-term, we will be able to generate shareholder returns at or above the median of our peer group.
Each executive has a target bonus expressed as a percentage of earned salary. As originally established in early fiscal 2020, actual bonuses earned for fiscal 2020 could range from 0% to 200% of this target, based on performance against the measures and goals determined by the Compensation Committee. In February 2020, in accordance with the Company’s regular practice, the Compensation Committee established the specific performance metrics applicable to the management bonus plan for the 2020
46	- 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Components of Executive Compensation

fiscal year as well as the bonus target payment percentage, based on a percentage of earned salary for the fiscal year, for each eligible associate. For corporate NEOs, these measures were total Company sales, Company operating income and strategic goals. The goals for the 2020 fiscal year were set higher than fiscal 2019 actual results achieved to support continued rigor in the goal setting process. For brand-level executives, the measures also included strategic goals, in addition to brand-level sales and brand-level contribution. These metrics were chosen because the Compensation Committee believes that they are the most direct drivers of long-term shareholder value.
Due to the specific challenges that were incurred as a result of the pandemic on the Company’s business, the Compensation Committee reviewed the previously-approved performance metrics and goals and, in September 2020, determined the original performance goals were impossible to achieve due to the temporary store closures of our store fleet during the first half of fiscal 2020. The timing of this decision was driven by the re-opening of the majority of the store fleet.
As a result, the Compensation Committee approved a revised management bonus plan for the 2020 fiscal year that replaced the original performance metrics and narrowed the payout scale previously approved by the Compensation Committee for each eligible associate. The Committee determined that, for the 2020 fiscal year, annual cash incentives under the management bonus plan would be based on two Company-level performance metrics with equal weighting: (i) fiscal year 2020 total sales and (ii) fiscal 2020 third and fourth quarter expense savings. Both operating income and the defined strategic goal were removed from the revised plan. Sales and expense management were selected as the performance goals for the revised management bonus plan based on management’s ability to quickly react to the changing environment and refocus the business to drive online sales and conserve cash. The previously approved bonus target payment percentage for each eligible associate, including corporate NEO’s, was not changed, although the payout scale was capped at 100% of the target payment percentage for each eligible associate, based on the extent to which applicable performance metrics were met. The target payment percentage was not changed based on management’s focus on engagement, retention and driving achievable business results in the second half of the fiscal year. The revisions to the management bonus plan were in no way a reflection of poor management performance but were deemed necessary to offset the business impact of the pandemic and to continue to have an annual cash incentive that could drive performance and motivate associates.
The following table outlines the weightings of each performance measure and payouts under the revised management bonus plan for each NEO:
Executive(a)	Performance Measures, Weights and Payout
	Total Company Fiscal 2020 Sales	Total Company Fiscal 2020 Third and Fourth Quarter Expense Savings	Target Payout (% of Earned Salary)	Actual Payout (% of Earned Salary)
Bonnie R. Brooks(b)	50%	50%	130%	78%
Molly Langenstein(c)	50%	50%	107%	64%
Kristin M. Gwinner	50%	50%	80%	48%
David M. Oliver(d)	50%	50%	50%	23%
(a)	Ms. Ellis, Ms. Joyce and Ms. van Praag were not eligible to receive bonuses under the revised management bonus plan for fiscal 2020.
(b)
Ms. Brooks’ target payout as a percent of earned salary is prorated based on time in her role as CEO from February 2020 through June 2020 and as Executive Chair of the Board from June 2020 through January 2021.

(c)
Ms. Langenstein’s target payout as a percent of earned salary is prorated based on time in her role as President, Apparel Group from February 2020 through June 2020 and as CEO from June 2020 through January 2021.

(d)
The actual payout as a percent of earned salary reflected in this table includes compensation earned as Interim CFO. Mr. Oliver’s bonus payout was based on fiscal 2020 compensation excluding supplemental pay as Interim CFO.

The fiscal 2020 bonus performance measures, threshold and target goals, actual performance and payout expressed as a percent of target based on assigned weightings for the revised management bonus plan are presented below. As noted above, payout was capped at target so there were no maximum performance goals or opportunity to earn more than 100% of target bonuses under the revised management bonus plan. The payout percentage noted in the chart below applies to all participants of the revised management bonus plan.
Performance Measure	Threshold	Target	Actual	Payout (% of Target)
	(dollars in millions)
Total Company Sales	$1,300.0	$1,400.0	$1,324.0	25%
Total Company Fiscal 2020 Third and Fourth Quarter Expense Savings	$50.0	$100.0	$99.2	96%
Total payout (% of target)				60%
The Compensation Committee believed the approved target metrics under the revised management bonus plan were challenging, but achievable, and dependent on the successful execution of the Company’s strategic business plans. Numerous factors, however, could cause the Company’s actual results to vary from expected results. It is not possible for the Compensation Committee to reliably calculate the exact likelihood of any NEO achieving threshold or target bonus levels. Historically, NEOs have received bonus payouts ranging from no bonus to target bonus to maximum bonus based on our actual performance. Therefore, the Company seeks to establish goals that will incentivize NEOs to achieve the Company’s objectives. Payouts in any year above the target level indicate significant accomplishment with performance above expectations.
- 2021 Proxy Statement	47

■	COMPENSATION DISCUSSION AND ANALYSIS
Components of Executive Compensation

Long-Term Equity Incentives
We provide long-term equity incentives in the form of stock-based compensation to align the interests of management with those of our shareholders, and to motivate and reward key associates for long-term performance and shareholder value creation. Multi-year vesting of equity compensation provides a strong retention mechanism for key talent, which is critical to our long-term success.
The Compensation Committee has established general guidelines for the value of the long-term equity incentives to be granted to each
NEO based upon relevant market and comparative data provided by FW Cook and the NEO’s position within the Company. In determining the size of the individual stock-based awards, the Compensation Committee also considers the number of stock-based awards outstanding and previously granted, the number of stock-based awards remaining available for grant under the 2020 Omnibus Plan, the aggregate amount of current awards, and the amount of awards believed necessary to attract and retain key talent.
Our annual long-term equity incentives granted in fiscal 2020 consisted of restricted stock and PSUs, each of which are described in more detail below:
Restricted Stock
Awards of restricted stock encourage executives not only to create shareholder value, but also to preserve value. In other words, restricted stock has both upside potential and downside risk. The Compensation Committee grants restricted stock to further align the interests of management and shareholders and to facilitate the retention of key talent.

Ms. Langenstein, Ms. Gwinner, Ms. Joyce, Mr. Oliver and Ms. van Praag received 50% of their annual fiscal March 2020 target long-term grant value as restricted shares. These share awards vest in equal annual installments over a three-year period from the grant date. In connection with her appointment as CEO and President, Ms. Langenstein was granted incremental shares in July 2020 in the form of restricted stock, which vest in equal annual installments over a three-year period from the grant date. In connection with her appointment as Interim CEO and President and then CEO and President during 2019, Ms. Brooks was granted shares in the form of restricted stock, vesting over three and four years, respectively. Her fiscal 2019 grants of restricted stock were intentionally front-loaded to cover two fiscal years; therefore, Ms. Brooks did not receive any equity grants in 2020.

Performance Share Units (“PSUs”)
PSUs tie equity compensation earned to the achievement of corporate performance objectives. PSUs are earned based on financial achievements, as well as continued service. That is, assuming the eligible associates remain employed through the relevant vesting dates, they will only earn the performance shares to the extent the Company achieves the designated performance goal. Because the performance goal requires improved overall financial performance over time, PSUs align our executives’ interests with our shareholders’ interest.

Ms. Langenstein, Ms. Gwinner, Ms. Joyce, Mr. Oliver and Ms. van Praag received 50% of their annual fiscal March 2020 target long-term grant value as PSUs. The annual fiscal March 2020 grants may be earned from 0% to 175% of the targeted number of PSUs, based on the average of the Company’s RONA for the three, one-year periods for fiscal 2020 through fiscal 2022, with goals set by the Compensation Committee at the beginning of the three-year performance period. In connection with her appointment as CEO and President, Ms. Langenstein was granted incremental shares in July 2020 in the form of PSUs which may be earned from 0% to 150% of the targeted number of PSUs with the same RONA target goals as the March 2020 annual PSU grants discussed above. For this award, the maximum performance goal is capped at 150% which is different from the annual award capped at 175% discussed above as it was granted mid fiscal 2020. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets. The Compensation Committee selected RONA as the sole metric for the PSUs because it not only measures profitability, but also the efficient use of our assets. The Compensation Committee did not revise PSU RONA targets during fiscal 2020.

The RONA target for fiscal 2020 was 3.0%, with a threshold of 1.8% and a maximum of 5.3%. Adjusted RONA achieved in fiscal 2020, excluding significant charges as a result of the impact of the pandemic was -44.3%, resulting in 0% achievement of the PSU target for fiscal 2020. Upon the Compensation Committee’s certification of the RONA achieved, fiscal 2020 results will be averaged with fiscal 2021 and fiscal 2022 results relative to goals established at the beginning of the performance period to determine final shares earned. The average of the three-year performance results supports our pay for performance philosophy and ensures that there is an overall focus on the long-term health of our business. Fiscal 2018 PSUs were earned at 0% of target, which had a three-year performance period of 2018 through 2020.

In connection with her appointment as CEO and President during fiscal 2019, Ms. Brooks received a special off-cycle grant of PSUs, which may be earned from 50% to 150% of the targeted number of PSUs based on the Company’s performance related to comparable same store sales and the price of the Company’s stock price. Her fiscal 2019 grant of PSUs was intentionally front-loaded to cover two fiscal years; therefore, Ms. Brooks did not receive any equity grants in 2020.

48	- 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Components of Executive Compensation

Performance Share Units (“PSUs”) cont.
Mr. Oliver received a special off-cycle grant of PSUs on September 17, 2020 in conjunction with special grants provided to all Officers other than the members of the Executive Committee. The PSUs may be earned from 50% to 150% of the targeted number of PSUs based on the Company’s performance related to comparable same store sales and the price of the Company’s stock. The Executive Committee received PSU awards of the same design in fiscal 2019 but with higher stock price targets and more stringent comparable same store sales requirements.

Comparable same store sales is defined as sales from stores open for the preceding twelve months, including stores that have been expanded, remodeled or relocated within the same general market and includes online and catalog sales and international sales, as applicable. The comparable same store sales calculation excludes the negative impact of stores closed four or more days.

In order for this grant of PSUs to vest, the Company must achieve two quarters of comparable same store sales growth during the performance period. If this gate is achieved, Mr. Oliver can earn PSUs at threshold if the highest stock price is $2.50, target if the highest stock price is $3.50 and maximum if the highest stock price is $6.00, with payouts for intermediate stock prices calculated based on straight-line interpolation. Highest stock price is defined as the highest 20-day rolling average of the close price from November 1, 2020 through January 29, 2022. Vesting, if any, will occur on March 1, 2022. The maximum stock price that was selected represents an increase of more than 525% over the share price on the grant date.

Granting of Equity Awards
The Company has adopted a Policy on Granting Equity Awards. The complete Policy is available under “Governance Documents & Charters” at www.chicosfas.com. This policy is designed to provide some measure of assurance that equity grant awards are not being manipulated to result in a price that is unreasonably favorable to the recipients of the grants. Since fiscal 2007, the annual equity grant date for all officers has been on or shortly after the date on which the trading window period first opens following the public release reporting year-end earnings. This grant date is generally in late February or early March and is established by the Company well in advance. Because the Compensation Committee does not generally meet on this date, the Compensation Committee authorizes the grant values and the methodology for converting the values into restricted stock awards and PSUs at its meeting immediately preceding the grant date specifying an effective prospective grant date consistent with this policy.
In accordance with this policy, the Compensation Committee approved annual long-term awards of restricted stock and PSUs in fiscal 2020 with March 2, 2020 grant dates. Similar to 2019, to limit potential shareholder dilution, these awards were calculated based on an assumed $4.00 share price, compared to the actual $3.80 closing price on the date of grant.
The following table outlines the grants that were made on March 2, 2020 to each NEO:
Executive(d)	Restricted Stock (#)	Restricted Stock Value ($)(a)	Target Performance Share Units (#)	Target PSU Value ($)(b)
Molly Langenstein	125,000	475,000	125,000	475,000
Kristin M. Gwinner	50,000	190,000	50,000	190,000
David M. Oliver	28,125	106,875	28,125	106,875
Ann Joyce(c)	68,750	261,250	68,750	261,250
Mary van Praag(c)	93,750	356,250	93,750	356,250
(a)	Based on the actual $3.80 closing price on the date of grant.
(b)	Based on the actual $3.80 closing price on the date of grant and an assumed achievement of target-level performance.
(c)	Ms. Joyce and Ms. van Praag’s grants were forfeited when they left the Company in May 2020.
(d)	Ms. Ellis was not eligible for equity grants in fiscal 2020 due to leaving the Company prior to grant date.
The Compensation Committee may also make promotional, new hire, and out-of-cycle equity awards to executives, as deemed appropriate. The grant date for such awards is generally the first business day of the month following the date of promotion or hire.
In connection with her promotion to CEO, the Compensation Committee approved awards of time-vesting restricted stock and PSUs for Ms. Langenstein with a value based on an assumed $4.00 share price, compared to the actual $1.33 closing price on the date of grant. Ms. Langenstein received this grant of 328,125 shares of restricted stock and PSUs on July 1, 2020, which was equivalent to approximately $436,406 in grant value based on the actual $1.33 closing price on the date of grant.
Mr. Oliver received a special off-cycle grant of PSUs on September 17, 2020 in conjunction with special grants provided to all officers other than the members of the Executive Committee. The PSUs may be earned from 50% to 150% of the targeted number of PSUs based on the Company’s performance related to comparable same store sales and the price of the Company’s stock.
- 2021 Proxy Statement	49

■	COMPENSATION DISCUSSION AND ANALYSIS
Retirement and Welfare Benefits

Retirement and Welfare Benefits
401(k) Plan
As a means for all eligible associates at all levels of the Company to accumulate retirement savings, we maintain a 401(k) Plan, as amended and restated on January 1, 2015. Eligible associates can elect to defer up to 75% of their respective compensation, subject to statutory limitations, and have it contributed to the plan. The Company generally matches associate contributions at 50% on the first 6% of the associates’ compensation that is contributed (limited to 3.5% for NEOs). However, from April through June 2020, the Company suspended matching contributions to the Company’s 401(k) defined contribution plan as part of the cost-saving measures to mitigate the operating and financial impact of the pandemic. Effective July 2020, the Company reinstated its contributions to pre-reduction levels.
Employee Stock Purchase Plan
We also have historically maintained an employee stock purchase plan to provide eligible associates at all levels an opportunity to become shareholders of the Company. The Chico’s FAS, Inc.
Second Amended and Restated 2002 Employee Stock Purchase Plan (the “Prior ESPP”) expired pursuant to its terms in September 2020. Under the Prior ESPP, eligible associates, including executive officers, could purchase shares of our stock semi-annually during specified offering periods at a 15% discount to the value of the stock. As discussed below in Proposal 3, we are asking our shareholders to approve the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which was approved by the Board on April 26, 2021, upon recommendation of the Compensation Committee. If approved by our shareholders, the 2021 ESPP will become effective as of June 24, 2021 to replace the Prior ESPP.
Health and Welfare Benefits
Our executive officers are also eligible to participate in the medical and dental coverage, life and disability insurance, paid time off, and other programs that are generally available to all of our full-time associates.
Other Benefits
We do not provide significant perquisites or personal benefits to NEOs. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We offer to pay for an annual physical examination and provide supplemental disability income insurance for all officers, including all NEOs. The annual physical helps to mitigate the risk of losing the services of a member of senior management due to otherwise undetected health issues. The Company believes that the financial security provided to executives through the supplemental disability income insurance is a good investment because it provides a useful tool in the retention of top talent. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.
Deferred Compensation Plan
The Company has adopted a nonqualified deferred compensation plan that permits participants, which includes certain executive officers and NEOs, to defer current compensation, on a tax-deferred basis, for long-term or retirement savings (the “deferred compensation plan”). The deferred compensation plan applies to deferrals made since January 1, 2005 and related earnings. Pursuant to the terms of the plan, participants are allowed to defer a portion of their earned salary. A book account is established for each participant to track the amount of deferred compensation and deemed earnings on those amounts based upon the participant’s selection of various available investment options. In accordance with the terms of the plan, a grantor trust has been established to hold assets sufficient to pay benefits under the plan when they become due. The assets in the grantor trust remain subject to the claims of the Company’s creditors and are not the property of the participant until paid to the participant.
From January 1, 2019 through April 4, 2020, the Company matched 50% on associate base salary deferrals up to 2.5% of their salary under the deferred compensation plan. However, effective April 4, 2020, the Company suspended matching contributions to the deferred compensation plan as part of the cost-saving measures to mitigate the operating and financial impact of the pandemic.
All deferrals and related earnings are 100% vested and all matching contributions and related earnings vest 25% upon 2 years of service and an additional 25% for each year of service thereafter with accelerated vesting upon retirement after age 65, death, disability and change in control. Based upon the participant’s election and subject to special rules upon death, disability or change in control, benefits are typically paid on the earlier of a specified date or at separation from service and either in a lump sum or in installments. Payments triggered by separation from service are subject to a 6-month delay. Typically, NEOs are specified employees.
Severance and Change in Control Benefits
Historically, the Company has offered competitive severance benefits to all NEOs in order to attract and retain highly skilled management talent. Many other retailers historically have offered comparable severance benefits. As a result, the Company adopted an Officer Severance Plan, which has provided severance benefits upon certain terminations of employment. The plan is on file with the SEC, as required, and the material terms are summarized on page 59 of this Proxy Statement.
As part of cost-saving measures to mitigate the operating and financial impact of the pandemic, the Company temporarily froze eligibility for participation in and benefits under the Officer
50	- 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Compensation Governance Policies

Severance Plan effective March 31, 2020. The Officer Severance Plan remains frozen and the Compensation Committee continues to consider reinstatement.
None of these severance benefits provide for tax gross-ups.
Compensation Governance Policies
Stock Ownership Guidelines
The Company has adopted stock ownership guidelines for our senior officers, including all NEOs, and directors. Compliance with the ownership guidelines is reviewed by the Compensation
Committee annually, typically each June. The following table summarizes our current ownership guidelines for executives and non-employee directors:
Position	Ownership Guidelines
Executive Chair and CEO	5x Base Salary
Executive Vice Presidents	1.5x Base Salary
Senior Vice Presidents	1x Base Salary
Non-Employee Directors	5x Annual Cash Retainer
Until each officer or non-employee director achieves the applicable ownership level, he or she must retain and hold, on an after-tax basis, at least 50% of the shares obtained as a result of a stock option exercise or the vesting of restricted shares and PSUs. Shares counted toward the ownership guidelines include shares owned outright and shares otherwise beneficially owned by such officer or director (as beneficial ownership is defined by the SEC’s rules and regulations), shares acquired by such officer under the Company’s employee stock purchase plan, vested restricted shares granted under any Company equity plan, and deferred but vested restricted stock units. Unvested restricted and performance shares and unexercised options awarded under any Company equity plan are not counted. All NEOs and non-employee directors are in compliance with the retention requirements of the stock ownership guidelines.
Hedging and Pledging Prohibition
Officers and directors are not permitted to hedge their economic exposures to the Company stock that they own and are not permitted to trade our stock on margin. NEOs, directors and other “insiders” are prohibited from pledging their shares of the Company’s stock.
Clawback Policy
The Company has a “clawback” policy that applies to our Section 16 officers. Under this policy, in the event the Company is required to prepare an accounting restatement, due to material noncompliance of the Company with any then-applicable financial reporting requirement under the securities laws, regardless of fault, the Company may seek recovery of any overpayment of cash and equity incentive-based compensation that was granted after adoption of the policy, and that was based on the financial statements prepared during the three completed fiscal years prior to any such restatement.
Deductibility of Executive Compensation
As a general matter, the Compensation Committee considers tax deductibility pursuant to Section 162(m) of the Internal Revenue Code when setting compensation for our NEOs. Section 162(m) generally sets a limit of $1 million on the amount of compensation that we could deduct for federal income tax purposes in any year with respect to the compensation of each of our NEOs. The Compensation Committee has considered Section 162(m)’s conditions for deductibility, as one of several relevant factors, when structuring compensation arrangements for our executive officers, including our NEOs. However, the Compensation Committee believes it needs flexibility to pursue incentive and retention objectives, even if this means that we would not be able to deduct a portion of executive compensation.
- 2021 Proxy Statement	51

■	COMPENSATION DISCUSSION AND ANALYSIS
CEO Pay Ratio

CEO Pay Ratio
Chico’s FAS, Inc. is a specialty retail apparel company with a portfolio of three omnichannel brands serving the needs of fashion-savvy women. In addition to our online presence, we operated 1,302 stores in the U.S. as of January 30, 2021. As of November 6, 2020, our associate population totaled approximately 13,000 associates. Approximately 90% of our workforce is compensated on an hourly basis, and approximately 70% of our workforce is part-time.
Our store associates are the primary ambassadors of our brands with our customers, and we offer market-based wages, a sales-based bonus and competitive benefits to ensure we attract and retain people who will enable us to deliver our “Most Amazing Personal Service” to our customers.
Our CEO pay ratio for 2020, which was our last completed fiscal year, was estimated and calculated in compliance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.
Methodology
Ms. Langenstein became CEO and President effective June 24, 2020, and therefore, held the position of CEO for approximately seven months during fiscal 2020. As permitted by Regulation S-K, for purposes of determining the CEO pay ratio, we annualized Ms. Langenstein’s fiscal 2020 cash compensation as CEO.
The median associate we identified for our 2019 CEO pay ratio terminated employment during fiscal 2020. Accordingly, we identified a new median associate for 2020. To do this, we utilized the following methodology:
■	We determined that, as of November 6, 2020, our associate population consisted of approximately 13,000 full-time, part-time and temporary associates.
■
We determined our median associate by analyzing the total gross wages paid (salary and bonus) between January 1, 2020 and November 6, 2020 to each associate, other than our CEO, employed as of November 6, 2020.

■	Using the methodology described above, we concluded that for 2020, our median associate was a part-time retail sales associate working at a boutique in South Carolina.
That median associate’s total annual compensation was calculated using the same methodology required for disclosure of compensation to the CEO, under the requirements established by the SEC in the Summary Compensation Table. Accordingly,
■	Our median associate’s fiscal 2020 annual total compensation was $6,225.
■	Our current CEO’s fiscal 2020 annualized total compensation for CEO service was $3,057,541.
■	The ratio of our CEO to Median Associate Compensation is 491:1.
Our pay ratio is influenced by the fact that approximately 70% of our associates work on a part-time basis. If only full-time associates were used, then the ratio would change materially.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
52	- 2021 Proxy Statement

HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE REPORT	■

■	HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE REPORT

The following report of the Human Resources, Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Compensation Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s equity compensation plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the disclosure of executive compensation in the Company’s financial statements and reporting process. With this in mind, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 38-52 of this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation and recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.
MEMBERS OF THE HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE

John J. Mahoney, Chair
Deborah L. Kerr
William S. Simon
- 2021 Proxy Statement	53

■	EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

■	EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table includes information concerning compensation for fiscal years 2020, 2019 and 2018 in reference to the NEOs, which consists of each person who served during fiscal 2020 as the Company’s principal executive officer, the person who served during fiscal 2020 as the Company’s principal financial officer, the three most highly compensated executive officers of the Company other than the principal executive officers and the principal financial officer who were serving as executive officers at the end of fiscal 2020, and one former executive officer. A description of the material terms of the employment agreements for each of the NEOs, including a description of potential post-employment payments, appears below under the headings “Employment Agreements for Named Executive Officers” and “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4)(5) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(7) ($)	Total ($)
Bonnie R. Brooks Executive Chair of the Board	2020	703,031	—	—	—	548,259	—	—	1,251,290
	2019	933,365	—	4,525,260	—	393,944	—	36,084	5,888,653
Molly Langenstein Chief Executive Officer and President	2020	844,808	—	1,386,406	—	544,529	—	164,415	2,940,158
	2019	440,659	570,000	1,109,002	—	—	—	55,380	2,175,041
Kristin M. Gwinner Executive Vice President - Chief Human Resources Officer	2020	437,500	—	380,000	—	210,573	—	4,910	1,032,983
David M. Oliver Interim Chief Financial Officer and Senior Vice President, Controller	2020	437,525	—	237,250	—	98,526	—	6,433	779,734
Jennifer Ellis(8) Former Interim Chief Financial Officer and Senior Vice President, Finance	2020	45,139	—	—	—	—	—	790	45,929
Ann E. Joyce(9) Former Executive Vice President - Chief Operating Officer	2020	159,625	—	522,500	—	—	—	197,648	879,773
	2019	584,066	—	553,114	—	143,458	—	12,186	1,292,824
	2018	529,808	—	550,086	—	74,173	—	4,900	1,158,967
Mary van Praag(10) Former President, Intimates Group	2020	155,377	—	712,500	—	—	—	195,033	1,062,910
	2019	592,582	—	3,995,026	—	459,939	—	12,967	5,060,514
	2018	550,000	—	700,178	—	359,886	—	16,628	1,626,692
(1)
The amounts in this column include compensation that Ms. Gwinner, Mr. Oliver, Ms. Ellis, Ms. Joyce and Ms. van Praag contributed to the Company’s 401(k) defined contribution plan and compensation that Ms. Gwinner, Mr. Oliver, Ms. Joyce and Ms. van Praag. For Ms. Brooks, the 2020 amount in this column includes compensation as CEO and President from February 2020 to June 2020 and as Executive Chair of the Board since June 24, 2020. For Ms. Langenstein, the 2020 amount in this column includes compensation as President, Apparel Group from February 2020 to June 2020 and as CEO and President since June 24, 2020. For Mr. Oliver, the 2020 amount in this column includes supplemental pay of $10,000 per month for service as Interim CFO.

(2)	The amount in this column consists of Ms. Langenstein’s sign-on bonus of $250,000 and minimum guaranteed bonus of $320,000 prorated for time in her role during fiscal 2019.
(3)
The amounts included in the “Stock Awards” column for fiscal years 2020, 2019 and 2018 represent the aggregate grant date fair value of restricted stock and performance share units (“PSUs”) granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with FASB ASC Topic 718, and does not correspond to the Company’s accounting expense for these awards. For a discussion of the valuation of stock awards, see Note 15 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021 (fiscal 2020). See the Grants of Plan-Based Awards Table for information on restricted stock and PSUs granted in fiscal 2020. The amounts included in the “Stock Awards” column include the grant date fair value in accordance with FASB ASC Topic 718 of PSUs and do not reflect the extent to which the PSUs have been earned. The performance period for the fiscal 2020 PSUs runs through the end of fiscal year 2022; the performance period for the fiscal 2019 PSUs runs through the end of fiscal year 2021; and the performance period for the fiscal 2018 PSUs ran through the end of fiscal year 2020, with no portion of the fiscal 2018 PSUs being earned.

(4)
The amounts included in the “Stock Awards” column for fiscal years 2020, 2019 and 2018 for PSUs are based on the probable outcome at the time of grant, which was achievement at target. The values of the PSUs at the grant date assuming maximum performance would be achieved are 175% of target for grants made in March of fiscal years 2020, 2019 and 2018 and 150% of target for grants made in August 2019, October 2019, July 2020 and September 2020. Based on achievement of the maximum performance level, the grant date fair values would be as follows for the PSUs granted in 2020, 2019 and 2018, respectively, as applicable: Ms. Brooks - $2,268,000; Ms. Langenstein - $1,158,554, $403,500; Ms. Gwinner -- $332,500; Ms. Joyce -- $457,188, $594,102, $437,512; Mr. Oliver -- $222,281; and Ms. van Praag -- $623,438, $773,625, $612,656.

(5)
The actual amounts that the NEOs will be able to realize from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price, the vesting terms of the award and the applicable NEO’s continued employment. The disclosure rules require inclusion of the grant date fair value of PSUs (which was target level) even though no portion of the 2018 PSUs was ultimately earned. Ms. Ellis’s, Ms. Joyce’s and Ms. van Praag’s unvested restricted stock and unearned or unvested PSUs were forfeited when they left the Company in March 2020, May 2020 and May 2020, respectively, including all of their fiscal 2020 grants, as applicable.

(6)
The amounts in this column consist of annual incentive bonus payments earned by each of the NEOs based on Company performance in fiscal 2020, fiscal 2019 and fiscal 2018. For Ms. Brooks, the 2020 amount in this column is based on compensation received as CEO and President from February 2020 to June 2020 and as Executive

54	- 2021 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Fiscal Year 2020 Grants of Plan-Based Awards

Chair since June 24, 2020. For Ms. Langenstein, the amount in this column is based on compensation received as President, Apparel Group from February 2020 to June 2020 and as CEO and President since June 24, 2020. For Mr. Oliver, the 2020 amount in this column was based on fiscal 2020 compensation excluding supplemental pay as Interim CFO. See “Compensation Discussion and Analysis–Annual Cash Incentive Bonuses.” Amounts earned with respect to the respective fiscal year are accrued as expenses in such fiscal year, even though such bonuses are paid following the end of the respective fiscal year.
(7)
The amounts in this column consist of the Company’s matching contributions to its 401(k) defined contribution plan and deferred compensation plan on behalf of the NEOs, supplemental executive disability premiums paid by the Company on behalf of the NEOs, expenses related to the Company’s executive wellness program, relocation and travel expenses during the fiscal year, if applicable, and termination expenses during the fiscal year, if applicable. In fiscal 2020, “All Other Compensation” includes relocation expenses of $147,765 for Ms. Langenstein, along with executive wellness program expenses and Company-paid premiums for supplemental disability coverage. Additionally, it includes Ms. Joyce’s and Ms. van Praag’s severance benefits of $170,507 and $177,508, respectively, and payment of unused vacation at termination of $22,125 and $12,588, respectively. For Ms. Brooks, Ms. Gwinner, Mr. Oliver, Ms. Ellis, Ms. Joyce and Ms. van Praag perks did not equal or exceed $10,000 for 2020.

(8)	Ms. Ellis left the Company in March 2020.
(9)	Ms. Joyce left the Company in May 2020.
(10)	Ms. van Praag left the Company in May 2020.
Fiscal Year 2020 Grants of Plan-Based Awards
The following table sets forth certain information with respect to the equity and non-equity incentive awards granted during or for the fiscal year ended January 30, 2021 (fiscal 2020) to each of our NEOs.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name(6)	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bonnie R. Brooks	N/A	N/A	56,955	911,277	911,277	—	—	—	—	—
Molly Langenstein	N/A	N/A	56,567	905,077	905,077	—	—	—	—	—
	3/2/2020	2/24/2020	—	—	—	—	—	—	125,000	475,000
	7/1/2020	6/24/2020	—	—	—	—	—	—	164,063	218,204
	3/2/2020	2/24/2020	—	—	—	—	125,000	218,750	—	475,000
	7/1/2020	6/24/2020	—	—	—	—	164,062	246,093	—	218,202
Kristin M. Gwinner	N/A	N/A	21,875	350,000	350,000	—	—	—	—	—
	3/2/2020	2/24/2020	—	—	—	—	—	—	50,000	190,000
	3/2/2020	2/24/2020	—	—	—	—	50,000	87,500	—	190,000
David M. Oliver	N/A	N/A	10,235	163,763	163,763	—	—	—	—	—
	3/2/2020	2/24/2020	—	—	—	—	—	—	28,125	106,875
	3/2/2020	2/24/2020	—	—	—	—	28,125	49,219	—	106,875
	9/17/2020	9/15/2020	—	—	—	25,000	50,000	75,000	—	23,500
Ann E. Joyce(5)	N/A	N/A	3,193	127,700	255,400	—	—	—	—	—
	3/2/2020	2/24/2020	—	—	—	—	—	—	68,750	261,250
	3/2/2020	2/24/2020	—	—	—	—	68,750	120,313	—	261,250
Mary van Praag(5)	N/A	N/A	3,496	139,839	3,496	—	—	—	—	—
	3/2/2020	2/24/2020	—	—	—	—	—	—	93,750	356,250
	3/2/2020	2/24/2020	—	—	—	—	93,750	164,063	—	356,250
(1)
These columns show the range of payouts targeted for fiscal 2020 performance under the revised management bonus plan as described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The Threshold amount represents the amount that would have been payable to the executive officer if the Company had achieved just the minimum performance level required for a bonus to be paid to the executive officer for the fiscal year. The Target amount represents the amount that would have been payable to the executive officer if the Company had achieved the targeted performance level for each of the performance measures applicable to the executive officer for the fiscal year. The Maximum amount represents the amount that would have been payable to the executive officer if the Company had achieved the maximum performance level for each of the performance measures applicable to the executive officer for the fiscal year, which under the revised management bonus plan was the same as the Target amount. Pursuant to the revised management bonus plan, performance for fiscal 2020 was below the target level for each NEO’s respective performance measures. As a result, bonuses were paid at less than the target amount for fiscal 2020 performance for these NEOs as shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” For Ms. Joyce and Ms. van Praag, these columns show the range of payouts targeted for fiscal 2020 performance under the original management bonus plan as described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis, which awards were forfeited when they left the Company in May 2020.

(2)
These columns represent PSUs granted in fiscal 2020 under the 2012 Omnibus Plan and 2020 Omnibus Plan, pursuant to which the executives are eligible to earn shares contingent upon the achievement of pre-establish metrics. The March 2020 and July 2020 grants will be earned based on the Company’s RONA that is averaged over a three-year performance period of fiscal 2020 to fiscal 2022. Any shares earned based on the achievement with respect to such goal will vest on March 2, 2023. The Company granted PSUs to Mr. Oliver during the third quarter of fiscal 2020, which may be earned based on the Company’s achievement of two quarters of comparable same store sales growth during the performance period. If this gate is achieved, Mr. Oliver is able to earn PSUs at threshold if the highest stock price is $2.50, at target if the highest stock price is $3.50 and at maximum if the highest stock price is $6.00, with payouts for intermediate stock prices calculated based on straight-line interpolation. Highest stock price is defined as the highest 20-day rolling average of the close price from November 1, 2020 through January 29, 2022. Vesting, if any, will occur on March 1, 2022.

(3)
This column represents restricted stock granted under the 2012 Omnibus Plan and 2020 Omnibus Plan. Restricted stock awards have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, restricted stock has an implicit performance criterion because the higher the Company’s stock price, the greater the value of the restricted stock award.

(4)
The amounts in this column represent the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For PSUs, the amount shown is based on the probable outcome at the time of grant, which was target. For a discussion of the valuation of equity awards, see Note 15 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021 (fiscal 2020).

(5)	Ms. Joyce and Ms. van Praag’s fiscal 2020 equity grants were forfeited when they left the Company in May 2020.
(6)	Ms. Ellis was not eligible for non-equity incentive plan awards or equity grants in fiscal 2020 due to leaving the Company in March 2020.
- 2021 Proxy Statement	55

■	EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at 2020 Fiscal Year End

Outstanding Equity Awards at 2020 Fiscal Year End
The following table outlines outstanding long-term equity-based incentive compensation awards for our NEOs as of January 30, 2021 (last day of fiscal 2020). Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table. None of our NEOs held stock options as of January 30, 2021.
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Bonnie R. Brooks	4/24/2019	135,502(1)	299,459	—	—
	8/20/2019	525,000(1)	1,160,250	—	—
	8/20/2019	—	—	525,000(2)	1,160,250
Molly Langenstein	8/1/2019	190,477(1)	420,954	—	—
	10/1/2019	—	—	50,000(2)	110,500
	3/2/2020	125,000(1)	276,250	—	—
	3/2/2020	—	—	125,000(3)	276,250
	7/1/2020	164,063(1)	362,579	—	—
	7/1/2020	—	—	164,062(3)	362,577
Kristin M. Gwinner	3/1/2018	5,067(1)	11,198	—	—
	3/8/2019	14,434(1)	31,899	—	—
	3/22/2019	—	—	10,825(2)	23,923
	10/1/2019	—	—	40,000(2)	88,400
	3/2/2020	50,000(1)	110,500	—	—
	3/2/2020	—	—	50,000(3)	110,500
David M. Oliver	3/1/2018	5,067(1)	11,198	—	—
	3/8/2019	10,000(1)	22,100	—	—
	3/22/2019	—	—	7,500(2)	16,575
	3/2/2020	28,125(1)	62,156	—	—
	3/2/2020	—	—	28,125(3)	62,156
	9/17/2020	—	—	25,000(2)	55,250
Jennifer Ellis(5)	—	—	—	—	—
Ann E. Joyce(5)	—	—	—	—	—
Mary van Praag(5)	—	—	—	—	—
(1)
Awards represent unvested restricted stock which vests at the rate of 33-1/3% per year beginning on the one-year anniversary of the grant date, with the exception of Ms. Brooks’ August 20, 2019 grant which vests at the rate of 25% per year beginning on the one year anniversary of the grant date.

(2)
Awards represent the number of PSUs that were unearned and not yet vested as of January 30, 2021. The March 2019 PSUs cliff-vest on the third anniversary of the grant date, to the extent earned based on performance over a three-year performance period. The August 2019 and October 2019 PSUs cliff-vest on March 1, 2022, to the extent earned based on performance over an approximate 30-month period. The September 2020 PSU cliff-vests on March 1, 2022, to the extent earned based on performance over an approximate 16-month period. The amounts reported are based on achieving the threshold (50%) level of performance.

(3)
Awards represent the number of PSUs that were unearned and not yet vested as of January 30, 2021. The March 2020 PSUs cliff-vest on the third anniversary of the grant date, to the extent earned based on performance over a three-year performance period. The July 2020 PSU cliff-vests on March 2, 2023, to the extent earned based on performance over a three-year performance period beginning in fiscal 2020. The amounts reported are based on achieving the target (100%) level of performance.

(4)
The amounts in this column represent the aggregate fair market value of the restricted stock and PSUs as of January 29, 2021, the last business day of fiscal 2020. The closing price of the Company’s stock was $2.21 on that date.

(5)
In accordance with their terms, all of Ms. Ellis’, Ms. Joyce’s and Ms. van Praag’s unvested restricted stock and unearned or unvested PSUs were forfeited when they left the Company in March 2020, May 2020 and May 2020, respectively.

56	- 2021 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Fiscal Year 2020 Options Exercised and Stock Vested

Fiscal Year 2020 Options Exercised and Stock Vested
The following table sets forth restricted stock that vested during the fiscal year ended January 30, 2021 (fiscal 2020) with respect to our NEOs. None of our NEOs exercised stock options during fiscal 2020. The dollar figures in the table below reflect the value on the vesting date for Stock Awards.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bonnie R. Brooks	242,750	313,192
Molly Langenstein	95,238	120,952
Kristin M. Gwinner	15,611	57,044
David M. Oliver	15,434	58,040
Jennifer Ellis	11,528	42,377
Ann E. Joyce	29,585	109,230
Mary van Praag	28,489	101,408
Fiscal Year 2020 Retirement Benefits
The Company does not maintain a defined benefit pension plan for any of its associates, including for any of the NEOs. Thus, there are no accumulated pension benefits for any of its NEOs. The only funded retirement benefits that are provided for the Company’s NEOs are those resulting from contributions made under the Company’s 401(k) defined contribution plan.
Fiscal Year 2020 Nonqualified Deferred Compensation
The following table illustrates the deferred compensation benefits under the deferred compensation plan.
Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)
Bonnie R. Brooks	—	—	—	—	—
Molly Langenstein	—	—	—	—	—
Kristin M. Gwinner	11,683	1,082	37,125	—	331,674
David M. Oliver	43,396	807	14,799	(97,627)	98,819
Jennifer Ellis	—	—	—	—	—
Ann E. Joyce	15,963	(1,113)	4,396	(95,143)	—
Mary van Praag	7,769	(6,271)	578	(72,743)	—
(1)
For Ms. Gwinner, Mr. Oliver, Ms. Joyce and Ms. van Praag, the amount shown in this column represents the deferral of a portion of their salaries earned in fiscal 2020. The portion deferred is reflected as part of Ms. Gwinner’s, Mr. Oliver’s, Ms. Joyce’s and Ms. van Praag’s fiscal 2020 salary compensation reported in the Summary Compensation Table.

(2)
Effective January 1, 2019, the Company introduced a company match of 50% on associate base salary deferrals up to 2.5% under the deferred compensation plan. The Company match is reflected as part of Ms. Gwinner’s, Mr. Oliver’s, Ms. Joyce’s and Ms. van Praag’s fiscal 2020 all other compensation reported in the Summary Compensation Table. The amounts listed for Ms. Joyce and Ms. van Praag are net of forfeitures upon termination. The Company suspended matching contributions to the deferred compensation plan, effective April 4, 2020. The Company does not pay above market earnings on accounts under the deferred compensation plan.

(3)	For Ms. Joyce and Ms. van Praag, the amount shown in this column represents final payout upon termination.
(4)
The aggregate balances shown in this column represent amounts that NEOs earned, but elected to defer, plus earnings (or losses), if applicable. Account balances may be invested in phantom investments selected by the executive from an array of investment options. The array changes from time to time; as of January 30, 2021, participants could choose among several different investments, including domestic and international equity, income, short-term investment, and blended-fund investment. The participants are not being offered and thus cannot choose a Company stock fund.

- 2021 Proxy Statement	57

■	EXECUTIVE COMPENSATION TABLES
Employment Agreements for Named Executive Officers

Employment Agreements for Named Executive Officers
Bonnie R. Brooks. Ms. Brooks, who currently serves as Executive Chair of the Board, is subject to an at-will employment offer letter dated July 18, 2019. The offer letter contemplated an annual base salary and certain other benefits, as subsequently amended effective June 24, 2020 and February 22, 2021. Ms. Brooks’ current base salary is $500,000. Ms. Brooks is also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2020, Ms. Brooks’ aggregate annual cash bonus (under the revised management bonus plan), to the extent earned, has a threshold bonus equal to 16.5% of her earned salary, a target bonus equal to 130% of her earned salary and a maximum bonus equal to 130% of her earned salary. Ms. Brooks was not eligible to receive equity awards in 2020 but is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company beginning in fiscal 2021 consistent with the equity award practices applicable to other senior officers.
Molly Langenstein. Ms. Langenstein, who currently serves as CEO and President, is subject to an at-will employment offer letter dated July 15, 2019. The offer letter contemplates an annual base salary and certain other benefits, as subsequently amended effective June 24, 2020. Ms. Langenstein’s current base salary is $1,000,000 and is subject to annual increases as determined from time to time by the Board. Ms. Langenstein is also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2020, Ms. Langenstein’s aggregate annual cash bonus (under the revised management bonus plan), to the extent earned, has a threshold bonus equal to 13.375% of her base salary, a target bonus equal to 107% of her base salary and a maximum bonus equal to 107% of her base salary. Ms. Langenstein is eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Kristin Gwinner. Ms. Gwinner, who currently serves as Executive Vice President - Chief Human Resources Officer, is subject to an at-will employment offer letter dated December 10, 2012. The offer letter contemplates an annual base salary and certain other benefits, as subsequently amended effective October 1, 2019. Ms. Gwinner’s current base salary is $500,000 and is subject to annual increases as determined from time to time by the Board. Ms. Gwinner is also eligible for an annual bonus under the Company’s management bonus plan. For fiscal 2020, Ms. Gwinner’s aggregate annual cash bonus (under the revised management bonus plan), to the extent earned, has a threshold bonus equal to 10% of her earned salary, a target bonus equal to 80% of her earned salary and a maximum bonus equal to 80% of her earned salary. Ms. Gwinner is eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
David Oliver. Mr. Oliver, who currently serves as Interim CFO and Senior Vice President, Controller, is subject to an at-will employment offer letter dated March 26, 2012. The offer letter contemplates an annual base salary and certain other benefits, as subsequently amended effective February 13, 2020. Mr. Oliver’s current base salary is $375,000 and he receives $10,000 in supplemental compensation for each month he serves as Interim CFO. Mr. Oliver is also eligible for an annual bonus under the
Company’s management bonus plan. For fiscal 2020, Mr. Oliver’s aggregate annual cash bonus (under the revised management bonus plan), to the extent earned, has a threshold bonus equal to 6.25% of his earned salary, a target bonus equal to 50% of his earned salary and a maximum bonus equal to 50% of his earned salary. Mr. Oliver is eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Jennifer Ellis. Ms. Ellis served as Interim CFO and Senior Vice President, Finance until February 2020 and was subject to an at-will employment offer letter dated October 26, 2015. The offer letter contemplated an annual base salary and certain other benefits, as subsequently amended effective February 3, 2020. As of March 9, 2020, Ms. Ellis’ base salary was $315,000 and she received $10,000 in supplemental compensation for each month she served as Interim CFO. Ms. Ellis was also eligible for an annual bonus under the Company’s management bonus plan. In particular, for fiscal 2019, Ms. Ellis’s aggregate annual cash bonus (under the original management bonus plan), to the extent earned, had a threshold bonus equal to 12.5% of her earned salary, a target bonus equal to 50% of her earned salary and a maximum bonus of 100% of her earned salary. Ms. Ellis was also eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Ann E. Joyce. Ms. Joyce served as Chief Operating Officer until May 2020 and was subject to an at-will employment offer letter dated October 8, 2015. The offer letter contemplated an annual base salary and certain other benefits, as subsequently amended effective October 1, 2019. As of May 1, 2020, Ms. Joyce’s base salary was $650,000. Ms. Joyce was also eligible for an annual bonus under the Company’s management bonus plan. In particular, for fiscal 2020, Ms. Joyce’s aggregate annual cash bonus (under the original management bonus plan), to the extent earned, had a threshold bonus equal to 20% of her earned salary, a target bonus equal to 80% of her earned salary and a maximum bonus of 160% of her earned salary. Ms. Joyce was also eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Mary van Praag. Ms. van Praag served as President, Intimates Group until May 2020 and was subject to an at-will employment offer letter dated August 1, 2017. The offer letter contemplated an annual base salary and certain other benefits, as subsequently amended effective October 1, 2019. As of May 1, 2020, Ms. van Praag’s base salary was $675,000. Ms. van Praag was also eligible for an annual bonus under the Company’s management bonus plan. In particular, for fiscal 2020, Ms. van Praag’s aggregate annual cash bonus (under the original management bonus plan), to the extent earned, had a threshold bonus equal to 22.5% of her earned salary, a target bonus equal to 90% of her earned salary and a maximum bonus equal to 180% of her earned salary. Ms. van Praag was eligible to be considered for awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
58	- 2021 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Officer Severance Plan

As a result of the business and market volatility, the uncertainty caused by the global outbreak of the pandemic and the temporary closure of all of our boutiques in North America during the first half of fiscal 2020, beginning in April 2020 the base salaries of all the Company’s executive officers, including the named executive officers then employed by the Company, were reduced by 50% and subsequently reinstated in July 2020.
Officer Severance Plan
As part of cost-saving measures to mitigate the operating and financial impact of the pandemic, the Company temporarily froze eligibility for participation in, and benefits under, the Officer Severance Plan, effective March 31, 2020. As a result, no employee is currently eligible for benefits under the Officer Severance Plan. The following summary describes the provisions of the Officer Severance Plan prior to the temporary freeze.
The Company has a formal severance plan, as amended and restated effective January 1, 2020, for all officer associates at the Vice President level and above, including the Company’s NEOs.
The purpose of the Officer Severance Plan is to promote uniform treatment of senior executives who are involuntarily terminated under certain circumstances or who terminate for “good reason,” as defined in the plan. Certain benefits under the Officer Severance Plan are enhanced if the involuntary termination or termination for good reason occurs within 24 months following a change in control as defined in the plan.
The Officer Severance Plan provides payment of benefits for involuntary termination by the Company in connection with the elimination of an officer’s position, certain changes in an officer’s job responsibilities, termination not as a result of a “disqualifying event” (as defined in the plan), or termination upon or immediately preceding certain reorganizations or sales affecting the Company, but only if the officer is not offered comparable employment after the reorganization or sale. The plan provides payment of benefits for termination by the officer with good reason for any of the following events: (i) a material change in duties or responsibilities or a material reduction in authority, (ii) for officers serving in certain corporate locations (which includes all of the Company’s NEOs), a change of corporate location that is more than 50 miles from current place of employment, or (iii) a reduction in total direct compensation at target of more than 30%. A good reason termination requires the officer to provide written notice to the Company, and the officer must timely terminate employment if the Company does not cure the good reason event within a cure period.
The Officer Severance Plan provides for the following severance benefits:
■
Continued annual base salary, paid in accordance with the Company’s normal payroll practices, for 24 months for the CEO; 12 months for Executive Vice President; 12 months for Senior Vice President; and 6 months for Vice President.

■	A cash payment equal to the officer’s bonus, if earned, but only if the officer terminates employment on or after the last day of the fiscal year and before the bonus is paid.
■
For officers enrolled in healthcare coverage (medical and/or dental plans) offered by the Company, the officer will receive a cash lump sum payment equal to the aggregate COBRA healthcare plan premium costs over the severance period.

■	Reasonable outplacement assistance during the severance period.
In the event a terminated officer’s employment termination occurs within 24 months following a change in control (other than termination for cause in connection with a disqualifying event), the terminated officer shall receive the respective salary and bonus severance benefits in a single lump sum payment as follows: CEO, payment of 24 months of annual base salary plus bonus at target; Executive Vice President, payment of 18 months of annual base salary plus bonus at target; and Senior Vice President and Vice President, payment of 12 months of annual base salary plus bonus at target. Payments under the Officer Severance Plan are subject to a modified cutback provision, where payments to a terminated officer would be reduced if the reduction would produce a better after-tax result for the officer. There would be no reduction, however, if the terminated officer would have a better after-tax result without the reduction.
The provision of severance benefits under the Officer Severance Plan is conditioned upon the officer executing an agreement and release which includes, among other things, non-competition covenants of 24 months for the CEO, 12 months for Executive Vice Presidents and Senior Vice Presidents, and 6 months for Vice Presidents, non-solicitation covenants of 24 months, non-disclosure, non-disparagement and reasonable cooperation covenants and a release of claims against the Company. Payments under the Officer Severance Plan will cease if the terminated officer violates the covenants or other provisions set forth in the agreement and release. The Plan Administrator, in its sole discretion, may also reduce or stop a terminated officer’s remaining unpaid severance benefits if the terminated officer is reemployed by the Company during the period in which severance payments are payable. In addition, under the Officer Severance Plan, a terminated officer would still be required to repay any sign-on bonus or relocation benefit in accordance with any applicable policy or other agreement requiring repayment unless the Plan Administrator, in its sole discretion, determined otherwise.
As noted above, no officer is currently eligible for benefits under the Officer Severance Plan.
- 2021 Proxy Statement	59

■	EXECUTIVE COMPENSATION TABLES
Potential Payments Upon Termination or Change in Control for Named Executive Officers

Potential Payments Upon Termination or Change in Control for Named Executive Officers
Ms. Brooks, Ms. Langenstein, Ms. Gwinner, and Mr. Oliver are eligible to receive certain post-employment benefits as indicated below pursuant to outstanding equity awards granted by the Company.
The following table shows the potential payments upon termination or change in control for our NEOs as if the respective termination or change in control events had occurred on January 29, 2021, the last business day of fiscal 2020.
Name and Termination Scenarios(1)(2)(3)	Cash Severance(4) $	Equity(5) $	Health Benefits(6) $	Other Benefits(7) $	Tax Gross Up $	Total $
Bonnie R. Brooks
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
For Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(b)	—	1,459,709	—	—	N/A	1,459,709
w/o Cause (Involuntary)(c)	—	1,336,598	—	—	N/A	1,336,598
Change in Control(d)	—	2,619,959	—	—	N/A	2,619,959
Retirement(e)	—	176,348	—	—	N/A	176,348
Molly Langenstein
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
For Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(f)	—	1,809,110	—	—	N/A	1,809,110
w/o Cause (Involuntary)(g)	—	—	—	—	N/A	—
Change in Control(h)	—	1,724,146	—	—	N/A	1,724,146
Retirement(i)	—	—	—	—	N/A	—
Kristin M. Gwinner
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
For Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(f)	—	376,420	—	—	N/A	376,420
w/o Cause (Involuntary)(g)	—	—	—	—	N/A	—
Change in Control(h)	—	369,698	—	—	N/A	369,698
Retirement(i)	—	—	—	—	N/A	—
David M. Oliver
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
For Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(f)	—	229,436	—	—	N/A	229,436
w/o Cause (Involuntary)(g)	—	—	—	—	N/A	—
Change in Control(h)	—	226,694	—	—	N/A	226,694
Retirement(i)	—	88,634	—	—	N/A	88,634
(1)
Ms. Ellis, who served as Interim Chief Financial Officer and Senior Vice President of Finance, left the company in March 2020. Ms. Ellis was not eligible to receive severance benefits for voluntary termination under the Officer Severance Plan. Ms. Ellis’s unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.

(2)
Ms. Joyce, who served as Chief Operating Officer, left the Company in May 2020. Following the termination and execution of an agreement and release that included, among other things, non-competition, non-solicitation, non-disclosure and non-disparagement covenants and a release of claims against the Company, Ms. Joyce became entitled to negotiated severance benefits for involuntary termination of $192,632 over a 6-month severance period. Ms. Joyce’s unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.

(3)
Ms. van Praag, who served as President of the Intimates Group, left the Company in May 2020. Following the termination and execution of an agreement and release that included, among other things, non-competition, non-solicitation, non-disclosure and non-disparagement covenants and a release of claims against the Company, Ms. van Praag became entitled to negotiated severance benefits for involuntary termination of $190,096 over the 6-month severance period. Ms. van Praag’s unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.

(4)
As part of cost-saving measures to mitigate the operating and financial impact of the pandemic, the Company temporarily froze eligibility for participation in, and benefits under, the Officer Severance Plan, effective March 31, 2020. As a result, no NEO would have been entitled to cash severance under the Officer Severance Plan in connection with any termination or change in control as of January 29, 2021.

(5)
Equity value for accelerated vesting of restricted stock and PSUs assumes a value of $2.21 per share, which equals the Company’s stock price on January 29, 2021, the last business day of the 2020 fiscal year. No value is included for stock option vesting because none of the NEOs held outstanding stock options as of that date. At January 29, 2021, Ms. Brooks held the following outstanding equity awards: (i) a restricted stock award granted April 24, 2019 under the Company’s 2012 Omnibus Plan (“Interim CEO RSA”), (ii) a restricted stock award granted August 20, 2019 under the Company’s 2012 Omnibus Plan (“Brooks CEO RSA”), and (iii) PSU awards granted August 20, 2019 under the Company’s 2012 Omnibus Plan and outside of the Company’s 2012 Omnibus Plan as an inducement award as permitted under NYSE Rule 303A.08 (together, the “Brooks PSUs”). For the NEOs other than Ms. Brooks, each outstanding equity award at January 29, 2021 was granted pursuant to the Company’s 2012 Omnibus Plan or 2020 Omnibus Plan. In accordance with the grant agreements and, for those equity awards granted pursuant to the Company’s 2012 Omnibus Plan or 2020 Omnibus Plan, in accordance with such plan: (a) in the event of

60	- 2021 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Indemnification Agreements

voluntary termination with or without Good Reason or an involuntary termination for Cause, unvested restricted stock and unvested PSUs are forfeited; (b) in the event of Ms. Brooks’ death or disability (i) unvested restricted stock under the Interim CEO RSA becomes 100% vested, (ii) the next tranche of unvested shares under the Brooks CEO RSA becomes vested, and (iii) prorated portions of unvested Brooks PSUs become vested with respect to time-based vesting, subject to continued performance-based vesting, shown at threshold level based on performance through January 29, 2021; (c) in the event of Ms. Brooks’ involuntary termination without Cause (i) a prorated portion of unvested restricted stock under the Interim CEO RSA becomes vested, (ii) the next tranche of unvested shares under the Brooks CEO RSA becomes vested, and (iii) prorated portions of unvested Brooks PSUs become vested with respect to time-based vesting, subject to continued performance-based vesting, shown at threshold level based on performance through January 29, 2021; (d) for Ms. Brooks, in the event of a change in control (i) unvested restricted stock under the Interim CEO RSA becomes 100% vested if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause within 24 months following the change in control, (ii) unvested restricted stock under the Brooks CEO RSA becomes 100% vested if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause or for Good Reason within 24 months following the change in control, and (iii) unvested Brooks PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting (shown at threshold level based on performance through January 29, 2021), if the buyer does not assume the awards, or, if the awards are assumed, upon involuntary termination without Cause or for Good Reason within 24 months following the change in control; (e) in the event of Ms. Brooks’ retirement at or after age 55, with combined age and years of service of 65 or more and approval of the Board, (i) a prorated portion of unvested restricted stock under the Interim CEO RSA becomes vested, and (ii) unvested restricted stock under the Brooks CEO RSA and unvested Brooks PSUs are forfeited; (f) for the NEOs other than Ms. Brooks, in the event of death or disability (i) unvested restricted stock becomes 100% vested, (ii) unvested March 2019 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at threshold level based on performance through January 29, 2021, (iii) unvested October 2019 and September 2020 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at threshold level based on performance through January 29, 2021, and (iv) unvested March 2020 and July 2020 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at target level based on performance through January 29, 2021; (g) for the NEOs other than Ms. Brooks, in the event of involuntary termination without Cause in the absence of Compensation Committee exercise of discretion to accelerate vesting, unvested restricted stock and unvested PSUs are forfeited; (h) for the NEOs other than Ms. Brooks, in the event of a change in control (i) unvested restricted stock becomes 100% vested if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause within 24 months following the change in control, (ii) unvested March 2019 PSUs become 100% vested with respect to time-based vesting, with performance-based vesting based on actual performance for completed years within the performance period (shown at threshold level based on performance through January 29, 2021) and target level performance for incomplete years if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause, death or disability following the change in control, (iii) unvested October 2019 and September 2020 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at threshold level based on performance through January 29, 2021, if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause, death or disability following the change in control; and (iv) unvested March 2020 and July 2020 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at target level based on performance through January 29, 2021, if the buyer does not assume the awards or, if the awards are assumed, upon involuntary termination without Cause, retirement, death or disability following the change in control; and (i) for the NEOs other than Ms. Brooks, in the event of retirement at or after age 55, with combined age and years of service of 65 or more and approval of the Compensation Committee, prorated portions of unvested restricted stock and unvested PSUs become vested, with the unvested March 2019, October 2019 and September 2020 PSUs subject to continued performance-based vesting, shown at threshold level based on performance through January 29, 2021, and with the unvested March 2020 and July 2020 PSUs subject to continued performance-based vesting, shown at target level based on performance through January 29, 2021. Notwithstanding the vesting provisions described above in this footnote, the Brooks CEO RSA and the August 2019, October 2019 and 2020 PSUs will be forfeited if, prior to the vesting date, the executive violates the restrictive covenants set forth in the grant agreements, except that under the October 2019 PSUs and 2020 PSUs the forfeiture provision related to such covenants does not apply following termination of employment after a change in control. The specific restrictive covenants applicable to each award are described in the respective grant agreement and include a combination of one or more of the following: (i) confidentiality covenants, (ii) 12-month or 24-month non-competition and non-solicitation covenants, (iii) non-disparagement covenants, and (iv) 5-year reasonable cooperation covenants. No amount is reported for “retirement” for Ms. Langenstein and Ms. Gwinner as these executives were not eligible for “retirement” as of January 29, 2021.
(6)
As a result of the temporary freeze of eligibility for participation in, and benefits under, the Officer Severance Plan discussed above, no NEO would have been entitled to health benefits under the Officer Severance Plan in connection with any termination or change in control as of January 29, 2021.

(7)
As a result of the temporary freeze of eligibility for participation in, and benefits under, the Officer Severance Plan discussed above, no NEO would have been entitled to outplacement assistance under the Officer Severance Plan in connection with any termination or change in control as of January 29, 2021.

Indemnification Agreements
We have entered into indemnification agreements with all of our directors and certain former executive officers under which we have agreed to indemnify them against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These directors and former officers are to be indemnified to the fullest extent now or hereafter permitted by the Florida Business Corporation Act. The indemnification agreements also provide for the advancement of expenses to these directors and former officers in connection with any such suit or proceeding.
- 2021 Proxy Statement	61

■	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board and the Company are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities and recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Nevertheless, the Company recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, the Board has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Subject to certain pre-approved exceptions, any transaction or relationship that involves a director, director nominee, executive officer, greater than 5% shareholder or any of their immediate family members that constitutes a “related party transaction” requires, preferably in advance, full disclosure to and review by the Governance Committee of all facts and circumstances concerning the transactions and relationships, including, but not limited to, the related party’s interest in the transaction, the approximate dollar amount involved, and whether the transaction was undertaken in the ordinary course of business. The related party may not participate in the Governance Committee’s discussion or approval of the transaction. The Governance Committee will only approve or ratify a related party transaction if the Governance Committee determines in good faith that, under all of the circumstances, the transaction is fair to the Company. For this purpose, a “related party transaction” is any transaction, arrangement or relationship in which (1) the aggregate amount involved will or may be expected to exceed $120,000; (2) the Company is a participant; and (3) a related party has or will have a direct or indirect interest. Other than compensation arrangements fully described elsewhere in this Proxy Statement, there have been no related party transactions since February 2, 2020, and there are none proposed currently.
62	- 2021 Proxy Statement

■	PROPOSAL 3. PROPOSAL TO APPROVE THE CHICO’S FAS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
Overview
The Company is asking you to approve the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan (also referred to as the “2021 ESPP”). On April 26, 2021, upon recommendation of the Human Resources, Compensation and Benefits Committee (the “Compensation Committee”), the Board approved and adopted the 2021 ESPP described in this proposal, subject to shareholder approval.
The Company historically maintained an employee stock purchase plan to provide eligible employees at all levels an opportunity to become shareholders of the Company. The Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan (also referred to as the “Prior ESPP”) expired pursuant to its terms in September 2020. Under the Prior ESPP, eligible employees, including executive officers, could purchase shares of our stock semi-annually during specified offering periods at a 15% discount to the value of the stock. If approved by our shareholders, the 2021 ESPP will become effective as of June 24, 2021 to replace the Prior ESPP.
The purpose of the 2021 ESPP is to provide eligible employees of the Company and certain of its subsidiaries with a convenient way to purchase shares of the Company’s common stock, in order to provide an incentive for their continued employment and to enhance such employees’ sense of participation in the affairs of the Company and interest in assuring the continued success of the Company. The 2021 ESPP accomplishes this purpose by permitting eligible employees to purchase shares of our common stock at a discount and to pay for such purchases through payroll deductions.
The Company intends the 2021 ESPP to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the “Internal Revenue Code”), and the provisions of the 2021 ESPP will be interpreted and construed in a manner consistent with that intent.
Why You Should Vote For the 2021 ESPP
The Company believes that the 2021 ESPP is important for the long-term success of the Company. Increasing shareholder value over the long-term is a primary goal of the Company and the Company believes that offering eligible employees the ability to acquire or increase ownership interests in the Company aligns employees’ focus with shareholder value and the long-term performance of the Company. Since the Prior ESPP expired in 2020, the Company is asking you to approve the 2021 ESPP to reestablish this important component of the Company’s compensation program and overall strategy.
Summary Description of the 2021 ESPP
A summary of the provisions of the 2021 ESPP is set forth in question and answer format below. The full text of the 2021 ESPP appears as Annex A to this Proxy Statement. The following summary is qualified in its entirety by reference to the complete text of the 2021 ESPP.
Who may participate in the 2021 ESPP?
Any person who is an employee of the Company or of any subsidiary of the Company that qualifies as an eligible subsidiary under the Internal Revenue Code (each such subsidiary, a “Subsidiary” ), including officers, may be eligible to participate in the 2021 ESPP if he or she meets certain requirements. To be eligible to participate in an Offering Period (as defined below under the heading “How does the 2021 ESPP operate?”) under the 2021 ESPP, an employee must have:
■	been continuously employed by the Company or a Subsidiary for 60 days prior to the Grant Date (as defined below under the heading “How does the 2021 ESPP operate?”) for the applicable Offering Period and remain employed by the Company or a Subsidiary on the Grant Date for the applicable Offering Period; and
■	worked an average of 20 hours or more per week for the Company or a Subsidiary during the 60-day period immediately prior to the Grant Date for the applicable Offering Period.
- 2021 Proxy Statement	63

■	Proposal 3 Proposal to Approve the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan
Summary Description of the 2021 ESPP

However, an otherwise eligible employee will not be permitted to participate in the 2021 ESPP or participate during a particular Offering Period if, among other limitations, he or she owns common stock or holds options to purchase, or as a result of participation in the 2021 ESPP would own common stock or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary (as determined under applicable provisions of the Internal Revenue Code), his or her participation would permit the purchase of shares of common stock at a rate that exceeds
$25,000 of fair market value of such shares during a calendar year, or his or her participation would otherwise cause the 2021 ESPP not to comply with Section 423 of the Internal Revenue Code.
If shareholders approve this proposal, approximately 5,200 employees of the Company and its Subsidiaries would be eligible to participate in the 2021 ESPP as of May 3, 2021. Non-employee directors of the Company and its subsidiaries will not be eligible to participate in the 2021 ESPP.
What shares are authorized for issuance under the 2021 ESPP?
Subject to approval by our shareholders, the maximum aggregate number of shares of common stock that may be offered under the 2021 ESPP, including shares offered and delivered for dividend reinvestment purposes, from and after June 24, 2021 is 2,000,000 shares, subject to adjustment as provided in 2021 ESPP. The shares subject to the 2021 ESPP and issued under the 2021 ESPP may be authorized and previously unissued shares or may be previously issued shares acquired in the open market or from other sources.
The number of shares of common stock that remain available under the 2021 ESPP, and the number of shares of common stock and the purchase price per share of common stock then subject to subscription by eligible employees, in each case shall be proportionately and appropriately adjusted in connection with a stock split, reverse stock split or other division or consolidation of shares or the payment of a stock dividend on the Company’s common stock, or any other increase or decrease in the number of such shares effected without any receipt of consideration by the Company.
In addition, subject to any required action by shareholders, the number and type of shares that remain available under the 2021 ESPP and the number and type of shares then subject to subscription by eligible employees and the purchase price thereof, in each case shall be proportionately and appropriately adjusted in connection with an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any similar change affecting the shares of the Company’s common stock.
As of May 3, 2021, the per-share closing price of our common stock as reported on the New York Stock Exchange was $3.23.
Who administers the 2021 ESPP?
The 2021 ESPP generally will be administered by the Compensation Committee. The Compensation Committee has the authority, among other things, to determine the employees of the Company and its Subsidiaries who are eligible to participate in the 2021 ESPP, to determine the purchase price of the shares of common stock being offered, to interpret the 2021 ESPP, and to prescribe, amend and rescind rules and regulations with respect thereto. The Compensation Committee and the internal plan administrator designated by the Compensation Committee, who is initially the Chief Human Resources Officer, may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or a Subsidiary or of a third-party agent selected by the Compensation Committee or the Chief Human Resources Officer. The third-party plan administrator, currently American Stock Transfer and Trust Company, will maintain accounts under the 2021 ESPP and perform other functions as determined by the Compensation Committee or the Chief Human Resources Officer. All actions and policies of the Compensation Committee are intended to be consistent with the qualification of the 2021 ESPP as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.
How does the 2021 ESPP operate?
The 2021 ESPP generally operates in successive three-month periods referred to as “Offering Periods.” The Compensation Committee may change the timing and duration of any Offering Period from time to time, but no Offering Period will be longer than 27 months. Each Offering Period will begin on a Grant Date and end on a Purchase Date, as described below.
Although the 2021 ESPP provides the flexibility to change the structure of Offering Periods, the Company anticipates that the first Offering Period will commence on August 2, 2021 (the first trading day after August 1) (a “Grant Date”) and conclude on
October 29, 2021 (the most recent trading day preceding October 31) (a “Purchase Date”) and that, thereafter, a separate Offering Period will commence on each subsequent November 1, February 1, May 1 and August 1 (or, if not a trading day, then the next trading day thereafter). Unless the 2021 ESPP is sooner terminated by the Board, the Company anticipates that the final Offering Period will commence on or about February 3, 2031. No consideration will be received by the Company for the granting of
64	- 2021 Proxy Statement

Proposal 3 Proposal to Approve the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan	■
Summary Description of the 2021 ESPP

the right to acquire shares of common stock under the 2021 ESPP other than the services rendered to the Company or a Subsidiary by the eligible employee in such capacity.
To participate and purchase common stock during an Offering Period, an eligible employee must enroll in the 2021 ESPP by timely filing an election to participate and establish payroll deductions with the Compensation Committee or its delegee prior to the commencement of the Offering Period. The Compensation Committee or its delegee may establish minimum or maximum limits for payroll deductions, provided that the aggregate amount of payroll deductions for an eligible employee shall not exceed $25,000 in any calendar year. The eligible employee’s contributions under the 2021 ESPP will be credited to an account in his or her name. An eligible employee generally will not be permitted to make additional cash payments into such account unless the Compensation Committee determines otherwise.
An eligible employee generally may elect to terminate, but may not otherwise increase or decrease, his or her payroll deductions during an Offering Period and may revoke his or her election to participate in the Offering Period, provided that the revocation must occur prior to the revocation deadline for the Offering Period. If an eligible employee submits a timely revocation with respect to an Offering Period, the cash balance credited to his or her account will be returned as promptly as practicable, his or her participation in the 2021 ESPP will terminate, and payroll deductions will not resume at the beginning of the next Offering Period unless the eligible employee re-enrolls in the 2021 ESPP. After the revocation deadline for an Offering Period, which will generally be the last week of the Offering Period, an eligible employee is not permitted to revoke his or her election to participate in that Offering Period.
Elections to establish, change or terminate payroll deductions may be made on such forms as may be provided from time to time by the Compensation Committee or its delegee, but a change will not be effective until the first full payroll period of the Offering Period that begins following receipt of the new form by the Compensation Committee or its delegee.
Once enrolled, an eligible employee will automatically participate in subsequent Offering Periods at the same level of payroll deduction contributions unless the employee revokes his or her participation and withdraws from the 2021 ESPP, changes his or her payroll deductions, or becomes ineligible to participate in the 2021 ESPP as described above.
During each Offering Period, unless otherwise determined by the Compensation Committee, and subject to adjustment as provided in the 2021 ESPP, the maximum number of shares of common stock for which an eligible employee may subscribe is equal to $6,250 divided by the fair market value of a share of common stock on the Grant Date of the Offering Period. In addition, during each Offering Period, the minimum number of shares of common stock for which an eligible employee may subscribe is 10 shares.
As of the last trading day of each Offering Period (i.e., the “Purchase Date”), the value of each participant’s account will be divided by the purchase price established for that Offering Period by the Compensation Committee, as described below. Each participant will be deemed to have purchased the number of whole shares of common stock of the Company produced by this calculation. If the procedures described in the preceding two sentences would result in the purchase by all participants during that Offering Period of more shares of common stock than are available for issuance under the 2021 ESPP for that Offering Period, the Compensation Committee will allocate the available common stock among participants on a proportionate basis as equitably as possible, and the Company will return any excess payments for subscribed shares of common stock as soon as practicable after the Offering Period.
Following the purchases on a Purchase Date, any cash remaining in an eligible employee’s account that is less than the amount necessary to purchase a whole share of the Company’s common stock will be credited to the eligible employee’s account for the next Offering Period, unless the employee elects to terminate his or her participation in the 2021 ESPP.
Unless otherwise determined by the Compensation Committee, the per-share purchase price for an Offering Period will equal the lesser of (1) 85% of the fair market value of a share of common stock on the Grant Date of the Offering Period, or (2) 85% of the fair market value of a share of common stock on the Purchase Date of the Offering Period. As of the Purchase Date, the cash balance in a participant’s account will be reduced by the amount used to pay the purchase price of the shares acquired by the participant during such Offering Period. No interest will be paid to any eligible employee or credited to any account under the 2021 ESPP.
As soon as practicable after the Purchase Date for each Offering Period, the shares of common stock purchased for each participant will be credited to an account in the participant’s name that is held by the 2021 ESPP third-party plan administrator (each, an “ESPP Account”). Cash dividends, if any, paid with respect to the shares of common stock held in each ESPP Account under the 2021 ESPP will be automatically reinvested in additional shares of common stock, unless the participant elects to receive dividends in cash instead. The third-party plan administrator will arrange for the reinvestment of dividends on the open market, and, unless the Compensation Committee determines otherwise, the Company will pay expenses associated with reinvesting dividends. The Compensation Committee may change the default dividend reinvestment policy for ESPP Accounts established under the 2021 ESPP at any time.
Participants will be entitled to vote the number of whole shares of common stock credited to their respective ESPP Accounts through procedures established by the 2021 ESPP third-party plan administrator.
- 2021 Proxy Statement	65

■	Proposal 3 Proposal to Approve the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan
Summary Description of the 2021 ESPP

How is participation in the 2021 ESPP affected in the event of a termination of employment?
An employee whose employment with the Company and its Subsidiaries is terminated for any reason (including but not limited to termination because of death, retirement or disability) shall have no right to participate in the 2021 ESPP after termination of employment except as provided below for the Offering Period during which the termination occurs. For an employee who had previously elected to participate in the 2021 ESPP with respect to an Offering Period, if the termination of employment occurs prior to the revocation deadline for the Offering Period, then the cash balance credited to his or her account will be returned as promptly as practicable, his or her participation in the 2021 ESPP will terminate, and no purchases will be made for him or her on the Purchase Date for such Offering Period. If the termination of employment occurs following the revocation deadline for an Offering Period, the cash balance credited to the employee’s account will be used to purchase the number of whole shares of common stock on the Purchase Date as described above under the heading “How does the 2021 ESPP operate?,” any cash balance remaining in the account following the Purchase Date will be returned as promptly as practicable, and his or her participation in the 2021 ESPP will terminate effective immediately following such Purchase Date.
Are rights under the 2021 ESPP transferable?
An eligible employee’s rights under the 2021 ESPP are nontransferable, except that he or she may designate in writing a beneficiary to receive any shares of common stock and, if applicable, any funds, from his or her ESPP Account in the event of his or her death.
Who pays the costs and expenses of the 2021 ESPP?
Except as described in the next sentence, the Company will pay all costs and expenses related to the administration of the 2021 ESPP and maintenance of accounts under the 2021 ESPP, and participants will not pay to participate in the 2021 ESPP or pay any fees or costs to purchase shares of common stock under the
2021 ESPP other than the purchase price of shares purchased. The Compensation Committee may determine in the future that the Company will not pay costs and expenses associated with reinvesting cash dividends paid with respect to the shares of common stock held in each ESPP Account under the 2021 ESPP.
How can the 2021 ESPP be amended or terminated?
The 2021 ESPP may be amended or terminated by the Board at any time, but no amendment or termination may materially adversely affect an eligible employee’s rights without the employee’s consent. The Board may amend the 2021 ESPP without shareholder approval, except to the extent such shareholder approval is required by applicable law (including under Section 423 of the Internal Revenue Code or Section 16 of the Exchange Act), regulation or listing standard of any securities exchange or system on which the common stock is then listed, quoted or traded, or under any other applicable laws, rules or regulations. The foregoing prohibitions shall not be affected by adjustments in shares of common stock and the applicable purchase price that are made pursuant to the provisions of the 2021 ESPP as described above under the heading “What shares are authorized for issuance under the 2021 ESPP?.”
In addition, the Compensation Committee may amend, but not terminate, the 2021 ESPP at any time, provided that no eligible employee’s rights may be materially adversely affected by such amendment without the consent of the employee, and provided further that such amendment would not require shareholder approval.
Notwithstanding the provisions above, either the Board or the Compensation Committee may amend the 2021 ESPP in any respect it deems necessary or advisable to provide eligible employees with the benefits available under Section 423 of the Internal Revenue Code relating to employee stock purchase plans or to bring the 2021 ESPP or rights granted under the 2021 ESPP into compliance therewith.
What is the duration of the 2021 ESPP?
Unless sooner terminated by the Board as provided above, the 2021 ESPP will terminate upon the conclusion of the Offering Period that commences on or about February 3, 2031. Notwithstanding such termination, however, the Compensation Committee and its delegee shall have a period of up to 30 days after the conclusion of the final Offering Period to take any administrative action the Compensation Committee or its delegee determines is necessary or appropriate in connection with the termination of the 2021 ESPP.
66	- 2021 Proxy Statement

Proposal 3 Proposal to Approve the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan	■
Summary Description of the 2021 ESPP

What are the tax consequences of the 2021 ESPP?
The following is a brief summary of certain of the general U.S. federal income tax consequences of participation in the 2021 ESPP. This summary is based on U.S. federal income tax laws and regulations in effect on the date of this Proxy Statement and is not a complete description of the U.S. federal income tax laws. In addition, this summary is not intended to be exhaustive and does not constitute legal advice or tax advice.
The 2021 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Generally, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the Company’s common stock acquired under the 2021 ESPP or in the event the participant should die while still owning the purchased shares. The particular tax consequences of a sale or other disposition depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts when a participant acquires the shares under the 2021 ESPP and ends on the later of (i) two years after the beginning of the Offering Period in which the shares were purchased or (ii) one year after the Purchase Date on which the shares were purchased.
If a participant holds the shares for the Required Holding Period and then sells or disposes of the purchased shares at a price in excess of the purchase price paid for the shares, the gain will be taxed as ordinary income to the participant in the year of sale or disposition to the extent of the lesser of (i) the amount by which the fair market value of the common stock on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) the amount by which the fair market value of the common stock at the beginning of the Offering Period in which the shares were purchased exceeded the purchase price of the shares. Any additional gain upon the sale or disposition of the purchased shares not taxed as ordinary income will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition. If a participant holds the shares for the Required Holding Period and then sells or disposes of the purchased shares at a price less than the purchase price paid for the shares, the loss will be treated as a long-term capital loss to the participant in the year of sale or disposition. The Company will not be entitled to an income tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.
The participant has a “Disqualifying Disposition” if the participant sells or disposes of the shares before the Participant has held the shares for the Required Holding Period. If the participant sells or disposes of the shares in a Disqualifying Disposition, the participant will recognize ordinary income in the year of sale or disposition equal to the difference between the purchase price paid for the shares and the fair market value of the shares on the Purchase Date on which the shares were purchased, and the Company generally will be entitled to a corresponding income tax deduction. In addition, if the participant sells or disposes of the shares in a Disqualifying Disposition at a price in excess of the fair market value of the shares on the Purchase Date on which the shares were purchased, the participant also will recognize a capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Purchase Date on which the shares were purchased. Alternatively, if the participant sells or disposes of the shares in a Disqualifying Disposition at a price less than the fair market value of the shares on the Purchase Date on which the shares were purchased, the participant will recognize a capital loss in an amount equal to the difference between the fair market value of the shares on the Purchase Date on which the shares were purchased and the selling price of the shares, The Company will not be entitled to an income tax deduction with respect to any capital gain recognized by a participant.
If a participant still owns the purchased common stock at the time of death, then his or her estate will recognize ordinary income in the year of death equal to the lesser of (i) the amount by which the fair market value of the common stock on the date of death exceeds the purchase price paid for the shares, or (ii) the amount by which the fair market value of the common stock at the beginning of the Offering Period in which the shares were purchased exceeded the purchase price of the shares.
The foregoing is only a summary of the effect of federal income taxation upon the Company and upon participants, is not complete and does not discuss the federal employment taxes, tax consequences of any participant’s death or the income tax laws of any municipality, state, or foreign country in which a participant may reside. The foregoing is not legal or tax advice.
Where can I get a copy of the 2021 ESPP?
This summary is not a complete description of all provisions of the 2021 ESPP. A copy of the 2021 ESPP, as proposed to be adopted, is attached hereto as Annex A.
- 2021 Proxy Statement	67

■	Proposal 3 Proposal to Approve the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan
Equity Compensation Plan Information

New Plan Benefits
Participation in the 2021 ESPP is voluntary and entirely within the discretion of the eligible employees of the Company and its Subsidiaries. In addition, participation levels depend on each eligible employee’s election to participate and level of contributions, and the per-share purchase price depends on the future value of the Company’s common stock. As a result, the Company cannot determine the benefits or amounts that will be received by any eligible employee or groups of eligible employees if the 2021 ESPP is approved by shareholders.
Equity Compensation Plan Information
The following table shows information concerning our equity compensation plans as of the end of the fiscal year ended January 30, 2021:
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)[3]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)[4]
Equity compensation plans approved by security holders[1]	3,579,298	$13.13	9,934,262
Equity compensation plans not approved by security holders[2]	1,050,000	—	—
Total	4,629,298	$13.13	9,934,262
(1)	Consists of the 2020 Omnibus Stock and Incentive Plan, the Amended and Restated 2012 Omnibus Stock and Incentive Plan and the Amended and Restated 2002 Omnibus Stock and Incentive Plan.
(2)
On August 20, 2019, the Company granted to Ms. Brooks an award of performance share units with a target of 700,000 units (100% payout) and a maximum of 1,050,000 units (150% payout), with each unit representing one share of the Company’s common stock (the “PSU Inducement Award”). The PSU Inducement Award is earned based on achievement of performance objectives relating to comparable sales improvement and the Company’s stock price during the performance period beginning with the third quarter of fiscal 2019 and ending on the last day of fiscal 2021. The PSU Inducement Award was granted outside of the Company’s prior equity plan, the Amended and Restated 2012 Omnibus Stock and Incentive Plan, in connection with Ms. Brooks’ employment as then CEO and President of the Company pursuant to Section 4(a)(2) of the Securities Act and the employment inducement award exemption in NYSE Rule 303A.08.

(3)
The weighted average exercise price is calculated based solely on the 0.1 million outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock, restricted stock units or performance share units, which have no exercise price.

(4)	Consists entirely of shares that were available for future issuance under the 2020 Omnibus Stock and Incentive Plan as of January 30, 2021.
This table does not include the 2,000,000 shares of common stock to be reserved for issuance under the 2021 ESPP if shareholders approve the 2021 ESPP at the Annual Meeting.
Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CHICO’S FAS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN.
68	- 2021 Proxy Statement

■	PROPOSAL 4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Appointment Proposed for Ratification
Based on the recommendation of the Audit Committee, the Company has selected Ernst & Young LLP (“EY”) as its independent certified public accountants for the current fiscal year ending January 29, 2022 (fiscal 2021). Ratification of the Company’s independent certified public accountants is not required by the Company’s Bylaws or otherwise, but the Board has decided to seek such ratification as a matter of good corporate practice. In the event of a negative vote, the Audit Committee will review its future selection of its independent certified public accountants in light of that result. Even in the event of a positive vote, the Audit Committee in its discretion may select a different independent certified public accounting firm at any time during fiscal 2021 if it determines it to be in the best interests of the Company and our shareholders. EY has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by shareholders.
We have been advised by EY that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in the Company or its subsidiaries.
Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED.
Fees to Independent Accountants
The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements for fiscal 2020 (ended January 30, 2021) and fiscal 2019 (ended February 1, 2020) and fees billed for audit-related services, tax services and all other services rendered by EY for fiscal 2020 and fiscal 2019.
	Fiscal 2020	Fiscal 2019
Audit Fees	$ 1,899,820	$ 1,540,000
Audit-Related Fees	3,000	1,995
Tax Fees	178,578	87,074
Total	$2,081,398	$1,629,069
Audit Fees
Fees for audit services include aggregate fees billed for professional services rendered for the annual audits of the Company’s financial statements included in Form 10-K filings, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation.
Audit-Related Fees
Fees for audit-related services in fiscal 2020 and 2019 include the Company’s use of EY’s online research tools.
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■	Proposal 4 Proposal to Ratify the Appointment of Ernst & Young LLP as Independent Certified Public Accountants

Tax Fees
Fees for tax services in fiscal 2020 and 2019 were principally related to special tax and international tax projects.
All audit-related services, tax services and other services in fiscal 2020 and 2019 were pre-approved by the Audit Committee, which concluded that the provision of such services by EY was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Company’s pre-approval policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
70	- 2021 Proxy Statement

■	AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee consists of three directors and operates under a written charter adopted by the Board of Directors. The current members of this Committee are David F. Walker (Chair), John J. Mahoney and Kim Roy. Each member of the Committee is independent in the judgment of the Company’s Board of Directors, as required by NYSE listing standards and as set forth in the Company’s Governance Guidelines. This Committee is responsible for selecting, engaging, evaluating and negotiating fee arrangements with the Company’s independent certified public accountants (the “Independent Accountants”) with input from the Company’s Board and management. Management is responsible for the Company’s accounting, internal controls and the financial reporting process. The Independent Accountants are responsible for performing an audit of internal control over financial reporting that is integrated with an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States (“PCAOB”), and for expressing opinions thereon. This Committee’s responsibility is to monitor and oversee these processes.
The members of this Committee do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Independent Accountants, nor can this Committee certify that the Independent Accountants are “independent” under applicable rules. This Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the Independent Accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the Independent Accountants, and the experience of this Committee’s members in business, and with financial and accounting matters.
As part of its oversight of the Company’s financial reporting process, this Committee reviews and discusses with both management and the Company’s Independent Accountants all annual and quarterly financial statements prior to their issuance, including receiving reports on the matters discussed in management’s Disclosure Committee meetings. This Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended January 30, 2021 (“fiscal 2020”), with management and the Company’s Independent Accountants. Management advised the Audit Committee that the Company’s fiscal 2020 consolidated financial statements had been prepared in accordance with accounting principles generally accepted in the United States, and presented significant accounting and disclosure matters to this Committee. Discussions with the Independent Accountants regarding the Company’s fiscal 2020 audited financial statements included the Independent Accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required to be discussed by the applicable requirements of the PCAOB and the SEC and under the Audit Committee’s charter.
This Committee annually evaluates, with input from management and the internal auditor, the quality of services and sufficiency of resources provided by the Independent Accountants, communications and interactions with the Independent Accountants, and assesses the Independent Accountants’ independence, objectivity and professional skepticism. The Company’s Independent Accountants provided this Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the Independent Accountants’ communications with the Audit Committee concerning its independence, and this Committee discussed the results of the evaluation process with the Independent Accountants, including their independence from the Company.
In addition, this Committee reviewed key initiatives and programs aimed at maximizing the effectiveness of the Company’s internal and disclosure control structure. As part of this process, this Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.
Based upon this Committee’s discussion with management, the internal auditor, and the Independent Accountants, this Committee’s review of the representations of management, and the report of the Independent Accountants to this Committee, and subject to the limitations on the role and responsibilities of this Committee described above and in this Committee’s charter, this Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the SEC as of and for the fiscal year ended January 30, 2021.
MEMBERS OF THE AUDIT COMMITTEE
David F. Walker, Chair
John J. Mahoney
Kim Roy
- 2021 Proxy Statement	71

■	SECURITY OWNERSHIP
The following tables set forth the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each NEO, (3) all current directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such owner’s address as of April 26, 2021.
Stock Ownership of Directors and Executive Officers
Name of Beneficial Owner	Current Beneficial Holdings(1)(2)	Shares Subject to Options	Total Beneficial Ownership(1)	Percent of Class(3)
Bonnie. R. Brooks(4)	888,870	—	888,870	*
Kristin M. Gwinner	324,836	—	324,836	*
Molly Langenstein	1,102,313	—	1,102,313	*
David M. Oliver	165,614	—	165,614	*
Jennifer Ellis	—	—	—	*
Ann E. Joyce	—	—	—	*
Mary van Praag	—	—	—	*
Janice L. Fields(4)	51,050	—	51,050	*
Deborah L. Kerr(4)	89,440	—	89,440	*
John J. Mahoney	184,543	—	184,543	*
Kevin Mansell	—	—	—	*
Kim Roy	76,788	—	76,788	*
William S. Simon(4)	63,610	—	63,610	*
David F. Walker	188,543	—	188,543	*
Stephen E. Watson(4)	189,206	—	189,206	*
All Current Directors and Executive Officers as a Group (13 persons)	3,374,813	—	3,374,813	2.8%
*Less than one percent
(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares under applicable SEC rules, if she or he (a) has or shares voting power or investment power with respect to such shares, or (b) has the right to acquire ownership of such shares within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares. Mr. Simon has shared voting and investment power with respect to 63,610 shares. Except as otherwise indicated, all shares are held with sole voting and investment power and none of such shares are pledged.

(2)
The shares listed also include restricted stock which has not yet vested and which is subject to forfeiture as follows: Ms. Brooks 592,751; Ms. Gwinner 268,051; Ms. Langenstein 937,874; Mr. Oliver 111,750; Mr. Mahoney 36,250; Ms. Roy 36,250; Mr. Walker 36,250 and Mr. Watson 36,250.

(3)
In calculating the percentage ownership for a given individual or group, the number of shares of common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group.

(4)
The amounts for Ms. Brooks, Ms. Fields. Ms. Kerr, Mr. Simon and Mr. Watson exclude 500,000, 72,130, 36,250, 36,250 and 19,300 restricted stock units, respectively, with deferred delivery for Ms. Fields. Ms. Kerr, Mr. Simon and Mr. Watson.

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Stock Ownership of Certain Beneficial Owners

Stock Ownership of Certain Beneficial Owners
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,349,566(2)	15.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,163,896(3)	6.7%
Renaissance Technologies LLC / Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	8,039,900(4)	6.6%
Charles Schwab Investment Management, Inc. 211 Main Street San Francisco, CA 94105	6,953,340(5)	5.7%
Contrarius Investment Management Limited 2 Bond Street St Helier Jersey JE2 3NP Channel Islands
Contrarius Investment Management (Bermuda) Limited Waterloo House 100 Pitts Bay Road Pembroke HM 09 Bermuda	10,278,849(6)	8.4%
(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares under applicable SEC rules, if she or he (a) has or shares voting power or investment power with respect to such shares, or (b) has the right to acquire ownership of such shares within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to invest or direct the investment of shares, irrespective of any economic interest in such shares.

(2)
The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 11 to Schedule 13G filed with the SEC on January 26, 2021 by BlackRock, Inc. and its affiliates (collectively, “BlackRock”). As reported in such filing, such shares are owned as follows: (i) 18,349,566 shares held by BlackRock with respect to which it has sole investment power and (ii) 18,211,810 shares with respect to which it has sole voting power.

(3)
The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). As reported in such filing, such shares are owned as follows: (i) 8,052,022 shares held by Vanguard with respect to which it has sole investment power, (ii) 111,874 shares with respect to which it has shared investment power, and (iii) 79,387 shares with respect to which it has shared voting power.

(4)
The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2021 by Renaissance Technologies Holdings Corporation (“RTHC”) and its majority-owned subsidiary Renaissance Technologies LLC (“RTC”). As reported in such filing, such shares are owned as follows: (i) 8,039,900 shares held by RTHC and RTC with respect to which each has sole investment power, and (ii) 8,039,900 shares with respect to which each has sole voting power.

(5)
The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC on February 16, 2021 by Charles Schwab Investment Management, Inc. (“Charles Schwab”). As reported in such filing, such shares are owned as follows: (i) 6,953,340 shares held by Charles Schwab with respect to which it has sole investment power and (ii) 6,953,340 shares held by Charles Schwab with respect to which it has sole voting power.

(6)
The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC on February 12, 2021 by Contrarius Investment Management Limited (“Contrarius”) and Contrarius Investment Management (Bermuda) Limited (“Contrarius Bermuda”). As reported in such filing, such shares are owned as follows: (i) 10,278,849 shares held together by Contrarius and Contrarius Bermuda with respect to which each has shared investment power and (ii) 10,278,849 shares held together by Contrarius and Contrarius Bermuda with respect to which each has shared voting power.

10b5-1 Trading Plans
We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Exchange Act, which allows shareholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow shareholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 7, 2021, no Company shareholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have adopted such plans in the past and may adopt such plans in the future.
- 2021 Proxy Statement	73

■	INFORMATION ABOUT THE 2021 ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held June 24, 2021
The Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2020 Annual Report are available on the Internet at https://materials.proxyvote.com/168615. This site does not have “cookies” that identify visitors to the site.
What is the purpose of the meeting?
At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, which consists of the election of directors, approval of an advisory resolution to approve the compensation of our named executive officers, approval of the 2021 ESPP, ratification of the appointment of the Company’s independent certified public accountants, and to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In addition, the Company’s management will report on the performance of the Company and respond to questions from shareholders.
When are these materials being sent?
Under rules adopted by the SEC we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability to most of our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their shares.
The proxy materials are first being mailed or made available to shareholders on or about May 7, 2021.
Why did I receive these proxy materials?
You have received these proxy materials because you are a shareholder of the Company, and our Board is soliciting authority, or your proxy, to vote your shares at the Annual Meeting and at any adjournments or postponements thereof. The proxy materials include our Notice of Annual Meeting of Shareholders, Proxy Statement and 2020 Annual Report. These materials also include the proxy card or voting instruction form for the Annual Meeting. Proxies are being solicited on behalf of our Board. The proxy materials include detailed information about the matters that will be discussed and voted on at the Annual Meeting and provide updated information about our Company that you should consider in order to make an informed decision when voting your shares.
Can I access the Company’s proxy materials online?
Yes. The Proxy Statement and 2020 Annual Report may be accessed at https://materials.proxyvote.com/168615. This site does not have “cookies” that identify visitors to the site.
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What is a proxy?
It is your legal designation of another person to vote on matters transacted at the Annual Meeting based upon the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The proxy included with this Proxy Statement designates each of Molly Langenstein, David M. Oliver and Deidre Richardson as proxies for the Annual Meeting.
What is a proxy statement?
It is a disclosure document that SEC regulations require us to give you so that you can make an informed voting decision when we ask you to designate individuals as proxies to vote on your behalf.
What is the difference between a shareholder of record and a shareholder who holds stock in street name?
If your shares are registered in your name, you are a shareholder of record. When you properly vote in accordance with the instructions provided on the proxy card or Notice of Internet Availability, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.
If your shares are held in the name of your broker or other institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other institution or its respective nominee is the shareholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. When you properly vote in accordance with the instructions provided in the voting instruction form, you are giving your broker, other institution or nominee instructions on how to vote the shares they hold for you.
Applicable SEC and NYSE regulations limit the matters your broker may vote on without having been instructed to do so by you, especially as they relate to the election of directors and compensation matters. As a result, if you do not instruct your broker on how to vote your shares regarding the election of the directors, the advisory vote on the resolution to approve executive compensation or the proposal to approve the 2021 ESPP, then your shares will not be voted on these matters. We urge you to instruct your broker about how you wish your shares to be voted.
What is the record date and what does it mean?
The record date for the Annual Meeting is April 26, 2021. The record date is established by the Board of Directors as required by law and the Company’s Articles and Bylaws. Owners of record of common stock at the close of business on the “record date” are entitled to:
(a)	receive notice of the meeting; and
(b)	vote at the meeting and any adjournments or postponements thereof.
No shareholders who become owners of record after the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.
What constitutes a “quorum” for the meeting?
A certain minimum number of shares must be present or represented by proxy at a meeting before any shareholder vote at the meeting can be effective. A quorum of shares must be present to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock entitled to be cast on the matters submitted is present in person and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting.
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■	Information About the 2021 Annual Meeting and Voting

Who is entitled to vote and how many votes do I have?
If you are a common shareholder of record at the close of business on the record date, you can vote. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $0.01 per share, are the only outstanding voting securities of the Company. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your bank, broker or other holder of record how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 122,583,542 common shares outstanding.
How do I vote my shares?
If you are a shareholder of record, you may vote by proxy in three convenient ways: by telephone, via the Internet or by completing, signing and returning the proxy card in the pre-paid envelope provided, if you receive a printed copy of the proxy materials. Simply follow the instructions provided on the Notice of Internet Availability or proxy card. Internet voting is provided on the Notice of Internet Availability and Internet and telephone voting information is provided on the proxy card. If you receive a printed copy of the proxy materials and vote via the Internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card. If you beneficially hold your shares in “street name” through a bank, broker or other nominee, you will be able to vote using the voting instruction form provided to you by such nominee, and Internet and telephone voting may also be available per the instructions provided on such voting instruction form.
If you are not the shareholder of record, please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. Your vote is important. Follow the instructions from your nominee included with our proxy materials, or contact your nominee to request a voting instruction form to vote before or during the meeting. Whether or not you plan to attend the meeting, we urge you to vote using your voting instruction form to ensure that your vote is counted.
If you are a participant in the Chico’s FAS, Inc. Managed Share Plan, please refer to the instructions provided by the Administrator of such plan in order to direct it how to vote your shares. If you are a former participant in the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan that expired in 2020 and the Administrator of such plan still holds shares purchased under such plan in an account for you, please refer to the instructions provided by the Administrator in order to direct it how to vote your shares. Please note that you must return your vote instructions with respect to any shares held through either the Chico’s Managed Share Plan or in your account under the expired Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan (together, the “Plan shares”) no later than 11:59 P.M. ET on June 16, 2021. Please note that you may not vote any Plan shares during the meeting, as such shares may only be voted through the Administrator. Since your vote is important, we urge you to vote promptly to ensure that your Plan shares are represented.
Can I change my vote or revoke my proxy?
You may revoke your proxy or change your voting instructions before the polls close at the Annual Meeting in several ways.
A shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:
■	delivering to the Company’s Corporate Secretary a written notice stating that the proxy is revoked;
■	signing and delivering a proxy card bearing a later date;
■	voting again by telephone or through the Internet; or
■	attending and voting during the meeting.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you may need to contact that firm to change any prior voting instructions.
Your vote must be received before the polls close at the Annual Meeting. While you can change your vote by voting during the Annual Meeting, attendance at the meeting will not, by itself, revoke a proxy. If you hold your shares in street name, please check with that firm for instructions on how to change your vote.
If I submit a proxy, how will my shares be voted?
By giving us your proxy, you authorize the individuals named as the proxies on the proxy card to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the director candidates and any or all of the other proposals. You may also abstain from voting. If you vote via the Internet or by telephone, you must indicate how you wish to vote on each item.
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If you sign and return a proxy card without indicating your instructions, your shares will be voted:
■	FOR election of the nine directors, nominated herein;
■	FOR approval of the advisory resolution to approve the compensation of our named executive officers;
■	FOR approval of the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan; and
■	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2022 (fiscal 2021).
If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and may not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in these important matters.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.
What are the Board’s recommendations?
The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this Proxy Statement. In summary, the Board recommends a vote:
■	FOR election of the nine directors, nominated herein (see page 10);
■	FOR approval of the advisory resolution to approve the compensation of our named executive officers (see page 35); and
■	FOR approval of the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan (see page 63); and
■	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2022 (fiscal 2021) (see page 69).
With respect to any other matter that properly comes before the meeting, the proxies will vote in their best judgment on such matters after consultation with the Board of Directors or, if no recommendation is given, in their own discretion. As of the date of the Notice of Annual Meeting of Shareholders, we knew of no other matters to be presented at the Annual Meeting.
My shares are held in street name. How are my shares voted if I do not return voting instructions?
If your shares are held in the name of a bank, broker or other nominee under NYSE rules, your shares may be voted on certain “routine” items by the brokerage firm, financial institution or other nominee, even if you do not provide voting instructions. When a proposal is not a “routine” matter under NYSE rules, the brokerage firm, financial institution or other nominee cannot vote the shares on that proposal unless they have received prior voting instructions from the beneficial owner of the shares with respect to that proposal. This inability to vote the shares in such an instance is referred to as a “broker non-vote.”
Proposal 4, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2021, is considered a routine matter for which the brokerage firm, financial institution or other nominee who holds your shares can vote your shares even if it has not received instructions from you. All other proposals in this Proxy Statement are non-routine matters and accordingly the bank, broker or other nominee cannot vote your shares on those proposals without your instructions.
Although broker non-votes are not voted on non-routine matters, they will be counted in determining whether a quorum is present. In any event, if your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in these matters.
What are abstentions and broker non-votes?
An abstention occurs when a shareholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal or indicates that the shareholder abstains from voting on the election of directors or any other proposal. As discussed above, a broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares.
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■	Information About the 2021 Annual Meeting and Voting

What vote is required to approve each item?
Election of Directors. Our Board of Directors has instituted a majority vote standard in uncontested elections where a majority of the shares voted on the election of a director must be in favor of his or her election. This means that a director nominee will be elected if the number of votes cast “FOR” that nominee by holders entitled to vote exceeds the number of votes cast “AGAINST” that nominee.
If you return a signed proxy card or otherwise complete your voting by proxy via the Internet or by telephone but abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees. Broker non-votes will be counted as “shares present” for purposes of determining whether there is a quorum, but are not entitled to vote on the proposal.
Advisory Resolution to Approve Executive Compensation. The advisory resolution to approve the compensation of our named executive officers (the “say-on-pay” vote) will be approved if the number of votes cast “FOR” approval of such advisory resolution by holders entitled to vote exceeds the number of votes cast “AGAINST” the approval of the advisory resolution. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. While the Board of Directors and its Compensation Committee will consider the shareholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.
Approval of the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan. The 2021 ESPP will be approved if the number of votes cast “FOR” approval of the 2021 ESPP by holders entitled to vote exceeds the number of votes cast “AGAINST” the approval of the 2021 ESPP. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction.
Ratification of Appointment of Accountants. The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for fiscal 2021 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast “AGAINST” the ratification of the appointment. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal.
Other Items. If any other item requiring a shareholder vote should come before the meeting, the vote required will be determined in accordance with applicable law, the NYSE rules, and our Articles and Bylaws, as applicable.
Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our Bylaws.
How are abstentions and broker non-votes counted when tabulating the vote?
Abstentions, that is, a properly submitted proxy marked “ABSTAIN,” and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter presented for a shareholder vote at this Annual Meeting, even though the shares associated with such abstentions and broker non-votes are counted as “shares present” for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of such votes, abstentions and broker non-votes will have the same effect as a share that is not present or otherwise not voted.
Election of Directors. Abstentions and broker non-votes will have no effect on the outcome of the election of candidates for director as they do not count as either “FOR” or “AGAINST” votes.
Advisory Resolution to Approve Executive Compensation. Abstentions and broker non-votes will have no effect on the outcome of the advisory resolution to approve executive compensation as they do not count as either “FOR” or “AGAINST” votes.
Approval of the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan. Abstentions and broker non-votes will have no effect on the outcome of the proposal to approve the 2021 ESPP as they do not count as either “FOR” or “AGAINST” votes.
Ratification of Appointment of Accountants. Abstentions will have no effect on the outcome of the ratification of the appointment of the accountants as they do not count as either “FOR” or “AGAINST” votes.
Where can I find the voting results of the Annual Meeting?
We will report the voting results on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
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Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?
We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or associates in person or by telephone, mail, or electronic transmission. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material on our behalf to shareholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred. The Company has not engaged any outside service provider to assist in the solicitation of proxies.
What does it mean if I receive more than one package of proxy materials or Notice of Internet Availability?
This means that you have multiple accounts holding Chico’s FAS, Inc. shares. These may include: accounts with our transfer agent, American Stock Transfer and Trust Company, Plan shares discussed above, and accounts with a broker, bank or other holder or record. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on every proxy card, voting instruction form or Notice of Internet Availability that you receive to ensure that all of your shares are voted.
Do I have to attend the 2021 Annual Meeting in order to vote my shares?
No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all shareholders participate by voting, regardless of the number of shares owned.
It is important that you vote promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please take the time to vote by proxy as soon as possible so that your shares are represented at the meeting.
When and where is our 2021 Annual Meeting?
We will be holding our Annual Meeting on June 24, 2021, beginning at 9:00 A.M., ET, via the Internet at www.virtualshareholdermeeting.com/CHS2021.
In light of the COVID-19 outbreak, for the safety of all of our stakeholders, including our shareholders, and taking into account federal, state and local guidance that has been issued, we have determined that the 2021 Annual Meeting will be held in a virtual meeting format only, with no physical in-person meeting.
We aim to provide shareholders the same rights and comparable opportunities for participation that have been historically provided at our in-person annual meetings. As with an in-person meeting, at our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at https://materials.proxyvote.com/168615.
How can I attend our 2021 Annual Meeting?
Shareholders who owned shares as of the record date, or their duly appointed proxies, and our guests may attend the virtual Annual Meeting.
If you are a shareholder as of the record date, or a duly appointed proxy, you may attend, vote and submit questions virtually at our Annual Meeting by logging in at www.virtualshareholdermeeting.com/CHS2021 on your smart phone, tablet or computer. To enter the meeting, you will need your 16-digit control number. The control number will be included on your Notice of Internet Availability, proxy card, voting instruction form or other applicable proxy notice. If you hold your shares in “street name” through a bank, broker or other nominee, your control number should be included with your voting instructions received from your bank, broker or other nominee. If your bank, broker or other nominee has not provided you with your control number, please contact them for instructions on how to attend the virtual Annual Meeting. Please follow the instructions on your Notice of Internet Availability, proxy card, voting instruction form or other applicable proxy notice that you received for accessing the virtual Annual Meeting.
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■	Information About the 2021 Annual Meeting and Voting

If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to vote or submit questions.
Online access for the virtual Annual Meeting will begin at 8:45 a.m. ET. We encourage you to access the meeting webcast prior to the start time to have ample time to test your computer audio system.
Rules of conduct for the virtual Annual Meeting will be available once you log in to the meeting website.
A replay of the meeting will available on the Company’s website at www.chicosfas.com under “Investors” and under the subcategory “Events & Presentations” as soon as practicable following the meeting.
Can I vote during the virtual Annual Meeting?
Except as noted below, shareholders with a 16-digit control number can vote during the virtual Annual Meeting. To vote during the virtual Annual Meeting, shareholders can log in to the meeting website at www.virtualshareholdermeeting.com/CHS2021 and follow the instructions provided on the website. There will be a vote button that, when clicked, will display the resolutions and voting choices. You will be able to vote by selecting your voting direction from the options shown on the screen. Confirmation that your vote has been received should appear once submitted. While voting remains open during the virtual Annual Meeting, you will be able to change your vote by selecting another voting direction or cancel your vote by pressing the cancel button before the Annual Meeting concludes. We encourage you to vote your proxy by Internet, QR Code, telephone or proxy card prior to the Annual Meeting, even if you plan to attend the virtual Annual Meeting.
If you are a participant in the Chico’s FAS, Inc. Managed Share Plan or a former participant in the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan, please refer to the instructions provided by the Administrator of such plan in order to direct it how to vote your shares. Please note that you must return your vote instructions with respect to any shares held through either the Chico’s Managed Share Plan or in your account under the expired Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan (together, the “Plan shares”) no later than 11:59 p.m. ET on June 16, 2021. You may not vote any Plan shares during the virtual Annual Meeting, as such shares may only be voted through the Administrator.
Can I ask questions at the virtual Annual Meeting?
We expect to hold, to the extent feasible and practical, a live question and answer session during the virtual Annual Meeting. Shareholders with a 16-digit control number who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/CHS2021 will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. These shareholders may also submit a question in advance of the Annual Meeting at www.proxyvote.com. In both cases, shareholders must have available their control number provided on their Notice of Internet Availability, proxy card, voting instruction form or other applicable proxy notice.
Shareholders will be able to submit questions during the virtual Annual Meeting, by locating “Q&A” on the virtual Annual Meeting website and following the instructions.
We intend to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped together and answered once to avoid repetition. Shareholder questions related to personal or customer related matters, that are not pertinent to Annual Meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting.
If more questions are presented than time permits to be answered during the meeting, after the meeting we will post on the Company’s website at www.chicosfas.com under “Investors” and under the subcategory “Events & Presentations” a document that summarizes and answers the questions received that were not answered during the meeting.
What if I need technical assistance?
If you encounter any technical difficulties accessing the virtual Annual Meeting during the check-in or meeting, please call the technical support number that will be posted on the login page. Please be sure to log on by 8:45 a.m. ET on June 24, 2021, the date of the Annual Meeting, so that any technical difficulties may be addressed before the virtual Annual Meeting audio webcast begins.
80	- 2021 Proxy Statement

■	SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2022 ANNUAL MEETING
The Company’s 2022 Annual Meeting is currently expected to be held on June 23, 2022. To be eligible under the SEC shareholder proposal rule (Rule 14a-8 promulgated under the Exchange Act) for inclusion in next year’s proxy statement, and form of proxy, a shareholder must submit the proposal in writing so that we receive it by January 7, 2022 and must comply with Rule 14a-8 under the Exchange Act.
Even if a shareholder proposal is not eligible for inclusion in our proxy statement pursuant to Rule 14a-8, the proposal may still be offered for consideration at an Annual Meeting according to the procedures set forth in the Company’s Articles. The Company’s Articles contain certain advance notice requirements to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders’ meeting.
Notice of director nominations must be submitted by a shareholder of record and must set forth the information required by the Company’s Articles. If you are a beneficial owner of shares held in street name, you may contact the organization that holds your shares for information about how to register your shares directly in your name as a shareholder of record. Notice of shareholder proposals and of director nominations (other than proxy access director nominations) must be timely given in writing to the Corporate Secretary of the Company prior to the meeting at which the proposals are to be presented or the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was given or public disclosure of the date of the annual meeting was made, whichever first occurs. For the 2022 Annual Meeting of Shareholders, this notice must be received no later than the close of business on April 24, 2022 and must provide certain other information as described in the Company’s Articles.
A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of the Company’s common shares representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of the Company’s Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in the Company’s Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary no earlier than the close of business on December 8, 2021 and no later than the close of business on January 7, 2022 to be included in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders and form of proxy; provided, however, that in the event the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the notice of proxy access director nominees must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.
In each case, the notice must include the information specified in our Articles or Bylaws, including information concerning the proposal or nominee, as the case may be, and information about the shareholder’s ownership of and agreements related to our stock.
Our Articles and Bylaws can be reviewed at the Company’s investor relations website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.”
We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements of Rule 14a-8 or our Articles and our Bylaws. We strongly encourage shareholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination. Complete copies of our Articles and our Bylaws provisions governing these requirements are available to any shareholder without charge upon request from the Corporate Secretary of the Company.
All shareholder proposals and director nominations must be delivered or mailed to Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.
- 2021 Proxy Statement	81

■	OTHER MATTERS
At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters proposed to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, the proxies will vote in their best judgment on such matters after consultation with the Board of Directors or, if no recommendation is given, in their own discretion.
The Company will provide without charge to any shareholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended January 30, 2021 (fiscal 2020), as filed with the SEC (without exhibits). All such requests should be delivered to Deidre Richardson, Corporate Secretary, Chico’s FAS, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.
By Order of the Board of Directors,

Deidre Richardson
Corporate Secretary
82	- 2021 Proxy Statement

Annex A
Chico’s FAS, Inc.

2021 Employee Stock Purchase Plan

Effective June 24, 2021

Chico’s FAS, Inc.
2021 Employee Stock Purchase Plan
A-i

A-ii

Chico’s FAS, Inc.
2021 Employee Stock Purchase Plan
ARTICLE 1
Establishment, Purpose and Shares Covered
1.1 Plan Established. Chico’s FAS, Inc. hereby establishes an employee stock purchase plan, subject to the terms and conditions set forth herein, known as the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan for the benefit of Eligible Employees. The Plan was adopted by the Board of the Company on April 26, 2021 and shall become effective on June 24, 2021 in accordance with Section 8.13.
1.2 Purpose. The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries with a convenient way to purchase the Company’s stock, in order to provide an incentive for their continued employment and to enhance such employees’ sense of participation in the affairs of the Company and interest in assuring the continued success of the Company.
1.3 Shares Covered. Subject to adjustment as provided in Section 8.1 and elsewhere in the Plan, the maximum number of shares of Common Stock that may be offered under the Plan from and after June 24, 2021, is 2,000,000.
1.4 Source of Shares. The shares subject to the Plan and issued under the Plan may be authorized and previously unissued shares or may be previously issued shares acquired in the open market or from other sources.
1.5 Section 423 Plan. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and the Plan shall be interpreted in a manner consistent with that intent. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of such Section 423. Any term not expressly defined in the Plan but defined for purposes of such Section 423 shall have the same definition in the Plan, unless a different meaning is clearly required by the context.
ARTICLE 2
Definitions
The following words and terms as used in the Plan shall have the meanings set forth in this Article 2 unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.
2.1 “Account” shall mean the payroll deduction account maintained for an electing Eligible Employee as provided in Article 7.
2.2 “Board” shall mean the Board of Directors of the Company.
2.3 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Reference to a specific section of the Code shall include a reference to any successor or replacement provision.
2.4 “Committee” shall mean the Human Resources, Compensation and Benefits Committee of the Board, unless the Board appoints another committee of the Board to serve as the Committee under the Plan.
2.5 “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.
2.6 “Company” shall mean Chico’s FAS, Inc., a Florida corporation, and any successor.
2.7 “Compensation” shall mean an Eligible Employee’s regular salary and wages, overtime pay, bonuses and commissions (in all cases, before any reduction for elective contributions to any Code Section 401(k) or Code Section 125 Plan), but shall not include credits or benefits under the Plan, or any amount contributed by the Company to any pension, profit sharing or employee stock ownership plan, or any employee welfare, life insurance or health insurance plan or arrangement, or any deferred compensation plan or arrangement.
2.8 “Eligible Employee” shall mean any individual employed by the Company or any Subsidiary who meets the eligibility requirements and is not excluded under the limitations set forth in Article 4. The Committee shall have the sole power to determine who is and who is not an Eligible Employee.
2.9 “ESPP Account” shall have such meaning as is given to it under Section 6.5.

2.10 “Fair Market Value” of a share of Common Stock means, as of any date, the value of a share of the Common Stock determined as follows:
(a)
if the Common Stock is publicly traded and is then listed on any (i) established securities exchange, (ii) national market system or (iii) automated quotation system on which the Common Stock is listed, quoted or traded, its closing price on the date of determination as quoted on such exchange or system (or if more than one the principal exchange or system) on which the Common Stock is listed or admitted to trading, or if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, in each case as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)
if the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, in each case as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)	if none of the foregoing is applicable, by the Committee in good faith.
2.11 “Grant Date” shall mean, unless otherwise specified by the Committee in accordance with Section 5.1, August 1, November 1, February 1 and May 1 (or if such date is not a Trading Day, the first Trading Day subsequent to such date) of each year during the term of the Plan.
2.12 “Offering Period” shall mean any of the periods during which subscriptions for Shares may be tendered, as more particularly described in Section 5.1, beginning on a Grant Date and ending on the following Purchase Date.
2.13 “Participant” shall mean an Eligible Employee who has become a participant in the Plan for the Offering Period after the Eligible Employee has made his timely submission under Section 6.1.
2.14 “Plan” shall mean this Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan, effective June 24, 2021, as set forth herein and as amended from time to time.
2.15 “Plan Administrator” shall mean the Company’s Executive Vice President, Chief Human Resources Officer, or such other person designated by the Committee to act as Plan Administrator.
2.16 “Purchase Date” shall mean, unless otherwise specified by the Committee in accordance with Section 5.1, October 31, January 31, April 30, and July 31 (or if such date is not a Trading Day, the last Trading Day preceding such date).
2.17 “Purchase Documents” shall mean the election to participate and purchase Common Stock during an Offering Period on such form or forms as may be provided from time to time by the Committee (or its delegee) to establish payroll deductions as described in Section 6.1.
2.18 “Section 423” shall mean Section 423 of the Code, or any amendment thereto, or any replacement or successor statute of similar import.
2.19 “Securities Exchange Act of 1934” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor or replacement statute or regulation of similar import.
2.20 “Shares” shall mean shares of the Common Stock.
2.21 “Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code.
2.22 “Trading Day” shall mean any day on which the principal securities exchange, national market system or automated quotation system on which the Common Stock is listed, quoted or traded is open for trading, or, if the Common Stock is not then listed, quoted or traded on a securities exchange, national market system or automated quotation system, shall mean a business day as determined by the Committee (or its delegee) in good faith.

ARTICLE 3
Administration
3.1 Committee. The Plan shall be administered by the Committee, or if no Committee is appointed and serving as provided herein, by the full Board. The Committee shall consist of not less than two (2) nor more than five (5) persons, each of whom shall be a member of the Board and a “Non-Employee Director” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934), and none of whom shall be eligible to participate under the Plan. The Board may from time to time remove members from, or appoint members to, the Committee.
3.2 Power and Authority. The Committee shall have all power and authority necessary or desirable for the administration of the Plan. The express grant in the Plan of any power and authority to the Committee shall not be construed as limiting any power or authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority, in its discretion: (a) to determine the employees of the Company and its Subsidiaries who are eligible to participate in the Plan; (b) to determine the purchase price of the Common Stock being offered; and (c) to interpret the Plan, and (d) to prescribe, amend and rescind rules and regulations with respect thereto. The interpretation and construction by the Committee of any provision of the Plan over which it has discretionary authority shall be final and conclusive. The Committee and the Plan Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or a Subsidiary or of a third-party agent selected by the Committee or the Plan Administrator. All actions and policies of the Committee shall be consistent with the qualification of the Plan at all times as an employee stock purchase plan under Section 423 of the Code.
3.3 No Liability; Indemnification. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract or under a policy of insurance, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE 4
Employees Eligible To Participate
4.1 General Eligibility Standards. Any person, including any officer but not a person who is solely a director, who has been continuously employed by the Company or any Subsidiary for sixty (60) days prior to the applicable Grant Date for each Offering Period of the Plan shall be eligible to participate in such Offering Period under the Plan, provided the person remains employed by the Company or any Subsidiary on the Grant Date. Notwithstanding the preceding, a person must have worked an average of twenty (20) hours or more per week for the Company or any Subsidiary during the sixty (60) day period immediately prior to the Grant Date in order to participate in the Plan with respect to such Offering Period.
4.2 Certain Exclusions. Notwithstanding any provision of the Plan to the contrary, no person shall be eligible to participate in the Plan, or to subscribe for or purchase any Common Stock under the Plan if:
(a)
immediately after the subscription, the employee, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, would own stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary (as determined in accordance with the provisions of Section 423(b)(3) of the Code);

(b)
the subscription would provide the person rights to purchase shares under all employee stock purchase plans of the Company and any parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (or such other limit as may be imposed by the Code), determined at the time such right to subscribe accrues, in respect of any calendar year in which such right to subscribe is outstanding at any time;

(c)
the person provides services to the Company or any of its Subsidiaries as an independent contractor who is reclassified as a common law employee for any reason except for federal income and employment tax purposes;

(d)	the subscription is otherwise prohibited by law; or
(e)
the person’s employment is terminated for any reason prior to the time revocation or cancellation of participation in an Offering Period is prohibited under Section 6.2 (in which event such person no longer shall be an Eligible Employee and any previous subscription for Shares in such Offering Period shall be null and void).

ARTICLE 5
Offering Periods; Purchase Price; Number of Shares Offered
5.1 Offering Periods. During the term of the Plan, the Company will grant options to purchase Shares of Common Stock in each Offering Period to all Eligible Employees in that Offering Period. Unless otherwise specified by the Committee in advance of a particular Offering Period and unless the Plan is sooner terminated as provided in Section 8.4, there shall be thirty-nine (39) Offering Periods under the Plan beginning with the first Grant Date following the Effective Date of the Plan. Each Offering Period will be of approximately three (3) months duration and will begin on the Grant Date and will end on the following Purchase Date. The Committee has the power and authority to change the timing and duration of any Offering Period, including the Grant Date thereof, without stockholder approval, provided such decision is made at least thirty (30) days prior to the Grant Date of the first Offering Period to be affected thereunder and the Committee (or its delegee) notifies Eligible Employees promptly of such decision, and provided further that no Offering Period will be longer than twenty-seven (27) months.
5.2 Number of Shares Available for Purchase. Subject to the other terms and conditions of the Plan limiting the number of Shares which may be purchased hereunder, there shall be no limit on the aggregate number of Shares for which subscriptions may be made with respect to any particular Offering Period. The right of an Eligible Employee to subscribe for Shares in an Offering Period shall not accrue until the Grant Date of that Offering Period.
5.3 Purchase Price. Unless otherwise specified by the Committee at least thirty (30) days prior to the Grant Date of the Offering Period to which the alternative purchase price is to apply, the per Share purchase price applicable to an Offering Period shall be the lesser of (a) 85% of the Fair Market Value of the Common Stock on the Grant Date of the Offering Period or (b) 85% of the Fair Market Value of the Common Stock on the Purchase Date of the Offering Period. The Committee (or its delegee) shall notify Eligible Employees promptly of any decision to set the per Share purchase price on an alternative basis.
5.4 Number of Shares Offered to Eligible Employees.
(a)
Subscriptions shall be allowed for full Shares only. Any rights to subscribe for fractional shares of Common Stock shall be void and disregarded; and, any computation resulting in fractional shares shall be rounded down to the next lowest whole number of Shares.

(b)
Notwithstanding the provisions of Section 5.2 and Section 5.4(a) and subject to the provisions of Sections 4.2(b), 7.1 and 8.1, in any Offering Period, unless changed in writing by the Committee prior to the Grant Date for such Offering Period, the maximum number of Shares that an Eligible Employee shall be entitled to subscribe for during an Offering Period shall be equal to $6,250 divided by the Fair Market Value of a Share of Common Stock on the Grant Date of the Offering Period. No Eligible Employee shall be permitted to subscribe for fewer than ten (10) Shares.

(c)
Notwithstanding the provisions of Section 8.1, no stock adjustment referred to therein shall operate to change from ten (10) the minimum number of Shares required to be subscribed for by an Eligible Employee in any Offering Period.

(d)
If, with respect to any Offering Period, the aggregate Shares subscribed for by Eligible Employees computed in accordance with other provisions of the Plan exceed the number of Shares available for issuance under the Plan, the aggregate number of Shares covered by such subscriptions shall be reduced to such lower number of Shares as may be necessary to eliminate the over-subscription. Such reduction shall be effected in respect of the subscriptions of Eligible Employees participating in such Offering Period on a proportionate basis as equitably as possible; but, in no event shall such reduction result in a subscription for fewer than the minimum number of Shares or a subscription for fractional Shares. In the event of an over-subscription and cutback as provided in this Section 5.4(d), the Company shall refund any excess payments for subscribed Shares as soon as practicable after closing of the Offering Period.

ARTICLE 6
Participation and Payment
6.1 Election To Participate.
(a)
In order to participate and purchase Common Stock during an Offering Period, an Eligible Employee desiring to become a Participant for such Offering Period must, during the Offering Period immediately prior to the Offering Period for which the Eligible Employee intends to purchase Common Stock, submit an election on such form or forms as may be provided from time to time by the Committee (or its delegee) to establish payroll deductions pursuant to an amount or percentage which the Eligible Employee elects to have withheld each payroll period during the Offering Period. Such election must be submitted no later than the twentieth (20th) day of the last month of the Offering Period immediately prior to the Offering Period for which the Eligible Employee intends to purchase Common Stock or such other date established by the Committee (the “Enrollment Deadline”). The Committee (or its delegee) may establish minimum or maximum limits to the amount or percentage that can be elected to be withheld by an Eligible Employee pursuant to payroll deductions.

(b)
Once enrolled in the Plan, each Eligible Employee shall automatically participate in the immediately following Offering Period unless the Eligible Employee elects to terminate his or her participation in the Plan as set forth in Section 6.2 or unless Section 4.2 applies. Once enrolled in the Plan, an Eligible Employee may not during an Offering Period increase or decrease an existing payroll deduction election with respect to that Offering Period, except that the Eligible Employee may elect to terminate his or her participation in the Plan as set forth in Section 6.2.

(c)
All payroll deductions made by an Eligible Employee shall be credited to such Eligible Employee’s Account. An Eligible Employee may not make any additional cash payments into such Account unless the Committee in its discretion provides otherwise with respect to one or more Offering Periods, and any such additional cash payments shall be made only in accordance with rules established by the Committee and shall be applied on a uniform and non-discriminatory basis.

(d)
If the final purchase price with respect to any Offering Period is less than the amount tendered by the Eligible Employee, any balance remaining in the Eligible Employee’s Account shall be carried forward to the next Offering Period, unless the Eligible Employee elects to terminate his or her participation in the Plan as set forth in Section 6.2. Any balance remaining in the Account that is not carried forward to the next Offering Period in accordance with the immediately preceding sentence will be promptly refunded to the Eligible Employee as soon as practicable after the close of the Offering Period.

6.2 Revocation of Election. Except to the extent otherwise approved by the Committee (or its delegee) prior to the Offering Period and applicable to all Eligible Employees, any election to participate in an Offering Period may be revoked or cancelled by an Eligible Employee no later than seven (7) days prior to the Purchase Date for such Offering Period by submitting a revocation on such form or forms as may be provided from time to time by the Committee (or its delegee). Following the revocation deadline, an election to participate in an Offering Period is irrevocable by an Eligible Employee. Any such election, however, is subject to cancellation or reduction by the Company as provided elsewhere in the Plan. If an Eligible Employee submits a timely revocation with respect to an Offering Period, his or her participation in the Plan will terminate and payroll deductions will not resume at the beginning of the next Offering Period unless the Eligible Employee re-enrolls in the Plan in accordance with the provisions of Section 6.1.

6.3 No Interest. No interest shall be payable on the purchase price of the Shares subscribed for or on the funds returned to employees as a result of an over-subscription, an overpayment, or pursuant to Section 6.1 for early or late delivery.
6.4 Purchase of Shares. On the applicable Purchase Date for an Offering Period, except as provided in Section 5.4, each Participant’s election to purchase Common Stock for such Offering Period shall automatically and without any action on such Participant’s part be exercised on the Purchase Date to purchase, at the applicable per Share purchase price established under Section 5.3, the maximum number of whole shares of Common Stock that can be purchased with the amount in the Participant’s Account. Any balance less than the applicable per Share purchase price established under Section 5.3 that remains in the Participant’s Account after the purchase on the Purchase Date shall be carried forward to the next Offering Period, unless the Participant elects to terminate his or her participation in the Plan as set forth in Section 6.2. Any balance remaining in the Account that is not carried forward to the next Offering Period in accordance with the immediately preceding sentence will be promptly refunded to the Eligible Employee as soon as practicable after closing of the Offering Period.
6.5 Delivery of Certificates Representing Shares.
(a)
As soon as practicable after the Purchase Date for each Offering Period, the Company shall cause the share purchase record to reflect the Common Stock purchased on the Purchase Date by the Participant, which shall be recorded in the name of each Participant. As soon as practicable following the purchase, the Shares purchased with respect to a Participant shall be credited to an account in the name of the Participant that is held by the Plan Administrator (the “ESPP Account”).

(b)
At the Participant’s request, certificate(s) representing shares of Common Stock to be delivered to a Participant under the Plan will be issued and registered in the name of the Participant, or if the Participant so directs, by written notice on such form or forms as may be provided from time to time by the Committee (or its delegee) no later than seven (7) days prior to the Purchase Date for such Offering Period, and to the extent permitted by applicable law, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship.

6.6 Rights as Stockholder. With respect to shares of Common Stock subject to a right granted under the Plan, no Eligible Employee participating in the Plan shall have any right as a stockholder until after the completion of the Offering Period in which he or she participated and the date on which he or she becomes a record owner of the Shares purchased under the Plan (the “Record Ownership Date”). No adjustment shall be made for dividends or other rights for which the record date is prior to the Record Ownership Date.
6.7 Termination of Employment. An Eligible Employee whose employment is terminated for any reason (including but not limited to termination because of death, retirement or disability) shall have no right to participate in the Plan after termination. However, the termination shall not affect any election to participate in the Plan that is made prior to such termination in accordance with the provisions of Section 6.1 and as to which, at the time of such termination, the Eligible Employee’s right to withdraw from or cancel his or her purchase of Common Stock in the Offering Period is no longer permitted under Section 6.2.
6.8 Rights Not Transferable. The right of an Eligible Employee to participate in the Plan shall not be transferable, and, except upon an Eligible Employee’s death during an Offering Period following the revocation deadline provided in Section 6.2, no right of an Eligible Employee under the Plan may be exercised after his or her death, by the personal representative of his or her estate or anyone else, or during his or her lifetime by any person other than the Eligible Employee.
6.9 Dividend Reinvestment.
(a)
Each ESPP Account shall be established with the following default dividend policy. Cash dividends, if any, paid with respect to the Common Stock held in each ESPP Account under the Plan shall be automatically reinvested in Common Stock, unless the Participant elects, on such forms as may be provided from time to time by the Committee (or its delegee), to receive such cash dividends via check, direct deposit or other payment method approved by the Committee (or its delegee) from time to time, provided that the Committee (or its delegee) may change the procedure for delivery of cash dividends at any time on a uniform and non-discriminatory basis. Unless the Committee determines otherwise, the Plan Administrator shall arrange for the reinvestment of dividends on the open market as soon as the Plan Administrator receives the cash dividends. Unless the Committee determines otherwise, the Company will pay any expenses associated with reinvesting dividends.
(b)
The Committee shall have the right at any time or from time to time upon written notice to the Plan Administrator to change the default dividend reinvestment policy for ESPP Accounts established under the Plan.

ARTICLE 7
Payroll Deductions
7.1 Election of Payroll Deduction. Each Eligible Employee may elect to have a portion of his or her Compensation deducted from each paycheck (or, if the Committee so permits, from only the first paycheck in each month), which amounts shall not exceed in the aggregate Twenty-Five Thousand Dollars ($25,000.00) in any calendar year or such lower amount established by the Committee. Elections to begin, change or terminate payroll deductions may be made on such forms as may be provided from time to time by the Committee (or its delegee) and in accordance with rules established by the Committee, which rules may include, among other things, limitations on the number of times changes are permitted and when changes are permitted and effective. A change shall be effective no earlier than the first full payroll period of the Offering Period that begins following receipt of the new form by the Committee (or its delegee). The Committee may, however, on a uniform and non-discriminatory basis delay the effective date of any change if it determines that such a delay is either necessary or appropriate for the proper administration of the Plan.
7.2 Maintenance of Accounts. A separate Account shall be maintained for each Eligible Employee who has amounts withheld from his or her Compensation under this Article 7. The maintenance of separate Accounts shall not require the segregation of any assets from any other assets held under this Article 7. The Accounts shall not bear interest. Each Account shall be adjusted from time to time to reflect the amounts withheld from the Compensation of the Eligible Employee to whom the Account relates, the amounts withdrawn by such Eligible Employee for purchases of Common Stock under the Plan, and for other amounts withdrawn by such Eligible Employee from the Account.
7.3 Withdrawals. At any time that a person is no longer an employee (including by reason of death) or an Eligible Employee other than following the revocation deadline provided in Section 6.2, or at such time that an Eligible Employee elects to terminate his or her participation in the Plan as set forth in Section 6.2, the balance in such person’s Account shall be promptly paid to such person or his or her legal representative as soon as practicable. In addition, the Committee may also permit the complete withdrawal of the amounts in an Account under such uniform and non-discriminatory conditions as it may impose from to time to time (including, without limitation, not permitting the Eligible Employee making such withdrawal from again electing payroll deductions for a specified period of time). Except as otherwise provided in Article 6 and this Section 7.3, an Eligible Employee shall not withdraw any amount from his Account, in whole or in part.
ARTICLE 8
Miscellaneous
8.1 Stock Adjustments.
(a)
In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split or other division or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, and the number of shares of Common Stock and the purchase price per share of Common Stock then subject to subscription by Eligible Employees, in each case shall be proportionately and appropriately adjusted for any such increase or decrease.

(b)
Subject to any required action by the stockholders, if any change occurs in the shares of Common Stock by reason of any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the shares of Common

Stock, then, in any such event, the number and type of shares that remain available under the Plan and the number and type of shares then subject to subscription by Eligible Employees, and the purchase price thereof, in each case shall be proportionately and appropriately adjusted for any such change.
(c)
In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be shares of Common Stock within the meaning of the Plan.

(d)
To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by, and in the discretion of, the Committee, whose determination in that respect shall be final, binding and conclusive.

(e)
Except as hereinabove expressly provided in this Section 8.1, an Eligible Employee shall have no rights by reason of any division or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation, or spin-off of assets or stock of another corporation; and any issuance by the Company of shares of stock of any class, securities convertible into shares of stock of any class, or warrants or options for shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any subscription.

(f)
The existence of the Plan, and any subscription for Shares hereunder, shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.

8.2 Necessity for Delay. If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares covered by the Plan upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Plan or the offering, issue or purchase of Shares thereunder, the Plan shall not be effective as to later offerings unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section 8.2 become operative and if, as a result thereof, an Offering Period is missed in whole or in part, then and in that event, the missed portion of the Offering Period shall be passed and the term of the Plan shall not be affected. Notwithstanding the foregoing or any other provision in the Plan, the Company shall have no obligation under the Plan to cause any Shares to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.
8.3 Term of Plan. The Plan, unless sooner terminated as provided in Section 8.4, shall commence upon the Effective Date, and no purchases or payroll deductions shall occur following, and the Plan shall terminate upon, the conclusion of the Offering Period commencing on or closest to February 1, 2031, provided, however, that, notwithstanding such termination, for a period of up to thirty (30) days after the conclusion of the last Offering Period, the Committee (or its delegee) shall be authorized to take any administrative action the Committee (or its delegee) determines is necessary or appropriate in connection with the termination of the Plan and such action or actions shall be deemed to be authorized under the Plan.
8.4 Amendment of the Plan; Termination.
(a)
The Board shall have the right to amend or terminate the Plan at any time without notice, provided that no Eligible Employee’s existing rights are materially adversely affected thereby without the consent of the Eligible Employee. Any such amendment may be made without approval of the stockholders of the Company except to the extent such stockholder approval is required by applicable law (including under Section 423 of the Code and Section 16 of the Exchange Act), regulation or listing standard of any national securities exchange, national market system or automated quotation system on which the Common Stock is then listed, quoted or traded, or under any other applicable laws, rules or regulations. The foregoing prohibitions shall not be affected by adjustments in Shares and purchase price made in accordance with the provisions of Section 8.1. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Employees with the benefits available under Section 423 of the Code relating to employee stock purchase plans or to bring the Plan or rights granted under the Plan into compliance therewith.
(b)
The Committee shall have the right to amend, but not to terminate, the Plan at any time without notice, provided that no Eligible Employee’s existing rights are materially adversely affected by such amendment without the consent of the Eligible Employee, and provided further that such amendment would not require approval of the stockholders of the Company. To the extent an amendment would require approval of the stockholders of the Company, the Committee shall have the right to recommend such amendment to the Board for approval by the Board. It is expressly contemplated that the Committee may amend the Plan in any respect the Committee deems necessary or advisable to provide Eligible Employees with the benefits available under Section 423 of the Code relating to employee stock purchase plans or to bring the Plan or rights granted under the Plan into compliance therewith.

8.5 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the Plan will be used for general corporate purposes.
8.6 No Obligation to Participate. The offering of Shares under the Plan shall impose no obligation upon any Eligible Employee to participate in the Plan and to subscribe to purchase any such Shares.
8.7 No Implied Rights to Employees. The existence of the Plan, and the offering of Shares under the Plan, shall in no way give any employee the right to continued employment, give any employee the right to receive any Common Stock or any additional Common Stock under the Plan, or otherwise provide any employee any rights other than those specifically set forth in the Plan.
8.8 Withholding. Whenever (1) the Company proposes or is required to issue, transfer or approve the transfer or Shares issued under the Plan or (2) if a Participant previously receiving Shares under the Plan makes any disposition of such Shares prior to the expiration of the holding periods required under Section 423(a)(1) of the Code, and such Participant is then employed by the Company, then in either event, the Company shall have the right, but shall not be obligated, to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability. Pending receipt of such payment, the Company may delay the delivery of any certificate or certificates for such Shares or may deduct the required amount from amounts otherwise due and payable to the Participant by the Company. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability.
8.9 Participants’ Personal Tax Responsibilities. Each Participant shall be personally responsible to pay or make adequate provision to pay any individual foreign, federal, state or local tax obligations which may arise as a result of his or her acquisition or disposition of Shares.
8.10 Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Shares and, if applicable, funds from the Participant’s Account in the event of the Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by written notice in the form prescribed by the Committee (or its delegee). In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or if an entity, is otherwise in existence) at the time of the Participant’s death, the Company shall deliver such Shares and funds to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Committee), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may determine.
8.11 Choice of Law. All questions concerning the construction, validity and interpretation of the Plan shall be governed by the substantive laws of the State of Florida (but any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).
8.12 Electronic Transmissions and Records. Subject to limitations under applicable law, the Committee, the Plan Administrator and any delegee of the Committee or the Plan Administrator is authorized in its discretion to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Eligible Employees and Participants by electronic or similar means, including, without limitation, transmissions through

e-mail or specialized software, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time on a uniform and non-discriminatory basis, and all such communications will be deemed to be “written” for purposes of the Plan.
8.13 Effective Date of Plan; Stockholder Approval. The Plan shall become effective June 24, 2021, with such date being the “Effective Date” of the Plan; provided that (1) the Plan is approved by the stockholders of the Company within 12 months after its adoption by the Board and (2) no Purchase Documents may be tendered and no Shares may be purchased under the Plan prior to such approval by the Company’s stockholders.

CHICO'S F.A.S. INC

chico's WHBM SOMA

*CHICO'S FAS, INC.*
*ATTN: DEIDRE RICHARDSON*
*11215 METRO PARKWAY*
*FORT MYERS, FL 33966-1206*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 23, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 16, 2021 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/CHS2021**

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 23, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 16, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48209-P54102

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**CHICO'S FAS, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Bonnie R. Brooks | ☐ | ☐ | ☐ |
| 1b. Janice L. Fields | ☐ | ☐ | ☐ |
| 1c. Deborah L. Kerr | ☐ | ☐ | ☐ |
| 1d. Molly Langenstein | ☐ | ☐ | ☐ |
| 1e. John J. Mahoney | ☐ | ☐ | ☐ |
| 1f. Kevin Mansell | ☐ | ☐ | ☐ |
| 1g. Kim Roy | ☐ | ☐ | ☐ |
| 1h. David F. Walker | ☐ | ☐ | ☐ |
| 1i. Stephen E. Watson | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposals 2, 3 and 4.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Proposal to approve an advisory resolution approving the compensation of our named executive officers. | ☐ | ☐ | ☐ |
| 3. Proposal to approve the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan. | ☐ | ☐ | ☐ |
| 4. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending January 29, 2022 (fiscal 2021). | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D48210-P54102

**CHICO'S FAS, INC.**
**Annual Meeting of Shareholders**
**June 24, 2021 9:00 A.M., Eastern Time**
**This proxy is solicited by the Board of Directors.**

The undersigned, a shareholder of CHICO'S FAS, INC. (the "Company"), hereby appoints Molly Langenstein, David M. Oliver and Deidre Richardson, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held via the Internet at www.virtualshareholdermeeting.com/CHS2021 at 9:00 A.M., Eastern Time, on June 24, 2021 and at any adjournments or postponements thereof (the "Annual Meeting"), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated May 7, 2021 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein and in the best judgment of the named proxies after consultation with the Board of Directors, or, if no recommendation is given, in their own discretion for other matters that may properly be presented for action at the Annual Meeting.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees for director listed on this proxy, FOR the advisory resolution approving the compensation of our named executive officers, FOR approval of the Chico's FAS, Inc. 2021 Employee Stock Purchase Plan, FOR ratification of the appointment of Ernst & Young LLP as the Company's independent certified public accountants and in the best judgment of the named proxies after consultation with the Board of Directors, or, if no recommendation is given, in their own discretion for other matters that may properly be presented for action at the Annual Meeting.**

**Continued and to be marked, dated and signed on reverse side**